As filed with the the U.S. Securities and Exchange Commission on December 8, 2025.

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LYC HEALTHCARE (CAYMAN) LTD

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	8011	Not Applicable
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

435 Orchard Road

#21-05

Wisma Atria

Singapore 238877

+65 6962 2517

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Schlueter & Associates, P.C.

5655 South Yosemite Street, Suite 350

Greenwood Village, CO 80111

(303) 292-3883

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Henry F. Schlueter, Esq. Celia Velletri, Esq. Schlueter & Associates, P.C. 5655 South Yosemite Street, Suite 350 Greenwood Village, CO 80111 Telephone: :(303) 292-3883	Laura Hemmann, Esq. 100 Corporate Drive, Unit 302 Lebanon, NJ 08833 Telephone: (835) 222-4854

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED December 8, 2025

PROSPECTUS

LYC HEALTHCARE (CAYMAN) LTD

3,000,000 Class A Ordinary Shares

This is the initial public offering of Class A ordinary shares, par value US$0.0005 per share (“Class A Shares”), of LYC HEALTHCARE (CAYMAN) LTD, a Cayman Islands exempted company. Throughout this prospectus, unless the context indicates otherwise, references to “LYC” refers to LYC HEALTHCARE (CAYMAN) LTD, a holding company, and references to “we”, the “Company” or “our company” are to LYC and/or its combined subsidiaries.

We anticipate that the initial public offering price of the Class A Shares to be between US$4.00 and US$6.00 per Ordinary Share.

Prior to this offering, there has been no public market for our Class A Shares. We have applied to have our Class A Shares listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “[●]”. At this time, Nasdaq has not yet approved our application to list our Class A Shares There can be no assurance our application for listing will be approved by Nasdaq. If our application is not approved, we will not proceed with this offering.

We are authorized to issue 100,000,000 ordinary shares of nominal or par value US$0.0005 each (the “Ordinary Shares”), divided into 70,000,000 Class A ordinary shares of nominal or par value $0.0005 each, and 30,000,000 Class B ordinary shares of nominal or par value $0.0005 each (the “Class B Shares”). As of the date of this prospectus, there are 22,582,001 Class A Shares and 5,418,000 Class B Shares issued and outstanding. Each Class A Share is entitled to one (1) vote, and each Class B Share is entitled to ten (10) votes. Also, each Class B Share is convertible into one Class A Share at the option of the holder of the Class B Share, but each Class A Share is not convertible into a Class B Share.

We are a holding company incorporated in the Cayman Islands and conduct all our operations through our subsidiaries in Singapore. The Class A Shares offered in this offering are shares of the holding company that is incorporated in the Cayman Islands. Investors of our Class A Shares should be aware that the Class A Shares do not represent or constitute equity interests in our subsidiaries.

Upon completion of this offering, our issued and outstanding shares will consist of 25,582,001 Class A Shares and 5,418,000 Class B Shares assuming the underwriters do not exercise their over-allotment option to purchase additional Class A Shares. We will be a controlled company as defined under Nasdaq Stock Market Rules because, immediately after the completion of this offering, LYC Medicare Sdn Bhd, our controlling shareholder, will own approximately 49% of our total issued and outstanding Class A Shares, and 100% of our total issued and outstanding Class B Shares, representing approximately 84% of the total voting power of our capital stock. For further information, see “Principal Shareholders” and “Prospectus Summary—Implications of Being a Controlled Company.”

After this offering, LYC Medicare Sdn Bhd will control shares representing more than 50% of the total voting power of our issued shares. As a result, this concentrated control may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our memorandum and articles of association, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval. In addition, this may have anti-takeover effects and may prevent or discourage unsolicited acquisition proposals or offers for our share capital that you may feel are in your best interest as one of our shareholders.

Further issuances of Class B Shares may be dilutive to holders of our Class A Shares (“Class A Shareholders”). It could have the effect of increasing the overall voting power of holders of Class B Shares (“Class B Shareholders”) relative to Class A Shareholders, diluting, and diminishing the influence and control of Class A Shareholders over our company’s affairs.

We are an “emerging growth company” and a “foreign private issuer” under applicable U.S. federal securities laws and, as such, are eligible for reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. See “Prospectus Summary – Implications of Being an Emerging Growth Company” and “Prospectus Summary – Implications of Being a Foreign Private Issuer”.

Investing in our Class A Shares is highly speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 15, for factors you should consider before investing in our Class A Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share		Total
Initial public offering price(1)	US$	5.00	US$	15,000,000
Underwriting discounts and commissions(2)	US$	0.35	US$	1,050,000
Proceeds, before expenses, to us(3)	US$	4.65	US$	13,950,000

(1) Assuming an initial public offering price of US$5.00, being the midpoint of the initial public offering price range.

(2) We have agreed to provide AC Sunshine Securities LLC (the “Representative”), the representative on behalf of the underwriters, a gross discount equal to 7% of the public offering price on each Class A Share sold in this offering. We have also granted the underwriters an option, exercisable from time to time in whole or in part, to purchase up to 450,000 additional Class A Shares from us at the initial public offering price, less underwriting discounts, and commissions, within 45 days after the closing of this offering, solely to cover over-allotments, if any. If the underwriters exercise the option in full, the total proceeds to us, before expenses and after deducting underwriting discounts and commissions, assuming an initial public offering price of US$5.00, being the midpoint of the initial public offering price range, will be US$16,042,500. We have also agreed to issue to the underwriter, at the closing of the offering warrants in an amount equal to 7% of the aggregate number of Ordinary Shares sold in this offering and exercisable during the five-year period commencing six months from the effective date of the offering at a price equal 120% of the public offering price. None of the Ordinary Shares underlying the underwriter’s warrants are being registered in this offering. See “Underwriting” starting on page 108 of this prospectus for more information regarding our arrangements with the underwriters.

(3) The amount of offering proceeds to us presented in this table does not give effect to the exercise of the over-allotment option issued to the underwriters.

The underwriters expect to deliver the Class A Shares to investors on or about [●] [●], 2025.

The date of this prospectus is [●] [●], 2025.

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ABOUT THIS PROSPECTUS

Neither we, nor any of the underwriters have authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or in any related free writing prospectus. Neither we, nor the underwriters take responsibility for, or provide any assurance about the reliability of, any information that you may receive from other parties. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not assume that the information contained in the registration statement of which this prospectus is a part is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the Class A Shares being registered in the registration statement of which this prospectus forms a part.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Certain amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, amounts, percentages and other figures shown as totals in certain tables or charts may not be the arithmetic aggregation of those that precede them and amounts, and figures expressed as percentages in the text may not total 100% or, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

For investors outside the United States: Neither we, nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A Shares and the distribution of this prospectus outside the United States.

Until [●][●], 2025 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade Class A Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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MARKET, INDUSTRY, AND CERTAIN STATISTICAL DATA

Certain market data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, reports of governmental and international agencies and industry publications and surveys including Independent Market Research report prepared for the Company by the Converging Knowledge Report, a third-party global research organization, commissioned by our Company. Industry publications and third-party research, surveys and reports generally indicate that their information has been obtained from sources believed to be reliable. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to our current expectations and views of future events. These forward-looking statements are contained principally in the sections entitled “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Industry Overview”, and “Business”. These statements relate to events that involve known and unknown risks, uncertainties, and other factors, including those listed under “Risk Factors”, which may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “believe”, “plan”, “expect”, “intend”, “should”, “seek”, “estimate”, “will”, “aim”, and “anticipate”, or other similar expressions, but these are not the exclusive means of identifying such statements. All statements other than statements of historical facts included in this document, including those regarding future financial position and results, business strategy, plans and objectives of management for future operations (including development plans and dividends) and statements on future industry growth are forward-looking statements. In addition, we and our representatives may, from time to time, make other oral or written statements which are forward-looking statements, including in our periodic reports that we will file with the United States Securities and Exchange Commission (the “SEC”), other information sent to our shareholders and other written materials.

These forward-looking statements are subject to risks, uncertainties, and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, regional, national, international, or global political, economic, business, competitive, market and regulatory conditions, the risk factors set forth in “Risk Factors” including but not limited to the following:

●	our business strategies, operating plans, and business prospects;
●	our capital commitment plans and funding requirements and the availability of financing and capital to fund these needs;
●	our ability to effectuate and manage our planned business expansion;
●	the regulatory and political environment in the jurisdictions in which our we operate;
●	competition in the medical industry in which we operate;
●	our ability to attract patients and maintain patient loyalty;
●	our ability to retain senior management team members and recruit qualified and experienced new team members;
●	breaches of laws or regulations in the operation and management of our current and future businesses and assets;
●	the overall global economic and general market conditions;
●	our ability to execute our strategies;
●	our ability to maintain our competitiveness and operational efficiency;
●	our ability to anticipate and respond to changes in the medical industry and in patient demands, trends, and preferences;
●	the loss of key personnel and the inability to replace such personnel on a timely basis or on terms acceptable to us;
●	exchange rate fluctuations, including fluctuations in the exchange rates of currencies that are used in our business;
●	changes in interest rates or rates of inflation; and
●	legal, regulatory, and other proceedings arising out of our operations.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The market for building envelope solutions may not grow at the rate projected by such market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Class A Shares. Furthermore, if any of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

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ENFORCEABILITY OF CIVIL LIABILITIES

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability and our affairs are governed by our Memorandum and Articles of Association and the Companies Act, and the common law of the Cayman Islands.

All of our assets are located outside the United States. In addition, all of our directors and executive officers are nationals or residents of Singapore, or Malaysia and none are residents of the United States, and all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Schlueter & Associates, P.C. 5655 South Yosemite Street, Suite 350, Greenwood Village, CO 80111 as our agent to receive service of process with respect to any action brought against us in the United States in connection with this offering under the federal securities laws of the United States of America or of any state of the United States of America.

Cayman Islands

Harney Westwood & Riegels Singapore LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of the U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the U.S. federal securities laws or the securities laws of any state or other territory of the United States of America; or (ii) entertain original actions brought in the Cayman Islands against us or our directors or executive officers that are predicated upon the U.S. securities laws or the securities laws of any U.S. state.

We have been advised by Harney Westwood & Riegels Singapore LLP that, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the U.S. (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment a final and conclusive judgment in personam obtained in the federal or state courts of the U.S. against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from U.S. courts under the civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Singapore

There is uncertainty as to whether judgments of courts in the United States based upon the civil liability provisions of the securities laws of the United States or any state or territory of the United States will be recognized or enforced by the Singapore courts, and there is doubt as to whether the Singapore courts will enter judgments in original actions brought in the Singapore courts based solely on the civil liability provisions of these securities laws. An in personam final and conclusive judgment in the federal or state courts of the United States under which a fixed or ascertainable sum of money is payable may generally be enforced as a debt in the Singapore courts under the common law as long as it is established that the Singapore courts have jurisdiction over the judgment debtor. However, the Singapore courts are unlikely to enforce a foreign judgment if (a) the foreign judgment is inconsistent with a prior local judgment that is binding on the same parties; (b) the enforcement of the foreign judgment would contravene the public policy of Singapore; (c) the proceedings in which the foreign judgment was obtained were contrary to principles of natural justice; (d) the foreign judgment was obtained by fraud; or (e) the enforcement of the foreign judgment amounts to the direct or indirect enforcement of a foreign penal, revenue or other public law.

In particular, the Singapore courts may potentially not allow the enforcement of any foreign judgment for a sum payable in respect of taxes, fines, penalties, or other similar charges, including the judgments of courts in the United States based upon the civil liability provisions of the securities laws of the United States or any state or territory of the United States. In respect of civil liability provisions of the United States federal and state securities law which permit punitive damages against us and our directors or executive officers, we are unaware of any decision by the Singapore courts which has considered the specific issue of whether a judgment of a United States court based on such civil liability provisions of the securities laws of the United States, or any state or territory of the United States is enforceable in Singapore.

There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore.

In making a determination as to enforceability of a foreign judgment, the Singapore courts need to be satisfied that the foreign judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, a foreign judgment would be enforceable in Singapore unless procured by fraud, or if the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or if the enforcement thereof would be contrary to the public policy of Singapore, or if the judgment would conflict with earlier judgments from Singapore or earlier foreign judgments recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our Directors and officers. The Singapore courts do not allow the enforcement of foreign judgments which amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States awarding such punitive damages would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such determination has yet to be conclusively made by a Singapore court in a reported decision.

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DEFINITIONS

“Articles of Association” means the Amended and Restated Articles of Association of our Company, adopted on and effective as of December 30, 2024, and as further supplemented, amended, or otherwise modified from time to time.

“CAGR” means compound annual growth rate.

“Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“LYC (Cayman)” means LYC HEALTHCARE (CAYMAN) LTD, an exempted company incorporated in the Cayman Islands with limited liability under the Companies Act on October 18, 2024.

“Controlling Shareholder” means LYC Medicare Sdn Bhd, a company incorporated under the laws of Malaysia and its executive officers.

“COVID-19” means the Coronavirus Disease 2019.

“Group” means LYC HEALTHCARE (CAYMAN) LTD, LYC Medicare International Pte Ltd., and its subsidiaries HCOS, and T&T.

“HCOS” means HC Orthopaedic Surgery Pte. Ltd. a private company limited by shares incorporated under the laws of the Republic of Singapore on September 8, 2017.

“LYC Medicare” means LYC Medicare International Pte Ltd a private company limited by shares incorporated under the laws of the Republic of Singapore on August 13, 2024.

“Memorandum” or “Memorandum of Association” means the Amended and Restated Memorandum of Association of our Company adopted on and effective as of December 30, 2024, and as further supplemented, amended, or otherwise modified from time to time.

“MOH” means the Ministry of Health of Singapore

“T&T” means T&T Medical Group Pte. Ltd. a private company limited by shares incorporated under the laws of the Republic of Singapore on April 12, 1989.

“$”, “US$”, or “US dollars” refers to the legal currency of the United States.

TECHNICAL TERMS

To facilitate a better understanding of the business of our Group, the following glossary contains an explanation and description of certain technical terms and abbreviations commonly used in our industry and used in this prospectus. The terms and their assigned meanings may not correspond to standard industry or common meaning or usage of these terms and should not be treated as definitive.

“acetabular”	Relating to the socket of the hip joint in the pelvic bone (the acetabulum)
“antioxidants”	A substance that protects cells from the damage caused by free radicals
“arthritis”	Inflammation of the joints in the musculoskeletal system, resulting in pain, stiffness and/or deformity
“arthroscope”	A surgical instrument that is inserted into the joint through a small incision (keyhole surgery)
“arthroscopic capsular release”	Keyhole surgery that involves the release of the tight, constricted capsule of the shoulder resulting from adhesive capsulitis (frozen shoulder)
“Biolox®”	An advanced type of ceramic material used in total hip joint replacement surgeries

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“bone mineral density” or “BMD”	A measurement of the bone strength
“bone spur”	A bony outgrowth from an arthritic joint, which can cause mechanical blockade of movement physical constrictions of the nerves in the spine
“Computer Tomography” or “CT”	An imaging procedure that uses special x-ray equipment to create detailed cross-sectional images of the various organs inside the body
“DEXA”	A measurement of the bone density
“diabetes”	Diabetes is a chronic, metabolic disease characterized by elevated levels of blood glucose (or blood sugar), which leads over time to serious damage to the heart, blood vessels, eyes, kidneys, and nerves
“electrolytes”	Minerals in the blood and other body fluids that carry an electric charge, which control the various vital activities in the body, such as heart rhythm and conduction, brain functions, muscle functions, etc.
“endoscopic”	A type of minimally surgical technique performed using a small camera (with light at the tip), which enables the surgeon to perform certain procedures without making big incisions, thereby allowing for shorter recover times and less pain and discomfort
“femoral”	Relating to the femur, the long bone in the thigh
“GMP”	Good Manufacturing Practice
“hyaluronic acid”	The natural occurring lubricant that is found in all the joints in the musculoskeletal system
“hypertension”

Also known as high blood pressure, is a condition in which the blood vessels have persistently raised pressure. The higher the pressure, the harder the heart has to pump. It is a serious medical condition and can increase the risk of heart, brain, kidney, and other diseases. It is a major cause of premature death worldwide if left untreated.

“keyhole surgery”	A surgical technique that allows the surgeon to perform a procedure inside the body through a small incision in the skin, thereby allowing for shorter recovery times and less pain and discomfort.
“ligament”	A short band of tough, flexible fibrous connective tissue which connects two bones. It holds together a joint that allows stable movement without any pain or instability
“MAKOplasty”	A special semi-automatic robotic arm procedure designed for partial knee replacement, total knee replacement and total hip replacement. It improves the precision, safety, and outcome for the patient
“meniscus”	A thin fibrous cartilage C-shaped structure found in the knee which acts as a shock absorber between the shinbone and thighbone
“MRI”	Magnetic resonance imaging, an advanced imaging technique that allows the doctors to visualize and diagnose various problems and ailments of different parts of the body or internal organs
“orthopaedic”	A branch of medicine that focuses on the diagnosis, correction, prevention, and treatment of patients with disorders of the musculoskeletal system comprising the bones, joints, muscles, ligaments, tendons, nerves, and skin.
“osteoarthritis”	Degeneration of joint cartilage and the underlying bone, causing pain, swelling, stiffness and/or deformity of the affected joints, most common from middle age onward.
“osteoporosis”	A condition that results in a decrease of bone mineral density, resulting in extreme fragility of the bones with an increased risk of fractures (broken bones)
“OXINIUM™”	An advanced material used for hip and knee replacement, it is a metal alloy material with the surface transformed to ceramic using a patented process, which has proven to be a superior metal for use in hip and knee implants due to its reduced friction and increased resistance to scratching and abrasion.
“paramedical”	Relating to services and professions which supplement and support medical work and patient care but not rendered by doctors or nurses.
“patient-specific instrumentation” or “PSI”	A modern technique in total knee replacement/ partial knee replacement surgeries which deploys 3D printing of the instruments which is tailor made for the particular patient that is undergoing total or partial knee replacement surgery. It involves a pre-operative CT/ MRI scan of the patient’s knee and 3D mapping/ planning by the surgeon. It aims to facilitate the implant of the prosthesis with greater accuracy and precision, hence improving the surgical outcome for the patient
“physiotherapy”	The treatment of disease, injury, or disability by physical methods such as massage, heat treatment, and exercises. It helps to restore movement and function and is an integral part of the management of various musculoskeletal conditions and post operative rehabilitation (orthopaedic surgeries)

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“pinless computer navigation	An advanced computer assisted surgical technique that allows the surgeons to perform total knee replacement surgeries without inserting extra surgical pins in the thigh bone and shin bone, hence reducing pain, discomfort, and potential complications of the surgical pins
“platelet-rich plasma (PRP) injection”	An injection of a concentration of a patient’s own platelets – cells which are involved in the clotting of blood following injuries. It has been proven to accelerate the healing of injured tendons, ligaments, muscles, and other soft tissues.
“pneumonia”	A form of severe acute respiratory infection that affects the lungs. The lungs are made up of small sacs called alveoli, which fill with air when a healthy person breathes. When an individual has pneumonia, the alveoli are filled with pus and fluid, which makes breathing difficult and limits oxygen intake. It is one of the leading causes of death globally.
“prebiotics”	A non-digestible food ingredient that promotes the growth of beneficial microorganisms in the intestines
“prolapsed intervertebral discs” or “slipped discs” or “herniated discs” or “bulging discs”	They are the tough elastic discs that are interposed between adjoining vertebrae bones in the spine, to transmit the loads and provide cushioning during our daily activities. Each disc consists of an outer fibrous ring (annulus fibrosus) enclosing an inner soft gelatinous material (nucleus proposus) A prolapsed (herniated or slipped) disc occurs when the outer fibers (annulus fibrosus) of the intervertebral disc are injured, and the soft gelatinous material (nucleus pulposus) ruptures out of its enclosed space. Depending on the severity of the herniation and location of the herniated materials, it can cause compression to the nerves/ spinal cord, resulting in severe pain/ numbness/ weakness and even partial paralysis with loss of control of the bladder and bowel.
“prosthesis”	An artificial device to replace or augment a missing or impaired part of the body
“radiofrequency ablation”

A treatment involving the use of heat generated by radiofrequency to destroy certain tissue. The setting will be adjusted accordingly for different procedures. For pain management, radio waves are sent through a precisely placed needle to heat an area of the nerve. This prevents pain signals from being sent back to your brain

“rotator cuff”	The group of four (4) muscles that control rotation and movement of the arm bone (humerus) in the shoulder joint.
“splinting”	The application of a rigid protection material externally that renders displaced body parts or damaged joints immovable/ protected
“sprain”	Twisting injury of a joint, with potential injury of its ligaments surrounding muscles.
“synovial fluid” or “joint fluid”	A thick, natural lubricant liquid produced by our joints that reduces the friction and cushions the impact when we move our joints
“TCM”	Traditional Chinese Medicine
“traction therapy”	A therapeutic method to relieve pain by applying a constant and controlled pulling force to an injured body part – aiming to stretch/ realign the spine, to reduce a dislocated joint or a displaced bone fracture.
“tumor”	An abnormal mass of tissue that forms when cells grow and divide more than they should or when the cells no longer follow the natural turnover process. Tumors may be benign (not cancer) or malignant (cancer). Benign tumors may grow large but do not spread into, or invade, nearby tissues or other parts of the body.
“ultrasound”	Sound waves of a frequency greater than 20,000 hertz, it can be utilized in either diagnostic or therapeutic purposes. It does not involve any radiation and is completely harmless to the human body.
“visco-supplementation”	The injection of manufactured preparations of hyaluronic acid, a high-molecular-weight polysaccharide that is a major component of naturally occurring synovial fluid, to relieve pain and improve function of an arthritic joint.

Other terms are defined in this prospectus.

Company information provided herein is as of the date of this Prospectus unless otherwise indicated.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections and our combined financial statements and notes to those statements, included elsewhere in this prospectus, before deciding to invest in our Class A Shares. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a multidisciplinary specialist healthcare group with operations in Singapore providing an integrated and holistic suite of medical services covering medical and specialist care and treatment. Our core medical competencies and focus lie in the fields of orthopaedic surgery, sports injuries, fracture treatment, degenerative spine conditions, chronic degenerative joint diseases, pain management, metabolic diseases, osteoporosis treatment, health screenings and advanced medical imaging services, including X-ray imaging, bone mineral density scans, body composition scans, ultrasound scans, MRI and CT scans, as well as, medical consultations, physiotherapy and the provision of other related paramedical products and services.

We aim to be a one-stop integrated medical services provider in the field of musculoskeletal-related medical care, with the capability of providing services across the entire medical care life cycle for patients through our two operating subsidiaries:

●	T&T Medical Group Pte. Ltd. (“T&T”) - a family clinic, radiology, osteoporosis, and physiotherapy center focusing on degenerative joint diseases, spine, and pain management, and metabolic diseases such as diabetes, hypertension, and high cholesterol. The clinic also operates a state-of-the-art imaging center equipped with advanced Siemens Magnetron Alotea and Somatom Force machines, enabling high-quality CT and MRI scans to support accurate and timely diagnoses. T&T provides services from its clinic in Novotel Singapore on Kitchener,

●	HC Orthopaedic Surgery Pte. Ltd. (“HCOS”) - an orthopaedic surgery practice providing computer-assisted joint replacement surgeries (Total Knee Replacement, Total Hip Replacement, Unicompartmental Knee Replacement) such as pinless computer navigation, patient-specific instrumentation, and robotic surgery (MAKOplasty®). HCOS’ outpatient clinics mainly focus on outpatient consultations and minor procedures such as injections and joint aspirations under local anesthesia, cast application and removal, etc., as well as post-surgical services to our patients which include follow-up consultations and physiotherapy. It relies on the day surgery centers and private hospitals to provide it with the facilities and inpatient medical care for patients who require major and complex surgeries. HCOS provides services from its clinics in Mount Elizabeth Medical Centre, Mount Elizabeth Novena Specialist Centre, Parkway East Medical Centre, and Gleneagles Medical Centre.

T&T and HCOS collaborate to deliver seamless and comprehensive orthopaedic care to their patients. With real-time access to diagnostic results, scans, and imaging, T&T doctors can swiftly recommend the next course of treatment, such as initiating physiotherapy sessions, which are also readily available in-house. For cases requiring advanced surgical intervention, T&T refers patients to HCOS, where they receive specialized orthopaedic care. This collaborative and integrated approach maximizes efficiency, enhances patient convenience, and ensures the delivery of high-quality, comprehensive care.

Our Group has obtained all requisite material approvals, licenses and permits, and is in compliance with laws and regulations, that would materially affect our business operations.

Further details are set out in the sections entitled “General Information on our Group – History”, “General Information on our Group – Business Overview” and “Business” – “Material Licenses, Permits, Registrations and Approvals” of this Prospectus.

Corporate History and Reorganization

LYC (Cayman) was incorporated on October 18, 2024, under the laws of the Cayman Islands, while LYC Medicare was incorporated on August 13, 2024, in the Republic of Singapore. On [●], LYC (Cayman) acquired all the shares in LYC Medicare, following which LYC Medicare became a direct wholly owned subsidiary of LYC (Cayman).

Our Operating Subsidiaries are T&T Medical Group Pte Ltd (“T&T”), which was incorporated on April 12, 1989, under the laws of the Republic of Singapore and HC Orthopaedic Surgery Pte Ltd (“HCOS”), which was incorporated on September 8, 2017, under the laws of the Republic of Singapore. Through our Operating Subsidiaries, LYC (Cayman) provides an integrated and holistic suite of medical services covering medical and specialist treatment in the field of musculoskeletal-related medical care.

On [●] [●], 2025, as part of a reorganization, prior to the listing, which is in process and has not yet been completed, four persons (LYC Medicare Sdn Bhd, Maybank Nominee (Tempatan) Sdn Bhd for Kenanga Investors Bhd (Clients’) Account, Dr. Chan Ying Ho (Henry), and Ting Choon Meng) (“Acquiring Shareholders”) acquired all of the shares of HCOS and T&T from LYC Medicare Singapore Limited for an aggregate consideration of SGD 10,000. The Acquiring Shareholders subsequently sold all of the shares in HCOS and T&T to LYC (Cayman) for an aggregate consideration of SGD 31,282,001, settled by an issuance of 9,940,000 Class A ordinary shares and 18,060,000 Class B ordinary shares by LYC (Cayman) to the Acquiring Shareholders and LYC (Cayman) nominated its wholly owned subsidiary, LYC Medicare, to acquire these shares. Upon completion of such reorganization, HCOS and T&T became indirect wholly owned subsidiaries of LYC (Cayman) through LYC Medicare.

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Our anticipated corporate structure following the reorganization of the Company’s legal structure which is in process and has not yet been completed and upon completion of this offering(1).

LYC Medicare Sdn Bhd Malaysia
Before 64.50%
After 58.26%
Maybank Nominee (Tempatan) Sdn Bhd for Kenanga Investors Bhd (Clients') Account
Malaysia
Before 21.50%
After 19.42%
Ting Choon Meng
Before 5.38%
After 4.86%
Chan Ying Ho
Before 8.62%
After 7.79%
LYC Healthcare (Cayman) Ltd
Cayman Islands
Public Shareholders (2)
Before 0%
After 9.67%
Before 100%
After 90.33%
100%
LYC Medicare International Pte Ltd
Republic of Singapore
100%
HC Orthopaedic Surgery Pte Ltd
Republic of Singapore
100%
T&T Medical Group Pte Ltd
Republic of Singapore

(1)	LYC HEALTHCARE (CAYMAN) LTD has nominated its wholly owned subsidiary, LYC Medicare International Pte. Ltd. to acquire the shares of HC Orthopaedic Surgery Pte. Ltd and T&T Medical Group Pte. Ltd pursuant to the Reorganization.

(2)	Assuming no exercise of the underwriter’s over-allotment option.

The Industry

The global orthopaedic market is anticipated to grow on account of greater awareness of higher quality healthcare, rising geriatric population and increase in the demand in developed and developing nations. In Singapore, the orthopaedic market in Singapore is expected to be driven by additional factors such as ageing population, rising income level, insured population in Singapore, etc.

Our Competitive Strengths

We believe that we are able to compete effectively due to the following competitive strengths:

●	We are a One-Stop Integrated Healthcare provider offering end-to-end musculoskeletal care, from diagnostics to surgery to post-operative rehab. This differentiates us from both hospital systems (which are less specialized) and standalone clinics (which lack full-service continuity);

●	We have a team of highly qualified, experienced, and committed medical practitioners;

●	We employ advanced techniques and technologies in our medical treatment and are able to perform complex orthopaedic surgery; and

See “Business – Competitive Strengths” on page 71.

Our Growth Strategies

Our business strategies and future plans are to:

●	Expand the range of services of our clinics to become a one-stop integrated center for musculoskeletal-related medical care;

●	Expand our Group’s business operations through organic growth and via acquisitions, joint ventures and/or strategic partnerships; and

●	To grow the “T&T” and “HC Orthopaedic” brand name and our patient base.

See “Business - Growth Strategies” on page 72

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Singapore Healthcare Trends and Market Opportunities

Our management believe that the prospects of our Group are encouraging for the following reasons:

●	The increasing and ageing population in Singapore will increase the prevalence for musculoskeletal-related conditions;

●	Increasing government healthcare expenditure in Singapore;

●	Increasing life insurance expenditure; and

●	The expected growth of medical tourism in Singapore.

See “Industry Overview” on page 55.

SUMMARY RISK FACTORS AND CHALLENGES

Investing in our Class A Shares involves risks. The risks summarized below are qualified by reference to “Risk Factors” beginning on page 15 of this prospectus, which you should carefully consider before making a decision to purchase our Class A Shares. If any of these risks actually occurs, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our Class A Shares would likely decline, and you may lose part or all of your investment.

These risks include but are not limited to the following:

Risks Related to Our Business

●	We are dependent on our key management personnel, which includes our medical practitioners. See “Risk Factors - We are dependent on our key management personnel, which includes our key medical specialists” on page 16.

●	We depend on third-party external medical practitioners and vendors, and at times, we may enlist locum doctors to support our operations. See “Risk Factors - We depend on third-party external medical practitioners and vendors, and at times, we may enlist locum doctors to support our operation” on page 17.

●	We experience competition from other similar orthopaedic service providers in private and government-owned hospitals, medical centers, and clinics. See “Risk Factors - We experience competition from other similar clinical and specialist services providers in private and government owned hospitals and smaller clinics” on page 27.

●	We are subject to risks of medical and legal claims, regulatory actions and/or professional liability arising from the provision of our clinical and specialist services. See “Risk Factors - We are subject to risks of medical and legal claims, regulatory actions and/or professional liability arising from the provision of our clinical and specialist services” on page 18.

●	We are dependent on the continuing operations of the private hospital and medical center where we conduct our business. See “Risk Factors - We are reliant, to some extent, on the recognition of our brand names and trademarks in our business as well as the reputation of our specialist doctors” on page 19.

●	We are reliant, to some extent, on the recognition of our brand names and trademarks in our business as well as the reputation of our specialist doctors. See “Risk Factors - We are reliant, to some extent, on the recognition of our brand names and trademarks in our business as well as the reputation of our specialist doctors” on page 19.

●	Increase in operating costs, namely lease rental rates and risk of relocation, may cause disruption to our business operations. See “Risk Factors - Increase in operating costs, namely lease rental rates and risk of relocation, may cause disruption to our business operation on page 19.

●	We may be affected by technological disruptions in the healthcare sector. See “Risk Factors - We may be affected by technological disruptions in the healthcare sector” on page27.

●	Technological advancements, failures, and other challenges associated with our medical equipment and information technology systems have the potential to negatively impact our business. See “Risk Factors - Technological advancements, failures, and other challenges associated with our medical equipment and information technology systems have the potential to negatively impact our business” on page 27.

●	We face potential risks associated with cybersecurity and the handling of personal information and medical data. See “Risk Factors - We face potential risks associated with cybersecurity and the handling of personal information and medical data” on page 23.

●	The failure to safeguard our intellectual property rights or any infringement of third-party rights could have detrimental effects on our business. See “Risk Factors - Our intellectual property rights may be infringed upon, or we may infringe the intellectual property rights of third parties” on page 19.

●	A significant product liability lawsuit may affect our financial performance and reputation. See “Risk Factors - A significant product liability lawsuit may affect our financial performance and reputation” on page 27.

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Risks Related to the Medical Healthcare Industry

●	Private healthcare services may decline due to a number of factors affecting the Company’s revenue. See “Risk Factors - Private healthcare services may decline due to a number of factors affecting the Company’s revenue on page 30.

●	We may be adversely affected by the spread or outbreak of any infectious, contagious, or virulent diseases or serious public health issues. See “Risk Factors - We may be adversely affected by the spread or outbreak of any infectious, contagious, or virulent diseases or serious public health issues” on page 20.

●	Our business is subject to risks related to medical and legal claims, regulatory actions, and professional liability arising from our clinical and specialist services. See “Risk Factors - We are subject to risks of medical and legal claims, regulatory actions and/or professional liability arising from the provision of our clinical and specialist services” on page 31.

●	We may not have adequate insurance coverage in place despite having mandatory professional malpractice insurance. See “Risk Factors - We may not have adequate insurance coverage in place despite having mandatory professional malpractice insurance” on page 20.

●	We must comply with regulations and licensing conditions governing the healthcare sector, and compliance may involve significant costs. There is a risk that we may not retain, renew, or obtain the necessary licenses and permits for our business operations. See “Risk Factors - We must comply with regulations and licensing conditions governing the healthcare sector, and compliance may involve significant costs. There is a risk that we may not retain, renew, or obtain the necessary licenses and permits for our business operations” on page 31.

●	The regulation of healthcare fees and the potential rise in the number of medical practitioners could have adverse effects on our business. See “Risk Factors - The regulation of healthcare fees and the potential rise in the number of medical practitioners could have adverse effects on our business” on page 32.

●	Challenges faced by the clinical and specialist services industry may have an effect on our Group. See “Risk Factors - Challenges faced by the clinical and specialist services industry may have an effect on our Group” on page 29.

●	We face risks relating to the political, economic, regulatory, social, and legal environments in the jurisdictions in which we currently or may in the future operate. See “Risk Factors - We face risks relating to the political, economic, regulatory, social, and legal environments in the jurisdictions in which we currently or may in the future operate” on page 21.

Risks Related to Our Securities and This Offering

●	An active trading market for our Class A Shares may not be established or, if established, may not continue, and the trading price for our Class A Shares may fluctuate significantly. See “Risk Factors - An active trading market for our Class A Shares may not be established or, if established, may not continue, and the trading price for our Class A Shares may fluctuate significantly” on page 32.

●	Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A Shares. See “Risk Factors - Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A Shares” on page 32.

●	We may not maintain the listing of our Class A Shares on Nasdaq, which could limit investors’ ability to make transactions in our Class A Shares and subject us to additional trading restrictions. See “Risk Factors - We may not be able to maintain the listing of our Class A Shares on Nasdaq, which could limit investors’ ability to make transactions in our Class A Shares and subject us to additional trading restrictions” on page 33.

●	Further issuances of Class B Shares may result in a dilution of the percentage ownership of the existing holders of Class A Shares as a total proportion of Ordinary Shares in the Company. See “Risk Factors - Further issuances of Class B Shares may result in a dilution of the percentage ownership of the existing holders of Class A Shares as a total proportion of Ordinary Shares in the Company” on page 34.

●	Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Class A Shares for a return on your investment. See “Risk Factors - Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Class A Shares for a return on your investment” on page 34.

●	Because our public offering price per Class A Share is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution. See “Risk Factors - Because our public offering price per Class A Share is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution” on page 35.

●	Following this Offering, our Controlling Shareholder will continue to own more than a majority of the voting power of our outstanding Ordinary Shares. As a result, our Controlling Shareholder has the ability to control the outcome of matters submitted to the shareholders for approval. See “Risk Factors – “Following this Offering, our Controlling Shareholder will continue to own more than a majority of the voting power of our outstanding Ordinary Shares. As a result, our Controlling Shareholder has the ability to control the outcome of matters submitted to the shareholders for approval. Additionally, we may be deemed to be a “controlled company” under Nasdaq rules and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders” on page 35.

●	If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences. See “Risk Factors - If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences” on page 36.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law. See “Risk Factors - You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” on page 36.

●	Certain judgments obtained against us by our shareholders may not be enforceable. See “Risk Factors - Certain judgments obtained against us by our shareholders may not be enforceable” on page 37.

●	We are an emerging growth company within the meaning of the rules under the Securities Act and may take advantage of certain reduced reporting requirements applicable to other public companies that are not emerging growth companies. See “Risk Factors - We are an “emerging growth company” within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements” on page 38.

●	We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. corporation. See “Risk Factors - We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. corporation” on page 38.

●	We will incur significantly increased costs and devote substantial management time as a result of the listing of our shares. See “Risk Factors - We will incur significantly increased costs and devote substantial management time as a result of the listing of our shares” on page 38.

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Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last completed fiscal year, we qualify as an “emerging growth company” as defined in the federal securities laws. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include:

●	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

●	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements;

●	extended transition periods for complying with new or revised accounting standards;

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in addition to any required unaudited interim financial statements in this prospectus; and

●	reduced disclosures regarding executive compensation in our periodic reports, proxy statements and registration statements, including in this prospectus.

We will remain an emerging growth company until the earliest to occur of: (i) the end of the first fiscal year in which our annual gross revenue is $1.235 billion or more; (ii) the end of the first fiscal year in which we are deemed to be a “large accelerated filer”, as defined in the Securities Exchange Act of 1934, as amended, (the “Exchange Act”); (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) the end of the fiscal year during which the fifth anniversary of this offering occurs. We may choose to take advantage of some, but not all, exemptions afforded to emerging growth companies. We currently intend to take advantage of the exemptions discussed above. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. The Company will take advantage of the extended transition period for complying with any new or revised financial account standards provided pursuant to Section 7(a)(2)(B).

Implications of Being a Foreign Private Issuer

We will become subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers”, and under those requirements we will file reports with the SEC. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

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Furthermore, Nasdaq listing rules allow foreign private issuers to rely on their home country corporate governance practices in lieu of Nasdaq corporate governance requirements, provided that we comply with the requirements relating to notification of noncompliance, voting rights and the composition of the audit committee. As we may choose to rely on our home country corporate governance requirements and certain exemptions thereunder to the extent permitted by Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq listing rules and will be required to comply with the applicable requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer.

Implications of Being a “Controlled Company”

Controlled companies are exempt from the majority of independent director requirements. Controlled companies are subject to an exemption from Nasdaq standards requiring that the board of a listed company consist of a majority of independent directors within one year of the listing date.

Public companies that qualify as a “Controlled Company” with securities listed on the Nasdaq Stock Market, must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules a “controlled company” is a company with more than 50% of its voting power held by a single person, entity, or group. Under the Nasdaq rules, a controlled company is exempt from certain corporate governance requirements including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the Nasdaq Capital Market’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon completion of this offering, our issued and outstanding shares will consist of 25,582,001 Class A Shares and 5,418,000 Class B Shares assuming the underwriters do not exercise their over-allotment option to purchase additional Class A Shares. Immediately after the completion of this offering, LYC Medicare Sdn Bhd, our Controlling Shareholder, will own approximately 49% of our total issued and outstanding Class A Shares, and 100% of our total issued and outstanding Class B Shares, representing approximately 84% of the total voting power of our capital stock. As a result, we will continue to be a “controlled company” as defined under Nasdaq Listing Rule 5615(c) because our Controlling Shareholder will hold more than 50% of the voting power for the election of directors. Therefore, our Controlling Shareholder will be able to exert significant control over our management and affairs requiring shareholder approval, including approval of significant corporate transactions. This concentration of ownership may not be in the best interests of all of our shareholders. As a “controlled company”, we are permitted to elect not to comply with certain corporate governance requirements. As of the date of this prospectus, we have not relied on these exemptions, but we may elect to do so in the future.

Corporate Information

We were incorporated in the Cayman Islands on October 18, 2024. Our registered office in the Cayman Islands is at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands. Our principal executive office is at 435 Orchard Road #21-05, Wisma Atria, Singapore 238877. Our telephone number at this location is +65 6962 2517. Our principal website address is www.lychealthcarecayman.com. The information contained on our website does not form part of this prospectus. Our agent for service of process in the United States is Schlueter & Associates, P.C. 5655 South Yosemite Street, Suite 350, Greenwood Village, CO 80111.

Because we are incorporated under the laws of the Cayman Islands, you may encounter difficulty protecting your interests as a shareholder, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled “Risk Factors – Risks Related to our Securities and the Offering” and “Enforceability of Civil Liabilities” for more information.

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THE OFFERING

Offering Price	We estimate that the initial offering price will be between US$4.00 and US$6.00 per Ordinary Share.

Class A Shares offered by us	3,000,000 Class A Shares (or 450,000 Class A Shares if the underwriters exercise the over-allotment option in full).

Class A Shares issued and outstanding prior to this offering	22,582,001 Class A Shares.

Class A Shares issued and outstanding immediately after this offering	25,582,001 Class A Shares (or 26,032,001 Class A Shares if the underwriters exercise the over-allotment option in full).

Voting Rights

Each Class A Ordinary share is entitled to one (1) vote.

Each Class B Ordinary share is entitled to ten (10) votes.

See the sections titled “Principal Shareholders” and “Description of Share Capital” for additional information.

Over-allotment option	We have granted the underwriters an option, exercisable for 45 days after completion of this offering, to purchase up to an additional 450,000 Class A Shares at the initial public offering price, less underwriting discounts, and commissions, solely for the purpose of covering over-allotments, if any.

Underwriter’s Warrants	We have agreed to issue to the underwriter, at the closing of the offering warrants in an amount equal to 7% of the aggregate number of Ordinary Shares sold in this offering and exercisable during the five-year period commencing six months from the effective date of the offering at a price equal 120% of the public offering price. None of the underwriter’s warrants or Ordinary Shares underlying the underwriter’s warrants are being registered in this offering.

Use of proceeds	We estimate that we will receive approximately $12,664,450 in net proceeds from this offering, assuming no exercise of the overallotment option granted by the Company to the underwriters, based on an assumed initial public offering price of US$5.00 being the mid-point of the estimated range of the initial public offering price, after deducting underwriting fees and commissions, a non-accountable expense allowance and estimated offering expenses. We currently intend to use the net proceeds from this offering for repayment of debt, acquisitions, business expansion and working capital. See “Use of Proceeds” for additional information.

Dividend policy	We do not intend to pay any dividends on our Class A Shares for the foreseeable future. Instead, we anticipate that all of our earnings, if any, will be used for the operation and growth of our business. See “Dividends and Dividend Policy” for more information.

Lock-up	Our officers, directors and holders of 5% or more of our Class A Shares have agreed, subject to certain exceptions, for a period of 180 days after the closing of this offering, not to, except in connection with this offering, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Class A Shares or any other securities convertible into or exercisable or exchangeable for Class A Shares or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Class A Shares. See “Shares Eligible for Future Sale” and “Underwriting”.

Risk factors	Investing in our Class A Shares involves risks. The risks could result in a material change in the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. See “Risk Factors” beginning on page 15 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A Shares.

Listing	We have applied to have our Class A Shares listed on the Nasdaq Capital Market under the symbol “[●]”. There can be no assurance that our application to have our Class A Shares listed on Nasdaq will be approved. If our application is not approved, we will not proceed with this offering.

Proposed Trading Symbol	[●]

Transfer agent	VStock Transfer, LLC.

Payment and settlement	The underwriters expect to deliver Class A Shares against payment therefore through the facilities of the Depository Trust Company on [●] [●], 2025

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Summary Combined Financial Data

You should read the following summary combined financial data together with our audited combined financial statements and the related notes appearing at the end of this prospectus, “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus,

	For the years ended March 31
	2024	2025	2025
	S$	S$	US$

Revenues	14,443,017	17,332,420	12,891,854

Cost of sales	(8,322,956)	(9,961,430)	(7,409,312)

Gross profit	6,120,061	7,370,990	5,482,542

Operating expenses:
General and administrative expenses	2,957,714	3,835,054	2,852,513
Operating lease expenses	1,139,665	1,422,734	1,058,230
Depreciation expenses	131,847	117,612	87,480
Total operating expenses	4,229,226	5,375,400	3,998,223

Profit from operations	1,890,835	1,995,590	1,484,319

Other income (Expenses):
Other income	174,439	1,020,491	759,041
Interest expense	(91,732)	(70,249)	(52,251)
Total Other income, net	82,707	950,242	706,790

Income before tax expense	1,973,542	2,945,832	2,191,109
Income tax expense	294,056	467,268	347,554
Net Income	1,679,486	2,478,564	1,843,555

Combined Balance Sheet Data:

	As of March 31,
	2024	2025	2025
	S$	S$	US$
Current assets	11,039,573	6,320,667	4,701,312

Non-current assets	18,399,850	21,516,784	16,004,184

TOTAL ASSETS	29,439,423	27,837,451	20,705,496

Current liabilities	3,911,569	5,749,517	4,276,491

Non-current liabilities	16,506,321	18,027,847	13,409,113

TOTAL LIABILITIES	20,417,890	23,777,364	17,685,604

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RISK FACTORS

Investing in our shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in the Company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to our Business

We are subject to regulations and licensing requirements governing the clinical and specialist services, the compliance of which may be costly, and we may not be able to retain, renew or obtain licenses and permits necessary for the operation of our business.

Our Clinical and Specialist Services are highly regulated and are subject to extensive government laws, regulations, licensing, and accreditation requirements which may evolve from time to time. Our clinical and specialist services business operations consist of the provision of specialist orthopaedic and chronic disease management services to patients who visit our clinics. As such, we and our healthcare professionals are subject to various laws and regulations issued by various governmental agencies such as the MOH, the Health Sciences Authority of Singapore and, in relation to the doctors, the Singapore Medical Council (“SMC”), in respect of our business in Singapore;

These laws, rules, and regulations in Singapore to which we are subject to govern, inter alia, the:

(a)	conduct of the operations of our specialist orthopaedic and chronic disease management services;

(b)	additions to facilities and services;

(c)	adequacy of our specialist orthopaedic and chronic disease management services;

(d)	quality and operation of medical facilities, equipment, and services;

(e)	medications and drugs prescribed to patients;

(f)	qualifications of medical and support personnel;

(g)	handling and disposal of bio-medical and other hazardous waste;

(h)	confidentiality, maintenance and security of patient records and medical information;

(i)	screening, stabilization, and transfer of patients who have emergency medical conditions;

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Safety, health and environmental laws and regulations in Singapore are stringent and it is possible that they will become significantly more stringent in the future. If we are held to be in violation of such regulatory requirements, including conditions in the permits required for our operations, by courts or governmental agencies, we may have to pay fines, modify, suspend, or discontinue our operations, incur additional operating costs, or make capital expenditures. Our employees may also be faced with criminal charges in some instances. Any such costs may have a material adverse effect on our business, financial condition, results of operations and prospects.

Any changes to existing government laws, regulations, licensing and accreditation requirements or the introduction of new applicable laws and regulations may have a negative impact on our business due to an increase in compliance costs, including costs associated with enhancing our compliance function to monitor developments and changes to the relevant regulations and laws. We may be required to apply for new approvals, licenses and/or permits, and there is no assurance that we will be able to obtain these new approvals, licenses and/or permits. The relevant authorities such as the MOH, and the SMC may suspend or deny renewal of our Group’s existing licenses or qualifications in respect of our business operations and healthcare professionals if they determine that we do not meet applicable standards. Although our Group has satisfied the licensing requirements for its present business and operations, there is no assurance that it will be able to obtain, maintain or renew these licenses for its future operations. If we fail to obtain, maintain, or renew any governmental licenses, permits, qualifications and approvals, our Group’s operations and hence, our business, financial condition, results of operations and prospects, may be adversely affected.

Currently, we have in place a number of existing regulatory licenses, approvals and permits for the purposes of our business operations. The licenses and permits we have obtained are subject to conditions stipulated in the licenses and permits and/or in the relevant laws, rules, and regulations under which they have been issued. These conditions must be complied with for the duration of the licenses and permits. Where there is a failure to comply fully, the relevant authorities have the power to revoke the licenses and permits. While we have not in the past experienced any similar occurrence, in the event the foregoing happens, our business, operations and financial position will be adversely affected. If our licenses are revoked or renewal of such licenses and permits cannot be obtained, or the terms imposed for renewal are not acceptable or favorable to us, we may have to pay fines, modify, suspend, or discontinue our operations, incur additional operating costs or capital expenditure, and consequently our operations and business, financial condition, results of operations and prospects will be adversely affected.

While we have not in the past experienced any difficulty in renewing our licenses, approvals or permits, there is no assurance that upon the expiration of the licenses, approvals or permits under which our Company carries on its business operations, our Company will be able to successfully renew them in a timely manner or at all, or that the renewal of these licenses will be granted on terms acceptable to us, or that if the relevant authorities enact new laws and regulations, our Company will be able to successfully comply with these requirements.

We are dependent on our key management personnel which include our key medical specialists

Our Group attributes our success to the leadership and contributions of the current Key Management Personnel of our Group, including Dr. Chan Ying Ho (Henry) who is the founder of HCOS and who spearheads the orthopaedic, trauma and sports injuries services within our clinical and specialist services segment, and Dr. Ting Choon Meng who is the founder of T&T and who leads the primary care medical clinic and chronic disease center within our Clinical and Specialist Services segment.

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Dr. Chan Ying Ho (Henry) and Dr. Ting Choon Meng have each managed to (i) attract and retain a significant number of healthcare professionals of our Group; (ii) establish collaborative and longstanding working relationships with various healthcare professionals such as physiotherapists, radiologists, anesthetists, and surgical assistants; and (iii) build patient bases and referral networks.

Our Group’s continued success is therefore dependent to a certain extent on our ability to retain our Key Management Personnel who have extensive clinical experience and network and/or have been and continue to be responsible for our continued growth, corporate development, and overall business strategies. As our business expands, we are also looking to hire additional general practitioners to support our Key Management Personnel. Although there are succession plans in place to continue to develop our talent pool of new medical specialists to ensure continuity, there can be no assurance that such plans will be successful, or that we will have the required quality and quantity of medical specialists to manage and provide our clinical and specialist services. If we are not able to develop the required quality and quantity of new medical specialists to manage and provide our clinical and specialist services, or if we lose the services of any of our key medical specialists, our business, financial condition, results of operations and prospects will be materially and adversely affected.

We are dependent on our doctors, and skilled healthcare professionals.

Our Group’s performance and growth depend on our ability to attract and retain other doctors, skilled healthcare professionals to support the services provided by our Group. We rely on their extensive knowledge and experience in orthopaedics, osteoarthritis, primary medical care, and general business practices of the medical industry. If any of our doctors are sick or unable to work for any reason, we may have to cease operations of our clinics. In such a scenario, there may be an adverse impact on the performance of our clinics and our business, results of operations, financial condition and prospects may be materially affected.

We face increasing competition in hiring doctors, and skilled healthcare professionals and our continued success is therefore dependent to a large extent on our ability to hire and retain our staff who have extensive experience in the clinical and specialist services industries and who are responsible for executing and implementing our growth, corporate development, and overall business strategies. Competition for qualified employees may result in us having to pay higher wages to attract and retain our employees, which may result in higher labor costs. The loss of our Key Management Personnel without suitable and timely replacements, or our inability to attract and retain qualified management personnel or skilled and experience staff, could materially and adversely affect our financial position, results of operations, business, future growth, and prospects.

We depend on third-party external medical practitioners and vendors, and at times, we may enlist locum doctors to support our operations.

In order to provide imaging and physiotherapy services at our primary care medical clinic, we have entered into arrangements with third-party service providers for the provision of such services. We have entered into a Radiological Services Agreement with the Jireh Group Pte Ltd to set up an X-ray laboratory to provide medical imaging services for our patients and a Collaboration Agreement – Physiotherapy with Egeiro Physiotherapy Pte Ltd to provide qualified and licensed physiotherapists to deliver physiotherapy services to our patients. See “Business – “Imaging Services and Medical Consultations” and “Physiotherapy Services.”

These third-party service providers have to maintain the necessary licenses for their provision of the relevant services. Although the Group is satisfied that the third-party service providers currently possess the necessary licenses to provide the relevant services, there is no assurance that the third-party service providers will be able to maintain their licenses in the future on substantially the same conditions or at all. If the licenses of such third-party service providers are revoked, or renewal of such licenses cannot be obtained, we may have to source alternative service providers, which may in turn adversely affect the quality of the services provided by our Group, particularly if our Group is unable to engage sufficient service providers to our standards of service or at all. Potential increase in manpower costs to engage new third-party service providers may also adversely affect our Group’s business, financial condition, results of operations and prospects.

We also occasionally depend on external medical practitioners to supplement our in-house expertise, primarily in specialized areas where additional consultation or services are required. The extent of this reliance depends on various factors, including patient needs, regulatory requirements, and operational efficiency and the costs associated with these collaborations, vary based on the frequency of engagements, and the level of specialization required.

If our key medical specialists were to leave us, we may require substantial time to find replacements and we may have to rely on external medical practitioners for extended periods of time. Although we typically engage experienced locum doctors or external service providers with whom we are familiar, there is no guarantee that the quality of service they provide will surpass or match the level offered by our regular medical practitioners. In addition, certain of the licenses upon which we rely are issued to external professionals, and if we were to end our business relationship with such persons, we may face temporary disruptions to the operation of our business while we engage the services of other service providers, which may have a detrimental effect on our business, financial position, and results of operations.

While there has not been any prior material instance of poor service quality from locum doctors or external service providers causing a material adverse impact on us, if our clinics need to be managed by locum doctors or external service providers for extended or frequent periods, this could negatively affect our Group’s business, results of operations, financial condition, and prospects.

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We have limited or no control over the quality of medical equipment, consumables, and other supplies we use in our operations

We use a variety of pharmaceuticals, medical equipment, consumables, and other supplies in our operations all of which are procured from third-party suppliers through individual purchase orders rather than formal supply agreements. We routinely perform vendor assessments and monitor the quality of supplies procured from our suppliers, to determine whether such supplies are free from defects or contamination and meet the relevant quality standards and are not counterfeits. If we inadvertently use products provided by our suppliers which are defective, contaminated, counterfeit, of poor quality or are otherwise unsafe or ineffective, we could be subject to product liability claims, complaints, suspensions or adverse publicity, any of which may damage our public image and reputation as a reliable clinical and specialist services and in turn adversely affect our business, operations, financial performance, financial condition, results of operations and reputation. We may also need to source for and procure suitable replacement suppliers, if any, and if we are not able to procure sufficient alternative suppliers in a timely manner or at competitive rates, this may cause increased costs, supply shortages or delays that could lower our profit margins and result in delays in our operations.

We are exposed to potential fluctuations in overhead costs and shortages of medical consumables

We are subject to the risks of rising business costs including the cost of manpower, medical implants, day surgery room charges, overheads and various other costs incurred for the provision of our services. We do not manufacture our own medical consumables and instead rely on a global network of suppliers to manufacture, produce, and supply us with medical consumables and therefore our ability to deliver our services and products to our customers is dependent on our suppliers’ ability to continue manufacturing our medical equipment and supplies, and medical consumables on time and at competitive prices.

If we are unable to find suitable alternatives to our supplies in a timely manner or at all or are required to resort to suitable alternatives at higher prices, it could have a material and adverse effect on our business, financial condition, results of operations and/or prospects.

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Increase in operating costs, namely lease rental rates and risk of relocation, may cause disruption to our business operations.

We lease the premises of our existing clinics. Our present lease terms for most of our clinics are for a period of three years or less. Upon the expiry of the leased tenure, the landlords have the right to review and revise the terms and conditions of the lease agreements. Some of our landlords are entitled to unilaterally terminate the respective leases with us without cause. We face the possibility of an increase in rent by the landlords or not being able to renew the leases on terms and conditions favorable to us. Any increase in rent would inevitably increase our operating costs, thereby affecting our profits. We will also incur additional costs if we have to relocate our clinics. While we have been on good terms with the landlords so far, and we lease multiple premises with different landlords to mitigate the risk of individual leases discontinuing, there can be no assurance that our operations will not be adversely affected due to our inability to continue our existing leases.

We are reliant, to some extent, on the recognition of our brand names and trademarks in our business as well as the reputation of our specialist doctors

In our business operations, specific brand names, reputation and trademarks play a crucial role, and we have registered as trademarks in Singapore, certain brand names upon which we rely, including “LYC Healthcare”, “HCOS”, “T&T” and “LYC HEALTHCARE (CAYMAN) LTD”. If we fail to protect and enhance our brand identities, fail to successfully register our trademarks, or if we fail to properly supervise the use of, and compliance with, our brands by third party medical services or other facility providers, the market recognition of each of our brands and trademarks may deteriorate. We may also be negatively impacted by brand dilution or reputation damage arising from the unauthorized and/or improper use of our name, logo and/ or brand names by other parties. Any claims and legal actions brought forward by our patients and/or our customers may also have a negative impact on our brand image. As such, we may not be able to operate our clinical and specialist services businesses at optimal levels and, as a result, our business, financial condition, results of operations and prospects may be materially and adversely affected.

In addition, due to the nature of our clinical and specialist services business, our brand names are invariably linked to the reputation of our specialist doctors. Any negative publicity against our specialist doctors may tarnish their reputation and standing in the medical industry and may adversely affect our business by causing the number of patients who visit our clinics to decline. While we have not encountered any such claims and/or legal actions that have materially and adversely affected our business, operations, financial performance, financial condition, results of operations and prospects, there can be no assurance that we will not be subject to such claims and/or legal actions in the future that may have a material adverse impact on our brand names, trademarks, and reputation.

Our intellectual property rights may be infringed upon, or we may infringe the intellectual property rights of third parties

Our clinical and specialist services are marketed under the registered trademarks “HC Orthopaedic Surgery” and “T&T Medical Group” brands, which we believe have increasingly gained recognition in the medical industry in Singapore that enables us to provide our services at a premium. There is no assurance that our intellectual property rights will not be infringed upon in Singapore, or any other jurisdiction. Depending on whether we are able to discover any such infringement of our intellectual property rights or successfully enforce our legal rights in the jurisdictions where such infringements may occur, our business and branding may suffer as a result of any misuse of our intellectual property rights. In such circumstances, our reputation and business may be adversely affected. While we have not encountered any incidents in the past where our intellectual property rights were infringed by third parties, there can be no assurance that we will not face such incidents in the future. If we decide to pursue action against any such infringements, it could result in the diversion of our resources and management’s attention, which may adversely affect our results of operations.

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Furthermore, there is no assurance that we will not infringe the intellectual property rights of third parties. While we have not encountered any incidents in the past where claims of infringement of intellectual property rights have been made against us, there can be no assurance that we will not face such incidents in the future. In the event of any such infringement, we may be subject to claims or actions by such third parties and our business, financial condition, results of operations and prospects may be adversely affected.

We may not have adequate insurance coverage in place despite having mandatory professional malpractice insurance

We are exposed to potential liability risks that are inherent to the provision of medical services which liabilities may exceed our available insurance coverage or arise from claims outside the scope of our insurance coverage.

While we believe that we have insured our business operations in line with industry practices in Singapore, there can be no assurance that such insurance coverage will be sufficient to cover all potential liabilities and risks that we face. Furthermore, while each of our medical specialists individually maintain insurance coverage for medical malpractice indemnity, there can be no assurance that liability claims will not be in excess of the existing coverage provided for, or that such insurance coverage is comprehensive enough to cover all types of liability claims against us and/ or our medical specialists. There is also no certainty whether any or all of our insurers will remain solvent and meet their contracted obligations to provide the coverage we have contracted for at such time when such matters may occur or require resolution. If our arrangements for insurance or indemnification are not sufficient to cover claims, including in the case of claims exceeding policy aggregate limitations or exceeding the resources of the indemnifying party, we may be required to make substantial payments, which may have a material adverse effect on our business, financial condition, results of operations and prospects.

Additionally, should there be adverse developments such as terrorist attacks and other natural or man-made disasters such as floods, fire hazards and other events beyond our control, we may not have adequate insurance coverage to cover these liabilities and risks, and our business, financial condition, results of operations and prospects may be materially and adversely affected. In addition, our Group’s insurance policies are renewed on an annual basis and there is no assurance that we will be able to renew all of our policies or obtain new policies on similar terms.

Further, any material change in the terms of our medical specialists’ professional indemnities may have a disproportionate and material adverse effect on our business, financial condition, results of operations and prospects. Our medical specialists currently subscribe to an occurrence-based indemnity which provides protection from claims arising from incidents during the year of subscription regardless of when the claim is made. If material changes are made to the terms of such professional indemnities such as a shift to claims-based insurance where coverage only provides protection from claims arising from incidents during the year of subscription, provided the incident is reported within that year or on such other terms as the insurers may decide, it may result in claims for which we may not be compensated by insurance proceeds (if any) and/or contractual indemnities (if any). Should any such material changes occur, and, in the event, we are exposed to uninsured claims, we may be subject to additional liabilities, which will in turn have a material adverse effect on our business, financial condition, results of operations and prospects.

There is no assurance that our future plans will be successful

We aspire to become a “one-stop” healthcare solutions provider to our patients by expanding our current suite of orthopaedic services to include other ancillary services such as a full suite of diagnostic and screening capabilities, physiotherapy, and pain management. Such expansion plans may also include the expansion of existing facilities, the acquisition of additional medical equipment and the acquisition of talent and businesses that are complementary to our existing businesses. Although we have identified our future growth plans as viable avenues to pursue our strategic and business growth initiatives, the net proceeds from this Offering may not be sufficient to fully cover the estimated costs of implementing all these plans. In the event that we do not have sufficient internal funds available and are unable to secure third party financing on acceptable terms, or at all, to fund such expansion plans, we may not be able to proceed with our expansion plans. Under such circumstances, issuances of debt and/or equity securities after the Offering may be necessary to raise the required capital to develop these growth opportunities. If new Class A Shares are issued after this Offering, they may be priced at a discount to the then prevailing market price of the Class A Shares trading on Nasdaq, in which case, our existing Shareholders’ equity interest may be diluted, and our Class A Share price may also decline. If we fail to utilize the new equity to generate a commensurate increase in earnings, our EPS will be diluted, and this could lead to a decline in our Class A Share price. Any debt financing may, apart from increasing interest expense and gearing, contain restrictive covenants with respect to dividends, any future fundraising exercises, and other financial and operational matters. Furthermore, there is no guarantee that we will be able to secure consents to incur any indebtedness.

The scope and complexity of our operations would also increase significantly with the expansion of our Group’s business.

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Our growth is partially dependent on our ability to open additional clinics, to identify expansion opportunities and for such expansion initiatives to become profitable

Our growth depends, to a certain extent, on our ability to fund, establish or acquire and manage additional clinics, identify expansion opportunities, satellite centers, strategic partnerships, and joint ventures. Such business expansion initiatives are capital intensive, and we may experience difficulties in implementing such growth initiates, We may not be able to identify suitable sites for new clinics, satellite centers or facilities, or expand, improve, and augment our existing businesses. There may be limited attractive acquisition or expansion opportunities, and we may not be able to negotiate attractive terms for such acquisitions or expansions, which may demand high valuations. We may also encounter challenges in securing the necessary financing for such opportunities. If we are unable to successfully identify opportunities for the aforementioned business expansion initiatives or face difficulties in the process of such expansions, or if it takes longer than anticipated for such expansion initiatives to become profitable, our business, financial condition, results of operations and prospects may be materially and adversely affected.

We may be adversely affected by the spread or outbreak of any infectious, contagious, or virulent diseases or serious public health issues

We face risks from the outbreak of communicable or virulent diseases and pandemics/epidemics such as Severe Acute Respiratory Syndrome (SARS), Middle East, Respiratory Syndrome (MERS) or any other contagious or virulent diseases like influenza (H5N1 and H7N9) or bird flu or Ebola and most recently, the outbreak of COVID-19 in countries which we operate, which may materially and adversely affect our operations. In March 2020, the World Health Organization declared the outbreak of a new infectious disease known as “COVID-19”, to be a pandemic. which spread rapidly in almost all regions around the globe and resulted in a rapid deterioration of the political, socio-economic, and financial situation globally. Countries around the world started to implement measures such as lockdowns and travel restrictions in order to prevent the spread of COVID-19. In Singapore, the MOH directed healthcare institutions to defer healthcare services which were triaged as non-essential services including aesthetic services, elective joint replacement surgeries, adult vaccination, and screening services. Furthermore, restrictions were placed on the entry of short-term visitors into Singapore and travel advisories were issued to discourage Singapore citizens and permanent residents from travelling overseas.

The reemergence of COVID-19 or outbreaks of other contagious and virulent diseases such as SARS, the MERS, S influenza such as H5N1 and H7N9, the avian influenza and the Zika virus could require us to temporarily shut down our clinics, and centers, for an uncertain period of time to contain the spread of such diseases. Any such disruptions to our business and operations may have a negative impact on our business, financial position, results of operations and prospects. Furthermore, potential patients from overseas may also decide to seek medical treatment from clinics in other countries. In addition, occurrences of epidemics and pandemics could also result in negative public opinion of medical institutions, which could have a material adverse effect on the business, financial condition, results of operations and prospects of our Group.

We face risks relating to the political, economic, regulatory, social, and legal environments in the jurisdictions in which we currently or may in the future operate

We have operations and/or a presence in Singapore and may expand into other jurisdictions in the future. We are subject to certain risks inherent in conducting business, such as political, economic, regulatory, social, and legal developments in each jurisdiction in which we currently or may in the future operate, many of which are beyond our control.

These risks include but are not limited to:

(a)	laws and policies affecting trade, investment, foreign ownership restrictions and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

(b)	differing degrees of protection for intellectual property;

(c)	inflation, interest rates and general conditions;

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(d)	changes in laws, regulations, local regulatory requirements and accounting standards and the interpretation, application and/or enforcement thereof, including any unexpected changes thereto. In particular, changes in social and/or health insurance requirements and standards as well as healthcare subsidies and support by local governments;

(e)	the political and/or regulatory climate in such jurisdictions, including any instability of foreign economies and governments and any social unrest or political instability;

(f)	fluctuating foreign exchange rates;

(g)	expropriation or nullification of contracts;

(h)	the spread of communicable diseases in such jurisdictions, which may impact local business operations; and

(i)	climate change, natural disasters, demonstrations, riots, coups, war, and acts of terrorism.

The jurisdictions in which we currently or may in the future operate may be in a state of rapid political, economic, and social changes, which will entail risks to our business and operations. There can also be no assurance that we will be able to adapt to the local conditions, regulations and business practices and customs. Any changes implemented by the government of these jurisdictions resulting in, among other things, currency and interest rate fluctuations, capital restrictions and changes in duties and taxes detrimental to our business could materially and adversely affect our business, financial condition, results of operations and prospects.

Rapid technological advances, technological failures and other challenges related to our medical equipment and systems could adversely affect our business

We use sophisticated, specialized, and expensive medical equipment to provide our services, including and without limitation, equipment required for complex diagnostic treatment procedures, such as MRI machines, robotic equipment, surgical microscopes, image intensifiers and arthroscopic systems. Most of our equipment is leased for specific use from the medical centers in which our clinics are located in or from third-party vendors, which enables our business to operate on an asset-light, strong cash flow business model. While this asset-light operating model allows us to incur less capital expenditure, there is no assurance that the required medical equipment will be available as and when required by us, or that it will be maintained to standards or at desirable levels as required. A failure to access specialized medical equipment as needed and at required maintenance levels may materially and adversely affect our business, financial condition, results of operations and prospects.

Frequent upgrades are typically required for medical equipment as innovation can result in equipment obsolescence. Replacement, upgrading or maintenance of equipment may involve significant costs to both us and the medical centers our clinics are located in. The high costs of medical equipment may mean that the medical centers which our clinics are located in may not maintain any additional back-up equipment, and, therefore, if such equipment is damaged or breaks down, our ability to provide the relevant services to our patients may be impaired. If we and/or the medical centers which our clinics are located in are unable to keep up with technological advances, our medical specialists and patients may turn to other hospitals or clinics which have more advanced equipment and our competitive edge will be reduced, which may have a material adverse effect on our business, financial condition, results of operations and prospects.

We intend to continue updating our existing medical equipment and facilities in order to keep up with advances in medical technology which are relevant to our medical services. In addition, we are constantly looking out for medical specialists with specialized technical expertise that will improve our business, including experience and capabilities in operating advanced medical equipment. If we are unable to adapt to and leverage on such advances in technology, demand for our products and services may decline and we may lose our competitive edge. There is also no assurance that we will be able to recover the financial outlay for such investments in new medical equipment should patients’ and customers’ expectations for these products and services not be met which may result in a material and adverse effect on the business, financial condition, and results of operations of our Group.

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The clinical and specialist services industries are characterized by rapid developments in medical technology and technical expertise, we may be exposed to changes in technology in the fields in which we operate, including alternative and non-invasive procedures, treatments, medical equipment, and drugs, that may be more effective and/or offer better efficacies, or are easier to use or more economical than those currently utilized by us. There is no assurance that the services, procedures, treatments, medical equipment, drugs, and products used and/or offered by us will not become obsolete or that we will be able to acquire suitable alternative procedures, treatments, technical expertise, medical equipment, drugs, and products. In such an event, the demand for our services and products, our reputation, business, financial condition, results of operations and prospects may be materially and adversely affected.

Our business may be negatively affected by security threats, cyber-attacks, and other disruptions affecting our information technology and related systems

Our information technology systems are an important part of our business and internal control and management systems, and help us manage clinical systems, medical records, and inventory. We rely on our information technology (“IT”) systems in our day-to-day operation of our business to process, transmit and store sensitive or confidential data, including electronic health records, other protected health information, and financial, payment and other personal data of our patients and customers, as well as to store our proprietary and confidential business performance data. Although we have redundancies and other measures designed to protect the security and availability of the data we process, transmit and store, our IT and infrastructure remain vulnerable to computer viruses, attacks by hackers, or breaches due to employee error or malfeasance. Any technical failures associated with our information technology systems, including those caused by power failures, computer viruses and other unauthorized tampering, may cause interruptions in our ability to provide services to our patients. Also, if our information technology systems are not upgraded as needed, we may be unable to adequately manage our clinical systems, medical records, and inventory.

We are also exposed to risks of cybersecurity threats, data privacy breaches as well as other network security risks both in respect of our IT systems as well as those of third parties, such as banks with which we maintain banking accounts. The scale and level of sophistication of cybersecurity threats have increased especially in recent times. The risks of cyber-attacks leading to manipulation or thefts of sensitive and/or confidential information may result in litigation actions from customers and/or regulatory fines and penalties or may have an adverse impact on our reputation.

Furthermore, our networks and technology systems may be subject to disruption due to events such as fire, telecommunications failure, terrorist attack or other catastrophic events. Any such breach or system interruption could result in unauthorized disclosure, misuse, or loss of confidential, sensitive, or proprietary information, could negatively impact our ability to conduct normal business operations (including the collection of revenues), and could result in potential liability and damage to our reputation, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We face potential risks associated with cybersecurity and the handling of personal information and medical data.

National laws, rules and regulations generally require medical establishments to protect the privacy of their customers and prohibit unauthorized disclosure of personal information and the medical records of patients of our clinical and specialist services segment.

Regulations in the jurisdictions in which we operate or may operate in the future may require licensees of a medical establishment to keep and maintain proper medical records. In this regard, such licensees are generally required to take all reasonable steps, including implementing such processes as are necessary, to ensure that such medical records are accurate, complete, and up-to-date and to implement adequate safeguards (whether administrative, technical, or physical) to protect the medical records against accidental or unlawful loss, modification or destruction, or unauthorized access, disclosure, copying, use or modification. Concerns around data privacy have been escalating, with the governments in many countries enacting laws and regulations relating to data privacy.

In Singapore, the PDPA imposes certain obligations on us surrounding our collection, use or disclosure of personal data. We are also required under the HCSA to take all reasonable steps, including implementing such processes as are necessary, to ensure that the medical records of our patients are as accurate, complete and up-to-date as are necessary for the purposes for which they are to be used, and to implement adequate safeguards (whether administrative, technical or physical) to protect the medical records against accidental or unlawful loss, modification or destruction, or unauthorized access, disclosure, copying, use or modification. In order to mitigate the risks of such events, we utilize physical servers and cybersecurity software, and we may implement more robust cybersecurity measures in the future, such as intrusion detection systems to detect and respond to potential security breaches in real-time and to encrypt sensitive patient information in our system. While we seek to protect the data privacy of our patients, the controls we have implemented to protect the confidentiality of personal and medical information may not be effective in preventing unauthorized disclosure of such information. Significant failure of security measures may undermine customer and patient confidence, lead to potential misuse of such information and result in litigious actions from customers and/or regulatory fines and penalties.

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We currently keep and maintain both digital and paper medical records. We may be subject to liability as a result of any accidental or unlawful loss, unauthorized access, modification, disclosure, copying, hacking (in the case of our digital records), theft or misuse of personal and medical information, in relation to our paper or digital medical records, as the case may be. While to date we have not, encountered any such incident which had a material adverse impact on our business, financial condition, results of operations and prospects, any such hacking, unauthorized access, modification, disclosure, copying, hacking, theft, or misuse of personal and medical information may result in us being in breach of applicable data privacy laws and regulations. Any contravention of such laws and regulations may render the person committing the offence liable on conviction to a fine or imprisonment. These laws, rules and regulations are subject to changes. Compliance with new data protection, privacy and security laws, regulations and requirements may result in increased operating costs and may constrain or require us to alter our business model or operations which may in turn affect our business, financial condition, results of operations and prospects.

In addition, we may be subject to liability as the result of any theft or misuse of personal and medical information stored on our system. The Company is in compliance with Singapore’s regulations governing the licensing, medical record maintenance and operation of a private hospital, medical clinic, or healthcare establishment. In this regard, such licensees are required to take all reasonable steps, including implementing such processes as are necessary, to ensure that such medical records are accurate, complete, and up-to-date and to implement adequate safeguards (whether administrative, technical, or physical) to protect the medical records against accidental or unlawful loss, modification or destruction, or unauthorized access, disclosure, copying, use or modification. Any contravention of these regulations would render the person committing the offence liable on conviction to a fine or imprisonment.

Failure of security mechanisms may also result in the imposition of additional regulatory measures relating to the security and privacy of customer data, which may lead us use significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, which may have a material adverse effect on our business, financial condition, results of operations and prospects. We may also be subject to enforcement action by the competent authorities or regulators in the event our management team fails to make reasonable assessment of the risks relating to handling of personal information and medical data which may lead to a breach in personal data protection obligations. Such enforcement action may result in financial penalties, reputational damage and may have a material adverse effect on our business, financial condition, results of operations and prospects.

We have limited or no control over the data protection measures of our third-party service providers and could be exposed to risks relating to our third-party service providers’ handling of our patients’ personal information and medical data

To provide the imaging services we offer to our patients at our primary care medical clinic, we have entered into arrangements with third-party service providers for the provision of such services. Our third-party service providers are responsible for ensuring that the storage and maintenance of imaging data, reports and records of our patients comply with the applicable MOH requirements in respect of the storage of patient data.

While we have implemented safeguards to protect the medical records and personal data of our patients, we are not able to control whether our third-party service providers’ data protection measures are in compliance with the MOH requirements and/or the requirements for protection of personal data under the PDPA, and there is no assurance that our or their data protection measures are adequate to protect our patients’ personal and medical information against unauthorized access, modification, disclosure, copying, hacking, theft or misuse.

Any theft or misuse of personal and medical information stored on our third-party service providers’ system, may result in us being in breach of applicable data privacy laws and regulations, which may materially and adversely affect our business, financial condition, results of operations and prospects.

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We are also subject to general government policies, laws, and regulations with which we may be found to be non-compliant, and changes in government policies, laws or regulations may affect our business and profitability

We are subject to regulations and licensing requirements governing the clinical and specialist services, the compliance of which may be costly, and we may not be able to retain, renew or obtain licenses and permits necessary for the operation of our business, we are also subject to other general government policies, laws, and regulations of each country in which we operate, including, among others, those relating to antitrust, anti-corruption, corporate governance, labor, and taxation.

If we and/or our employees violate any applicable law or regulation or fail to satisfy the conditions or comply with the restrictions imposed by any statutory or regulatory requirements, we may become subject to regulatory enforcement actions or be subject to fines, penalties, warnings, or additional costs, which may materially and adversely affect our business, prospects, financial condition, and results of operations.

We are also subject to various laws and regulations governing our corporate administration and management, and there is no assurance that we will be able to maintain at all times full compliance with such laws and regulations. Owing to the long operating history of T&T, we have encountered corporate secretarial irregularities that may conflict with or affect the validity of past corporate actions we take, such as with respect to late filings with ACRA in respect of the appointments and resignations of our auditors, secretaries or directors, and lack of proper record keeping in respect of consents to act of our auditors and shareholder resolutions in respect of the appointment of our past auditors and past allotments of shares and/or transfer documentation in respect of past transfers of shares. Certain of such past irregularities may be subject to penalties of up to S$5,000 per non-compliance under the Companies Act 1967 of Singapore but are not expected to have any material adverse implications on our financial performance or operations. While (a) we have passed directors’ resolutions and shareholders’ resolutions in respect of T&T to confirm, approve and ratify past appointments and resignations of auditors, secretaries and directors, as well as past transfers of shares, in order to resolve certain selected corporate secretarial irregularities which may be resolved ex post facto; (b) we have engaged Boardroom Corporate & Advisory Services Pte. Ltd. as our corporate secretarial agent to assist with the day-to-day oversight of the corporate secretarial matters and to mitigate against further instances of our non-compliance; and (c) we have not encountered any disputes or received any claim from past shareholders or any other third parties, such previous irregularities may give rise to potential claims from past shareholders and other third parties, which, together with any future instances of irregularities, may have an adverse effect on our business, prospects, financial condition and results of operations.

Occurrence of any acts of God, war, terrorist attacks and other catastrophic events may have a material adverse effect on our business, financial condition, results of operations and prospects

Acts of God, such as natural disasters which are beyond our control, may materially and adversely affect the economy, infrastructure, and livelihood of the local population. Similarly, man-made catastrophes, such as terrorist attacks and wars may disrupt the economies of the countries we operate in. A catastrophic event or multiple catastrophic events may cause unexpected large losses and may have a material adverse effect on our business, financial condition, results of operations and prospects. There can be no assurance that our efforts to protect ourselves against catastrophic losses would be adequate. In addition, other events that are outside our control, such as fire, deliberate acts of sabotage, vendor failure or negligence, blackouts, terrorist attacks or criminal acts, could damage, cause operational interruptions to, or otherwise adversely affect our operating facilities and activities, as well as potentially cause injury or death to our employees, patients and/or customers. We cannot give any assurance that any catastrophic event, war, terrorist attacks or other hostilities in any part of the world, potential, threatened or otherwise, will not, directly, or indirectly, have a material and adverse effect on our business, financial condition, results of operations and prospects.

Challenges related to our information technology systems could adversely affect our business

We utilize third-party information technology systems which are a critical part of our business and internal control and management systems, which help us manage our inventory, payroll and finance and accounting functions.

The management of our businesses depend on the efficient and uninterrupted operation of our information technology systems, which could be exposed to unauthorized access, as a result of weak password protection. While we have taken precautions and standard operating procedures to address such risks, including but not limited to, the periodic update of passwords, and there have been no past incidents which had a material adverse impact on our operations as at the Latest Practicable Date, we cannot guarantee that such measures will continue to be successful in preventing unauthorized access to our information technology systems and/or interruptions to our business operations.

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We experience competition from other similar orthopaedic service providers in private and government-owned hospitals, medical centers, and clinics.

We experience competition from other similar orthopaedic service providers in private and government-owned hospitals, medical centers, and clinics.

The healthcare business is highly competitive, and competition among healthcare providers for patients has intensified in recent years. Other healthcare providers in the areas we operate may provide services similar to those offered by us. This may have an impact on our competitive position and patient volumes. If any of our clinics do not deliver quality medical services or medical services superior to that of other healthcare providers or if our standard charges are higher than our competitors, our patient volumes could decline.

We compete with other government-owned hospitals, private hospitals, medical centers, and clinics. We will also have to compete with any future healthcare business operators. Moreover, some of these competitors may have longer operating histories, be more established and have greater financial, personnel and other resources than us. Competitors may price their services lower than ours and exert pricing pressures on us. Some of our competitors may also have plans to expand their facilities, which may exert further pricing and recruitment pressure on us. Increased competition may result in lower profit margins and a loss of market share. In particular, our competitors include medical facilities owned or managed by government agencies and trusts, which may have access to wider financing options or may be in a better commercial position to negotiate for the purchase of inventory on more favorable terms than private healthcare providers owned and managed by for-profit interests, such as us. New or existing competitors may price their services at a significant discount to ours or offer greater convenience or better services or amenities than what we provide. Smaller hospitals and other medical facilities may exert pricing pressures on some or all of our services and also compete with us for doctors and other medical professionals.

Our success depends on our ability to compete effectively against our competitors. If we are forced to reduce the price of our services or are unable to attract patients, our business, financial position, results of operations and prospects may be materially and adversely affected.

Our control over suppliers and the quality of the products they provide is limited. If these products are not manufactured in accordance with the relevant quality standards, it could have a significant adverse impact on our business and reputation.

A substantial portion of the devices, equipment, and medication used in delivering our services is procured from external suppliers. We lack oversight over the operations of these third-party suppliers and the quality of the products they furnish to us. The assurance that these products will be free from defects and comply with the necessary quality standards cannot be guaranteed. Failure to identify quality defects in the supplied products may lead to various repercussions such as injuries, fatalities, product recalls or withdrawals, license revocation, fines, or other complications that could materially and adversely affect our business, financial results, condition, and prospects.

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We may be affected by technological disruptions in the healthcare sector.

The advancement of disruptive technology (which has resulted in, among others, the invention of telemedicine and e-prescription platforms) has led to alternative means for patients to access medical services and medicine. The popularity of such technological creations has also been driven by factors such as increasing healthcare costs and government initiatives. Telemedicine offers greater convenience and improved accessibility to medical support and medication through digital self-help options. Telemedicine and other disruptive technologies could reduce demand and patient visits to our clinics and may also lead to competitive pricing pressures on our services, which could reduce our profit margins and result in a material adverse effect on our business, results of operations, financial condition, and prospects. Further, we may be unable to respond on a timely basis to the changing needs of the corporations and insurance companies with whom we have entered into arrangements, and the new technologies we adopt may prove to be ineffective. Our failure to develop and introduce or enhance services able to compete with such new technologies in a timely manner could have a material adverse effect on our business, results of operations, financial conditions, and prospects. The convenience and cost efficiency afforded by such technological creations, coupled with the factors propelling them, could negatively impact and materially and adversely affect our business, results of operations, financial condition, and prospects.

Technological advancements, failures, and other challenges associated with our medical equipment and information technology systems have the potential to negatively impact our business.

Our services heavily rely to some extent on medical equipment, such as X-ray machines. The rental, replacement, upgrading, or maintenance of such equipment can incur substantial costs for our organization. Consequently, any damage or breakdown of this equipment could impair our ability to deliver essential services to our patients. Falling behind in technological advancements may lead our patients to seek services from other clinics with more advanced equipment, diminishing our competitive edge and potentially having a significant adverse effect on our business, financial position, results of operations, and prospects.

Our information technology systems play a crucial role in our business, internal control, and management systems. They assist in managing clinical systems, medical records, and inventory. Technical failures in our information technology systems, stemming from issues like power failures, computer viruses, or unauthorized tampering, may disrupt our ability to provide services to patients. Failure to upgrade our information technology systems as necessary could impede our ability to adequately manage clinical systems, medical records, and inventory.

Additionally, the theft or misuse of personal information stored in our system could expose us to liability. In Singapore, regulations governing private hospitals and medical clinics mandate licensees to maintain accurate, complete, and up-to-date medical records. Licensees must implement necessary processes and safeguards, whether administrative, technical, or physical, to protect medical records against loss, modification, destruction, or unauthorized access. Violation of these regulations could result in fines or imprisonment upon conviction.

A significant product liability lawsuit may affect our financial performance and reputation.

In the event that the products that we prescribe for our patients, such as orthopaedic devices, fail to perform as expected and such failure results in, or is alleged to result in, bodily injury and/or property damage or other losses, we may be subject to product liability lawsuits and other claims. Such customers may seek contribution or indemnification from our Group for all, or a portion of the costs associated with product liability and warranty claims, recalls or other corrective actions involving such products. These types of claims could significantly harm our profitability or may even harm our reputation amongst our target demographics, which could detrimentally affect our future prospects.

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Risks Related to the Medical Healthcare Industry

Our revenue is dependent on the provision of clinical and specialist services to individual patients who opt for private healthcare and medical services, which could decline due to a variety of factors

We may be affected by the financial ability and the willingness of individual patients to pay for private healthcare and medical services. A slowdown in the economy may lead to a decrease in demand for private healthcare and medical services as more individual patients may opt for subsidized public healthcare and medical services or treatment from other private medical providers that are more price competitive. In addition, many of the services which we provide are elective in nature and individual patients may consider delaying or postponing such procedures, or seek alternative non-invasive medical procedures, to the extent possible. Our revenue would be adversely affected if individual patients are more cautious about their medical expenses and are less keen to pay for private healthcare and medical services. A decrease in the demand for private healthcare and medical services and/or private specialist orthopaedic services and/or chronic pain care management from individual patients may have a material adverse effect on our business, financial condition, results of operations and prospects.

We are dependent on the continuing operations of the medical centers and hotel where we currently conduct our business

Our clinics are currently located in medical centers and hotels namely, Mount Elizabeth Medical Centre, Mount Elizabeth Novena Specialist Centre, Parkway East Medical Centre, Gleneagles Medical Centre, and Novotel Singapore on Kitchener (formerly known as “Parkroyal on Kitchener Road”) respectively. If there are any disruptions in the operations of these medical centers or hotels, for instance, due to a major fire, a change in public reputation of these medical centers or hotels or an outbreak of certain diseases resulting in closure of the medical centers or hotels for quarantine purposes, our business activities may be adversely affected owing to our dependence on the facilities in such medical centers and hotels. Our business in these clinics may also decline due to a reduction in our patient base. In the event the existing leases for our clinics in the aforementioned medical centers and hotels are terminated prematurely for reasons beyond our control, and we are unable to secure leases for alternative and appropriate premises based on terms that are acceptable to us, if at all, our business activities will be disrupted, and our business, financial condition, results of operations and prospects will be adversely affected.

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While our clinics are equipped with the facilities needed to perform a variety of procedures on-site and minor surgical services, major surgeries and procedures will be carried out at major hospitals and other day surgery centers. For the medical specialists within our Group to be able to carry out medical procedures at the premises of the private hospitals, they are required to be accredited with the relevant private hospitals and will be subject to the qualifications and conditions imposed by these private hospitals to maintain such accreditation with them. Our current specialists, Dr. Chan Ying Ho (Henry) and Dr. Yeoh Ching Sing have been accredited as specialists in Orthopaedic Surgery by the MOH, Specialists Accreditation Board since 2013 and 2017 respectively, with no restrictions and conditions being imposed on their accreditations. Notwithstanding this, there is no assurance that Dr. Chan Ying Ho (Henry), Dr. Yeoh Ching Sing and/or any of the medical specialists which our Group engages in the future will not be subject to qualifications and conditions in respect of their accreditations or will continue to maintain such accreditations at all. To the extent that our medical specialists do not comply with such qualifications and conditions, our medical specialists may not be permitted to carry out procedures at the private hospitals’ premises. While the choice of where the procedures can be performed depends on the patient’s preference and/or the availability of the required equipment of the private hospitals, there is no guarantee that our medical specialists would be able to find alternative premises or comply with the private hospitals’ requirements and conditions in a timely manner. In such an event, our medical specialists’ ability to perform procedures may be restricted, thereby adversely affecting our business, financial condition, results of operations and prospects.

Challenges faced by the clinical and specialist services industry may have an effect on our Group

Our business, financial condition, results of operations and prospects may be affected by the challenges currently faced by the clinical and specialist services industry, including but not limited to:

(a)	economic and business climate at local, regional, and international levels;

(b)	increase in the threat of terrorism and occurrence of natural and man-made disasters that affect travel security, or the global economy may reduce the number of medical travelers;

(c)	improvements in the quality of medical services in other countries may affect the number of medical travelers coming to our Company’s clinics and facilities for treatments;

(d)	technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, medical services;

(e)	rising costs of medicines and pharmaceutical drugs;

(f)	stricter laws and regulations relating to the protection of patient information from unauthorized disclosure;

(g)	stricter laws and regulations governing the purchase and dispensation of medicines and pharmaceutical drugs;

(h)	changes in the supply distribution chain or other factors that increase the cost of supplies, as well as increased cost of rental and staff salaries and benefits;

(i)	stricter regulations or requirements in respect of private outpatient insurance claims, and/or reduction in insurance coverage over certain elective medical procedures;

(j)	reputational and potential financial risk to our operations caused by the independent actions of doctors, including the fees they charge for their services; and

(k)	stricter laws and regulations in relation to the payment of fees to clinical and specialist services companies, third party administrators, insurance entities or patient referral services.

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We may be exposed to risks in relation to the disposal of biological hazards and the use of certain medical equipment

Part of the operations of our clinics will involve the disposal of biological hazards such as needles, used surgical items and other common by-products of clinics and day surgery centers, as well as the use of certain medical equipment. It is necessary for us to dispose the biological hazards and use such equipment in accordance with procedures prescribed under the law. Failure to comply with these procedures may expose us to fines or suspension by the relevant authorities. In addition, any injury or damage caused by the wrongful disposal of biological hazards or misuse of medical equipment may expose us to civil claims from injured parties. While we have not in past had any non-compliance with the disposal of biological hazards, if any of the above were to occur, our financial performance, financial condition, professional standing, and market reputation will be adversely affected

Our clinics are exposed to the credit risks of customers

Our clinics are subject to the credit risks of customers, and in the case of our HCOS clinic particularly in relation to receivables from day surgery centers and private hospitals. A proportion of the trade receivables of our clinics are paid by day surgery centers and private hospitals directly, who generally require a longer period of time to process the necessary payments on behalf of the insured patients. In some instances, such processing period may take up to six (6) months, which is not uncommon in the medical industry. While we have not encountered any serious delays in payment in the past which have had a material adverse impact on our Group’s financials and/or operations, there is no assurance that we will continue to be able to collect our trade receivables fully or within a reasonable period of time, or at all.

In the event of any failure to collect our trade receivables fully or in a timely manner, we may be required to make full or partial allowances for impairment of trade receivables or write-off bad debts, which may have a material and adverse impact on our Group’s business, financial condition, results of operations and prospects.

We may be exposed to risks of disputes with our third-party service providers

We have contractual relationships with third-party service providers with whom we have entered into arrangements for the provision of imaging and physiotherapy treatment services at our clinics, as part of our holistic and patient-centric care model.

We may be involved in disputes and claims between us and such third-party service providers, on grounds such as non-adherence to contract terms in respect of the collection and payment of fees, delays in payment, or breach of contract. We may also be subject to complaints, poor reputation, decreased competitiveness and loss of patients in the event such third-party service providers do not extend the same, if not a reasonable level of service and standards of patient care to our patients. Although we maintain a good relationship with such third-party service providers and have not encountered any disputes or patient complaints, the future occurrence of disputes regarding any of our contractual obligations with such third parties and/or complaints from patients on the level of service and standard of patient care, may result in disruptions to the operations and services at our clinics and a loss of patients. In addition, we may be involved in litigation or other legal proceedings and may incur substantial expenses, and the efforts of our management personnel may be diverted in order to resolve such disputes, and our business, operations, financial performance, financial condition, results of operations and prospects will be adversely and materially impacted.

Private healthcare services may decline due to a number of factors affecting the Company’s revenue.

A slowdown in the Singapore economy in which we operate or regionally may lead to a decrease in demand for private healthcare services as spending power decreases and more patients may opt for subsidized public healthcare services instead or opt for treatment from other private healthcare providers that are more price competitive. Our revenue would be adversely affected if individual patients, corporate clients, and government clients are more cautious about their medical expenses and less keen to pay for private healthcare services. A decrease in the demand for our private orthopaedic and physiotherapy services, from individual patients, corporate clients, and government clients, will have a material adverse effect on the Company’s business, financial condition, results of operations and prospects.

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Our business is subject to risks related to medical and legal claims, regulatory actions, and professional liability arising from our clinical and specialist services and our operations.

The inherent nature of providing clinical and specialist services exposes our Group to various liabilities. Our business activities, service performance, and the actions of our employees could result in complaints, legal actions, or regulatory scrutiny. Allegations may be made against us or our medical specialists concerning our products and services, marketing activities, negligence, or medical malpractice. Regardless of the validity of these complaints or legal actions, they have the potential to generate negative publicity, impacting the reputation of our medical specialists, public perception of our service quality, and the engagement of patients in our medical clinics.

Our Group’s business, financial condition, results of operations, and prospects could be significantly and adversely be affected if substantial damages and legal costs are assessed in connection with any legal action, or if judgments are made against us that harm our professional standing and market reputation. Medical malpractice litigation or disciplinary actions against our medical specialists could result in restrictions on their practice or other adverse outcomes, further impacting our business.

There is also uncertainty regarding the sufficiency of coverage provided by insurance policies maintained by our specialist doctors and/or by us for potential medical and legal claims, and the comprehensive nature of such coverage for various claim types.

In the ordinary course of business, we may encounter material disputes with various parties, potentially leading to legal or other proceedings. Such disputes could result in damage to our reputation, substantial costs, and the diversion of resources and management attention. While we have not experienced disputes or legal proceedings that materially and adversely affected our business, operations, financial performance, financial condition, results, and prospects, we cannot provide assurance about future occurrences and their potential impact on our business.

We must comply with regulations and licensing conditions governing the healthcare sector, and compliance may involve significant costs. There is a risk that we may not retain, renew, or obtain the necessary licenses and permits for our business operations.

Our current operations involve providing specialist orthopaedic, trauma, and sports services through our clinics, and these are subject to various laws and regulations from Singapore governmental agencies like the Ministry of Health (“MOH”), Health Sciences Authority, Ministry of Manpower, and the Singapore Medical Council (“SMC”). These regulations encompass aspects such as the pricing of medical services, procurement of medical equipment, licensing and operation of medical establishments, and licensing of medical staff. Singapore’s stringent safety, health, and environmental laws could become stricter in the future. Violations of these regulatory requirements may lead to fines, operational modifications, suspensions, or discontinuation, incurring additional operating costs, and potential criminal charges against our employees, all of which could materially impact our business, financial position, results of operations, and prospects.

Changes in government regulations or the introduction of new laws may increase compliance costs, and authorities like the MOH and SMC could suspend or deny the renewal of our existing licenses if we fail to meet applicable standards. Although we presently satisfy licensing requirements, there is no guarantee of maintaining or obtaining licenses for future operations. Failure to maintain or renew licenses, permits, qualifications, and approvals could adversely affect our operations, leading to negative impacts on our business, financial position, results of operations, and prospects.

While we currently hold regulatory licenses, approvals, and permits for our business operations, these are subject to specified conditions. Non-compliance with these conditions could result in the revocation of licenses and permits by relevant authorities. Although we have not encountered such issues in the past, any such occurrence could significantly affect our business, financial position, and results of operations. The renewal of licenses, approvals, or permits, especially if new laws are enacted, is uncertain, and there is no assurance that we will successfully renew them in a timely manner, on favorable terms, or at all.

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The regulation of healthcare fees and the potential rise in the number of medical practitioners could have adverse effects on our business.

In November 2018, the Singapore Ministry of Health (MOH) published Fee Benchmarks for private sector professional fees related to common surgical procedures. These benchmarks establish a fee range for each procedure, considering factors such as the complexity of medical procedures and the time, effort, and expertise involved. Less complex cases may be charged at the lower end of the fee benchmarks range, while more complex cases could be at the higher end of the range. Fees may exceed the fee benchmarks in cases of exceptional complexity, due to the additional risk, time and effort required for the procedure. In such rare circumstances, fees charged above the fee benchmarks may not be unreasonable. While the Fee Benchmarks serve as a recommendation and guideline, medical practitioners are not obligated to price their services accordingly. Presently, all our services are priced within the Fee Benchmarks. However, there is no guarantee that these benchmarks will not be revised in the future. If the Fee Benchmarks are lowered, we may need to adjust our fees, accordingly, potentially reducing our revenues and profitability.

Additionally, there is a trend towards increasing the number of medical practitioners in Singapore. The heightened competition within the private healthcare sector is likely to put pressure on service rates, leading to a potential reduction in the fees we can charge for our services.

Risks Related to Our Securities and This Offering

An active trading market for our Class A Shares may not be established or, if established, may not continue, and the trading price for our Class A Shares may fluctuate significantly.

We cannot assure you that a liquid public market for our Class A Shares will be established. If an active public market for our Class A Shares does not occur following the completion of this offering, the market price and liquidity of our shares may be materially and adversely affected. The initial public offering price for our shares in this offering was determined by negotiation between us and the representative of the underwriters based on several factors, and we can provide no assurance that the trading price of our shares after this offering will not decline below the public offering price. As a result, investors in our shares may experience a significant decrease in the value of their shares.

Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Class A Shares.

The trading price of our Class A Shares could fluctuate widely due to factors beyond our control and may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines due to market and industry factors as well as to factors specific to a company’s own operations including the following:

●	fluctuations in our revenues, earnings, and cash flow;

●	changes in financial estimates by securities analysts;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in significant and sudden changes in the volume and price at which our shares will trade.

Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few shareholders have on the price of our Class A Shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our Class A Shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our Class A Shares. In addition, investors in our Class A Shares may experience losses, which may be material, if the price of our Class A Shares declines after this offering or if such investors purchase our Class A Shares prior to any price decline.

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Holders of our Class A Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Shares. Furthermore, the potential extreme volatility may confuse the public investors of the value of our stock, distort the market perception of our stock price and our Company’s financial performance and public image and negatively affect the long-term liquidity of our Class A Shares, regardless of our actual or expected operating performance. If we encounter such volatility, including any rapid stock price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of our Class A Shares and understand the value thereof.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We may not be able to maintain the listing of our Class A Shares on Nasdaq, which could limit investors’ ability to make transactions in our Class A Shares and subject us to additional trading restrictions.

We intend to list our Class A Shares on Nasdaq concurrently with this offering. In order to continue listing our shares on Nasdaq, we must maintain certain financial and share price levels, and we may be unable to meet these requirements in the future. We cannot assure you that our shares will continue to be listed on Nasdaq in the future.

If Nasdaq delists our Class A Shares, and we are unable to list our shares on another national securities exchange, we expect our shares could be quoted on an over-the-counter market in the United States. If this were to occur, we could face significant material adverse consequences, including:

●	limited availability of market quotations for our Class A Shares;

●	reduced liquidity for our Class A Shares;

●	a determination that our Class A Shares are “penny stock” which will require brokers trading in our shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Shares;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Moreover, if we were no longer listed on Nasdaq or another national securities exchange, we would be subject to state securities laws of each state in which we offer our shares.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A Shares, the market price for our Class A Shares and trading volume could decline.

The trading market for our Class A Shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts downgrade our shares, the market price for our shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume of our shares to decline.

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The sale or availability for sale of substantial amounts of our Class A Shares could adversely affect their market price.

Sales of substantial amounts of our Class A Shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our shares, and could materially impair our ability to raise capital through equity offerings in the future. Prior to the sale of our shares in this offering, we have 22,582,001 Class A Shares outstanding. The shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future, subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and applicable lock-up agreements. There will be 25,582,001 Class A Shares outstanding immediately after this offering (or 26,032,001 if the over-allotment is exercised in full). In connection with this offering, our directors and officers and any other holder of five percent (5%) or more of the outstanding Class A Shares of the Company have agreed not to sell any shares until 180 days after the close of the offering without the prior written consent of the representative of the underwriters, subject to certain exceptions. However, the representative of the underwriters may release these securities from these restrictions at any time. We cannot predict what effect, if any, market sales of securities held by any shareholders or the availability of these securities for future sale will have on the market price of our shares.

Short selling may drive down the market price of our Class A Shares.

Short selling is the practice of selling shares that the seller does not own but rather has borrowed from a third party with the intention of buying identical shares back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the shares between the sale of the borrowed shares and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than they received in the sale. As it is in the short seller’s interest for the price of the shares to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling the shares short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable publicity, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our Class A Shares for a return on your investment.

We currently intend to retain all of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our shares as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Singapore law. Even if our board of directors decides to declare and pay dividends, the timing, amount, and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions, and other factors as determined by our board of directors. Accordingly, the return on your investment in our Class A Shares will likely depend entirely upon any future price appreciation of our Class A Shares. There is no guarantee that our Class A Shares will appreciate in value after this offering or even maintain the price at which you purchased our shares. You may not realize a return on your investment in our shares, and you may even lose your entire investment.

Our dual class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Shares may view as beneficial.

Our authorized and issued ordinary shares are divided into Class A Shares and Class B Shares. Holders of our Class A Shares and Class B Shares will have the same rights except for voting and conversion rights. Each Class A Share shall entitle the holder thereof to one vote on all matters subject to vote at our general meetings and each Class B Share shall entitle the holder thereof to ten (10) votes on all matters subject to vote at our general meetings. Class B Shares may be converted into the same number of Class A Shares by the holders thereof at any time, while Class A Shares cannot be converted into Class B Shares under any circumstances. Upon the transfer of any Class B Shares by a holder thereof to any person other than certain permitted transferees or a change in beneficiary owner of such Class B Shares, such Class B Shares will be automatically and immediately converted into the same number of Class A Shares.

The Controlling Shareholder beneficially owns all of our issued and outstanding Class B Ordinary Shares. These Class B Ordinary Shares constitute approximately 19% of our total issued and outstanding share capital and approximately 71% of the aggregate voting power of our total issued and outstanding share capital as of the date of this prospectus. As a result of the dual class share structure and the concentration of ownership, holders of Class B Shares have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay, or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our Class A Shares. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A Shares may view as beneficial.

Further issuances of Class B Shares may result in a dilution of the percentage ownership of the existing holders of Class A Shares as a total proportion of Ordinary Shares in the Company.

The Company may issue more Class B Shares. The issuance of additional Class B Shares may result in dilution to holders of our Class A Shares. Each Class A Share entitles its holder to one (1) vote per share, while each Class B Share carries ten (10) votes per share. As a result, holders of Class B Shares have significantly greater voting power than holders of Class A Shares. If we decide to issue more Class B Shares, it could have the effect of increasing the overall voting power of Class B Shareholders relative to Class A Shareholders, potentially diminishing the influence and control of Class A Shareholders over our company’s affairs.

This dilution in voting power could impact the ability of Class A Shareholders to influence important corporate decisions, including those related to corporate governance, mergers, acquisitions, and other significant transactions. It may also result in decisions that are not aligned with the interests of Class A Shareholders.

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Our controlling shareholder has substantial influence over the Company. Its interests may not be aligned with the interests of our other shareholders, and it could prevent or cause a change of control or other transactions.

Immediately prior to the completion of this offering, the controlling shareholder, LYC Medicare Sdn Bhd directly controls an aggregate of approximately 56% and 100% of our issued and outstanding Class A Shares and Class B Shares, respectively. Upon completion of this offering, LYC Medicare Sdn Bhd will, indirectly control approximately 49% and 100% of our issued and outstanding Class A Shares and Class B Shares, respectively.

Accordingly, our controlling shareholder will have considerable influence or control over the outcome of any corporate transactions or other matters submitted to the shareholders for approval, including (i) mergers, consolidations, (ii) the election or removal of Directors, (iii) the sale of all or substantially all of our assets, (iv) making amendments to our amended and restated memorandum and articles of association, (v) whether to issue additional shares, including to him, (vi) employment, including compensation arrangements, and (vii) the power to prevent or cause a change in control. The interests of our largest shareholder may differ from the interests of our other shareholders. Without the consent of our controlling shareholder, we may be prevented from entering into transactions that could be beneficial to us or our other shareholders. The concentration in the ownership of our shares may cause a material decline in the value of our shares or your ability to influence corporate matters. See “Principal Shareholders”.

Following this Offering, our Controlling Shareholder will continue to own more than a majority of the voting power of our outstanding Ordinary Shares. As a result, our Controlling Shareholder has the ability to control the outcome of matters submitted to the shareholders for approval. Additionally, we may be deemed to be a “controlled company” under Nasdaq rules and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Upon completion of this Offering, LYC Medicare Sdn Bhd will indirectly control approximately 49% and 100% of our issued and outstanding Class A Shares and Class B Shares, respectively (assuming no exercise of the over-allotment option) of the aggregate voting power of our outstanding Ordinary Shares. As a result, our Controlling Shareholder will have the ability to control the outcome of matters submitted to the shareholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets.

Under the Nasdaq Listing Rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to elect to rely, and may rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

●	the requirement that our director nominees must be selected or recommended solely by independent directors; and

●	the requirement that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq Listing Rules even if we are deemed to be a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

In the event that our Board decides to declare and pay dividends, they may be prohibited from doing so due to certain regulations and contractual restrictions.

There are no foreign exchange controls or foreign exchange regulations under current applicable laws of the Cayman Islands or Singapore, the places of incorporation of our significant subsidiaries, or contractual restrictions, that would affect the payment or remittance of dividends. However, in the event that the group strategy is to have the subsidiaries raise capital and retain such financing for their operations, such loan or financing agreements may contain covenants which could restrict the payment of dividends. Furthermore, current Singapore regulations permit a Singapore subsidiary to pay dividends to its respective shareholders only out of its profits, if any, determined in accordance with Singapore accounting standards and regulations.

Because our public offering price per Class A Share is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase shares in this offering, you will pay substantially more than our net tangible book value per share. As a result, you will experience immediate and substantial dilution of US$4.78 per share, representing the difference between our as adjusted net tangible book value per share of US$0.22 as of March 31, 2025, after giving effect to the net proceeds to us from this offering, assuming no change to the number of shares offered by us as set forth on the cover page of this prospectus and an assumed initial public offering price of US$5.00 per share. See “Dilution” for a more complete description of how the value of your investment in our shares will be diluted upon the completion of this offering.

Our Pre-IPO Shareholders have purchased their shares at a price less than the purchase price of the shares in this offering and will be able to sell their shares after completion of this offering subject to restrictions under the lock-up requirement.

Our Pre-IPO shareholders have purchased their Class A Shares at an average price of approximately US$0.83 per share, which is substantially lower than the assumed initial public offering price of US$5.00 per share in this offering. The Class A Shares issued to the Company’s existing shareholders are “restricted” securities under applicable U.S. federal and state securities laws and are being registered to provide the Pre-IPO Investors the opportunity to sell those Class A Shares. The Pre-IPO Investors who own more than 5% of the Company’s shares are subject to lock-up or leakage agreements. Because these shareholders have paid a lower price per Ordinary Share than participants in this offering, when they are able to sell their Pre-IPO shares, they may be more willing to accept a lower sales price than the IPO price. This fact could impact the trading price of the Class A Shares following completion of the offering, to the detriment of participants in this offering.

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If we are classified as a passive foreign investment company, United States taxpayers who own our securities may have adverse United States federal income tax consequences.

We are a non-U.S. corporation and, as such, we will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either:

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year that produce passive income or that are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or any portion thereof) that is included in the holding period of a U.S. taxpayer who holds our securities, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

It is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any tax year. We treat our affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our combined financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by the provisions of our Memorandum and Articles of Association, and by the provisions of the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands.

The rights of our shareholders and the fiduciary duties of our directors and officers under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to obtain copies of the register of members or corporate records of the company. They will, however, have such rights as may be set out in the company’s articles of association. A Cayman Islands exempted company may maintain its principal register of members and any branch registers in any country or territory, whether within or outside the Cayman Islands, as the company may determine from time to time. There is no requirement for an exempted company to make any returns of members to the Registrar of Companies in the Cayman Islands. The names and addresses of the members are, accordingly, not a matter of public record and are not available for public inspection. However, an exempted company shall make available at its registered office, in electronic form or any other medium, such register of members, including any branch register of member, as may be required of it upon service of an order or notice by the Tax Information Authority pursuant to the Tax Information Authority Act (Revised) of the Cayman Islands. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, or members of the board of directors than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders.

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Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. In addition, all of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands, see “Enforcement of Civil Liabilities.” As a result of all of the above, our shareholders may have more difficulties in protecting their interests through actions against us or our officers, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We are an “emerging growth company” within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company” in the U.S. federal securities laws, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company”.

Upon consummation of this Offering, we will incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), as well as rules subsequently implemented by the SEC, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company”, as defined in the U.S. federal securities laws will remain an emerging growth company until the earlier of (1) the last day of the financial year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Shares that is held by non-affiliates exceeds $700 million as of the prior March 31st, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay the adoption of new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company”, or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of Sarbanes-Oxley and the other rules and regulations of the SEC. For example, as a public company, we will be required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We will incur additional costs in obtaining director and officer liability insurance. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

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We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. corporation.

Upon the closing of this Offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our Shares. In addition, foreign private issuers are not required to file their annual report on Form 20-F until one hundred twenty (120) days after the end of each financial year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within seventy-five (75) days after the end of each financial year. Foreign private issuers also are exempt from Regulation Fair Disclosure (FD), aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second quarter, and, accordingly, the next determination will be made with respect to us on March 31, 2025. In the future, we would lose our foreign private issuer status if (i) more than 50% of our outstanding voting securities are owned by U.S. residents and (ii) a majority of our directors or executive officers are U.S. citizens or residents, or if we fail to meet additional requirements necessary to avoid loss of foreign private issuer status.

If we lose our foreign private issuer status on such date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms beginning at the end of the first fiscal year ending after such date, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq listing rules and will be required to comply with the applicable requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. These expenses will relate to, among other things, the obligation to reconcile our financial information that is reported according to IFRS to U.S. GAAP and to report future results according to U.S. GAAP. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, obtaining and maintaining directors’ and officers’ liability insurance would become more difficult and expensive for us, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq rules that allow us to follow our home country law for certain governance matters. Certain corporate governance practices in our home country, the Cayman Islands, may differ significantly from corporate governance listing standards. Currently, we do not plan to rely on any home country practices with respect to our corporate governance after we complete this offering. However, if we do choose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers. could also make it more difficult for us to attract and retain qualified members of our board of directors.

We will incur significantly increased costs and devote substantial management time as a result of the listing of our shares.

We will incur additional legal, accounting, and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we will be required to comply with the additional requirements of the rules and regulations of the SEC and the Nasdaq, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the number of additional costs we may incur as a result of becoming a public company nor the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us, and our business may be adversely affected.

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USE OF PROCEEDS

After deducting the estimated commissions and estimated offering expenses payable by us, we expect to receive net proceeds of approximately US$12,664,450 from this offering, assuming the underwriters do not exercise their over-allotment option to purchase additional Class A Shares, based an initial public offering price of $5.00 per share being the midpoint of the assumed initial offering price, after deducting underwriting fees and commissions and estimated offering expenses.

We plan to use the net proceeds we receive from this offering for the following purposes in line with our strategies:

●	Approximately 25% for potential mergers and acquisitions in the future. As at the date of this prospectus, we have had not identified any specific targets for acquisition or merger, not had any substantive discussions with any such potential targets and have not entered into agreements with any party for any mergers and acquisitions. As part of our expansion plan, we regularly engage with potential partners to identify collaboration opportunities. Our expertise lies in the orthopaedic, physiotherapy and medical services industry and we are looking to expand in Southeast Asia into such domains. We expect that the net proceeds to be used for potential mergers and acquisitions in the future will be applied to such industry.

●	Approximately 20% for business expansion, such as expanding our clinic space, increasing auxiliary service capabilities, such as X-ray, physiotherapy and laboratory testing services that are complementary to orthopaedic services, hiring additional medical practitioners and staff, upgrading our technology systems, and increasing our marketing budget.

●	Approximately 35% for daily operations and working capital

●	Approximately 15% as an Advisory Fee (1)

(1) See “Management – Financial Consultant”

Within the next 12 to 18 months, we foresee that we will seek acquisition and collaboration partners in Singapore and Malaysia. Our acquisition and collaboration targets will include general practitioner (GP) clinics and specialist clinics that complement our orthopaedic services, particularly those focused on the musculoskeletal system, aging treatments, physiotherapy, and occupational therapists. Our goal is to become an internationally known medical services provider in the Southeast Asian market, with a presence in at least four Southeast Asia countries (potentially covering Singapore, Malaysia, Indonesia, and Thailand) within the next three years.

The actual allocation of proceeds realized from this offering will depend upon our operating revenues and cash position and our working capital requirements and may change. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs, or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors.”

Pending any use described above, we plan to invest the net proceeds in short-term interest-bearing obligations, investment-grade instruments, or certificates of deposit.

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CAPITALIZATION

The following table sets forth our capitalization and our indebtedness as of March 31, 2025, as follows:

●	on an actual basis;

●	on a pro forma basis to reflect the issuance and sale of 3,000,000 Class A Shares by us in this offering at an assumed initial public offering price of US$5.00 per Ordinary Share as set forth on the cover page of this prospectus, assuming the underwriters do not exercise the over-allotment option.

The pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering is subject to adjustment based on the actual net proceeds to us from the offering. You should read this table in conjunction with “Use of Proceeds,” “Selected Combined Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and related notes included elsewhere in this prospectus.

	Actual	Pro forma(1)	Pro forma As adjusted(2)
	(S$)	(S$)	(S$)
Cash and Cash Equivalents	$580,730	$13,245,180	$15,315,180

Total Liabilities	$9,384,819	$9,384,819	$9,384,819

Shareholders’ Equity
Class A Shares, par value US$0.0005 per share, 70,000,000 Class A Shares authorized, 22,582,001 Class A Shares outstanding on an actual basis 25,582,001 Class A Shares outstanding on an pro forma basis (assuming 3,000,000 Class A Shares to be issued in this offering with no exercise of over-allotment option) and 26,032,001 Class A Shares outstanding on a pro forma as adjusted basis (assuming over-allotment option is exercised in full)	$74,380	$12,738,586	$14,800,676
Reserve	2,945,519	2,945,519	2,945,519
Accumulated losses	(7)	(7)	(7)
Total Equity	3,019,892	15,676,098	17,746,188
Total Capitalization	$12,404,711	$25,060,917	$17,746,007

(1)	Assuming no exercise of the underwriters’ over-allotment option

(2)	Assuming full exercise of the underwriters’ over-allotment option

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DIVIDENDS AND DIVIDEND POLICY

We do not intend to pay any dividends on our Class A Shares for the foreseeable future. Instead, we anticipate that all of our earnings, if any, will be used for the operation and growth of our business.

Any future determination to declare cash dividends would be subject to the discretion of our board of directors and would depend upon various factors, including our results of operations, financial condition and liquidity requirements, restrictions that may be imposed by applicable law and our contracts and other factors deemed relevant by our board of directors.

The declaration, amount, and payment of any future dividends will be at the sole discretion of our board of directors, subject to compliance with applicable Cayman Islands laws. Our board of directors will take into account general economic and business conditions; our financial condition and results of operations; our available cash and current and anticipated cash needs; capital requirements; contractual, legal, tax, and regulatory restrictions; and other implications on the payment of dividends by us to our shareholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.

In the event that we decide to pay dividends in the future, subject to the Companies Act and our Memorandum and Articles of Association, our Company in general meeting may declare dividends in any currency to be paid to the members but no dividend shall be declared in excess of the amount recommended by our board of directors. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or the credit standing in our Company’s share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the board of directors may deem relevant. In addition, we are a holding company and depend upon the receipt of dividends and other distributions from our subsidiaries to pay dividends on our Class A Shares. When making recommendations on the timing, amount, and form of future dividends, if any, our board of directors will consider, among other things:

●	our results of operations and cash flow;

●	our expected financial performance and working capital needs;

●	our future prospects;

●	our capital expenditures and other investment plans;

●	other investment and growth plans;

●	dividend yields of comparable companies globally;

●	restrictions on the payment of dividends that may be imposed on us by our financing arrangements; and

●	the general economic and business conditions and other factors deemed relevant by our board of directors and statutory restrictions on the payment of dividends.

We are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on our Class A Shares. There are no foreign exchange controls or foreign exchange regulations under current applicable laws of the Cayman Islands, or Singapore, the places of incorporation of our significant subsidiaries, or contractual restrictions that would affect the payment or remittance of dividends. However, in the event that the group strategy is to have the subsidiaries raise capital and retain such financing for their operations, such loan or financing agreements may contain covenants which could restrict the payment of dividends. Furthermore, current Singapore regulations permit a Singapore subsidiary to pay dividends to its respective shareholders only out of its profits, if any, determined in accordance with Singapore accounting standards and regulations.

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DILUTION

Investors purchasing our Class A Shares in this offering will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value of their Class A Shares. Dilution in pro forma as adjusted net tangible book value represents the difference between the initial public offering price of our Class A Shares and the pro forma as adjusted net tangible book value per share of our Class A Shares immediately after the offering.

As of March 31, 2025, we had a historical net tangible book value of US$4.71 or US$4.78 per share. Historical net tangible book value per share represents our total tangible assets (total assets excluding goodwill and other intangible assets, net) less total liabilities, divided by the number of outstanding Class A Shares. After giving effect to the sale of Class A Shares in this offering by the Company at an assumed initial public offering price of US$5.00 being the midpoint of the initial public offering price range, after deducting US$1,050,000.00 in underwriting discounts and commissions, estimated offering expenses payable by the Company of approximately US$1,135,550.00, and the non-accountable expense allowance of US$150,000.00, the pro forma net tangible book value as of March 31, 2025 would have been approximately US$6,909,644 or US$0.22 per share. This represents an immediate increase in pro forma net tangible book value of US$0.43 per share to our existing shareholders and an immediate dilution of US$4.78 per share to new investors purchasing Class A Shares in this offering.

The following table illustrates this dilution on a per share basis to new investors.

	No Exercise of Over-Allotment Option- US$	Full Exercise of Over-Allotment Option US$
Assumed initial public offering price per Class A Share	5.00	5.00
Historical net tangible book value per share as of March 31, 2025	0.22	0.29
Increase in as adjusted net tangible book value per share attributable to the investors in this offering	0.43	0.49
Pro forma net tangible book value per share after giving effect to this offering
Dilution per share to new investors participating in this offering	4.78	4.71

If the underwriters exercise the option to purchase additional shares to cover over-allotments in full, the pro forma net tangible book value per Ordinary Share after giving effect to this offering would be approximately US$0.49 per share, and the dilution to investors in this offering would be approximately US$4.71 per Ordinary Share.

The following table illustrates our pro forma proportionate ownership, upon completion of this offering, by (i) the Pre-IPO Investors; and (ii) investors purchasing Class A Shares in this Offering, assuming the underwriters do not exercise their over-allotment option, together with the total price and average price per Ordinary Share paid by each of these groups of shareholders.

	Shares purchased			Total consideration
	Number		Percent(1)	Amount (US$)		Percent(1)		Average price per share (US$)
Pre-IPO Investors(2)	28,000,001		90.33%	$23,266,643		60.80%		$0.83
Public Investors	3,000,000	(3)	9.67%	$15,000,000	(3)	39.20	%(3)	$5.00
Total	31,000,001	(3)	100.00%	$38,266,643		100.00%		-

(1) Represents the percent ownership after this offering.

(2) Prior to the offering, the Pre-IPO Investors, together, own an aggregate of 100% of the outstanding Class A Shares of the Company.

(3) Assumes no exercise of the over-allotment option by the underwriters.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the section of this prospectus titled “Summary Financial Information” and the Company’s combined financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis here and throughout this prospectus contains forward-looking statements that involve risks, uncertainties, and assumptions. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

LYC HEALTHCARE (CAYMAN) LTD was incorporated on October 18, 2024, under the laws of the Cayman Islands. Headquartered in Singapore, LYC HEALTHCARE (CAYMAN) LTD and its subsidiaries (collectively termed “the Company”) are a multidisciplinary specialist healthcare group with core medical competencies in the fields of orthopaedic surgery and clinical care, chronic degenerative joint management, and other chronic disease management. The Company operates a total of five clinics in Singapore and aims to be a one-stop integrated medical services provider in the field of musculoskeletal-related medical care, with the capability of providing services across the entire medical care ecosystem for its patients.

The Company is strategically positioned to address the healthcare needs of Singapore’s aging population, with projections indicating that one in four Singaporeans will be aged 65 or older by 2030 based on the Independent Market Research report prepared for the Company by Converging Knowledge. This demographic shift is expected to drive an increase in age-related medical conditions, such as osteoporosis and rheumatoid arthritis, among other ailments commonly affecting the elderly. Leveraging a multidisciplinary, patient-centric approach, the Company enables its doctors to collaborate with other healthcare professionals across its clinics to diagnose conditions, identify shared care goals, and streamline interventions within a one-stop practice. This integrated model ensures holistic patient care, improved treatment outcomes, and enhanced patient satisfaction.

On [●] [●], 2025, as part of a reorganization, prior to the listing, which is in process and has not yet been completed, four persons (LYC Medicare Sdn Bhd, Maybank Nominee (Tempatan) Sdn Bhd for Kenanga Investors Bhd (Clients’) Account, Dr. Chan Ying Ho (Henry), and Ting Choon Meng) (“Acquiring Shareholders”) acquired all of the shares of HCOS and T&T from LYC Medicare Singapore Limited for an aggregate consideration of SGD 10,000. The Acquiring Shareholders subsequently sold all of the shares in HCOS and T&T to LYC (Cayman) for an aggregate consideration of SGD 31,282,001, settled by an issuance of 9,940,000 Class A ordinary shares and 18,060,000 Class B ordinary shares by LYC (Cayman) to the Acquiring Shareholders and LYC (Cayman) nominated its wholly owned subsidiary, LYC Medicare, to acquire these shares. Upon completion of such reorganization, HCOS and T&T became indirect wholly owned subsidiaries of LYC (Cayman) through LYC Medicare International Pte. Ltd.

The combined financial statements are prepared based on the basis that the reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the reorganization. The combined financial statements are prepared by adding together financial statement items of HCOS and T&T, since HCOS and T&T were under common control. The financial statements used for combination purposes have been prepared applying the Group’s accounting policies. Upon combining the financial information for the periods, intra-group income and expenses, intragroup accounts and profits and losses on transactions between the combined entities are eliminated. Comparative figures have been changed accordingly. The accounting principles set out below have been applied consistently to all periods presented in these combined financial statements

As of the date of this financial statement, the reorganization of the Company’s legal structure is in process and has not yet been completed.

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Clinical & Specialist Services

The Company operates clinics and a chronic disease center through its subsidiary T&T and its specialist orthopaedic practice and upcoming screening center through its subsidiary HCOS.

1.	T&T

T&T has been serving the community for 30 years, offering a comprehensive range of healthcare services under one roof. Its facilities include a family clinic, radiology department, osteoporosis center, and physiotherapy center. Additionally, T&T operates a one-stop chronic disease center specializing in the management of degenerative joint diseases, spine and pain disorders, as well as metabolic conditions such as diabetes, hypertension, and high cholesterol. In August 2022, T&T expanded its capabilities with the launch of a state-of-the-art imaging center equipped with advanced Siemens Magnetron Alotea and Somatom Force machines, enabling high-quality CT and MRI scans to support accurate and timely diagnoses.

2.	HCOS

HCOS is a well-established orthopaedic surgery practice, led by a chief physician specializing in advanced computer-assisted joint replacement procedures, including Total Knee Replacement, Total Hip Replacement, and Unicompartmental Knee Replacement. The practice leverages advanced technologies such as pinless computer navigation, patient-specific instrumentation (PSI), and robotic-assisted surgery (e.g., Makoplasty®) to enhance surgical precision and outcomes. In line with its commitment to expanding expertise and capacity, HCOS welcomed one additional orthopaedic surgeon to its team for the financial year ended March 31, 2024, with another having joined in November 2024. This further strengthened its ability to deliver high-quality, patient-centered care.

3.	New Screening Centre

On May 5, 2025, HCOS established the HCOS Premier Health Screening Centre (“HCOS Premier”), a new health screening center, strategically located adjacent to the T&T offices, whose focus and target group of patients are fundamentally different from that of the T&T. While T&T primarily focuses on chronic disease management with the diagnostic and screening services carried out as part of the disease management process while HCOS Premier, targets healthy individuals or those with health concerns to undergo diagnostic and screening services, therefore addressing an entirely different group of patients. HCOS Premier and T&T complement each other, increase the utilization rate of the MRI & CT scanner, as well as referrals to HCOS and T&T medical center. HCOS Premier adds two additional clinical spaces to accommodate future growth and expansion and enhances patient capacity and improves overall care delivery, enabling HCOS and T&T to serve a larger number of patients with greater efficiency and convenience.

Holistic Medical Services

T&T and HCOS collaborate closely to deliver seamless and comprehensive orthopaedic care to their patients. Beyond functioning as a family clinic, T&T offers in-house facilities designed to provide holistic medical services. These include diagnostic services, screening and scanning, X-ray imaging, and physiotherapy, all conveniently available within the clinic premises. This eliminates the need for patients to travel to external service providers or wait for appointment availability elsewhere. Additionally, T&T patients enjoy first-right exclusivity, enabling quicker and easier access to appointments. With real-time access to diagnostic results, scans, and imaging, T&T doctors can swiftly recommend the next course of treatment, such as initiating physiotherapy sessions, which are also readily available in-house. For cases requiring advanced surgical intervention, T&T refers patients to HCOS, where they receive specialized orthopaedic care. This collaborative and integrated approach maximizes efficiency, enhances patient convenience, and ensures the delivery of high-quality, comprehensive care.

Key Factors Affecting the Results of Our Group’s Operations

Our operating results are primarily affected by those factors set out in the section headed “Risk Factors” in this prospectus and those set out below:

Key Personnel Risk

Our business faces significant risk due to its reliance on the expertise and reputation of our doctors, particularly those with specialized skills or established patient followings. If a key doctor decides to leave the clinic, it could adversely impact our operations, revenue, and reputation. The departure of a highly skilled or well-known doctor may lead to the loss of loyal patients, a decline in referrals, and potential disruption to ongoing treatment plans. Additionally, recruiting and onboarding a replacement with equivalent expertise can be time-consuming and costly, further compounding the operational impact. In cases where a departing doctor establishes a competing practice, it may intensify the competitive pressure on our clinic. Proactively mitigating this risk through retention strategies, competitive compensation packages, and fostering a collaborative practice environment remains essential to the sustainability and success of our operations.

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Outcomes and Patient Satisfaction

Delivering high-quality patient outcomes and ensuring patient satisfaction are critical to our clinics’ success and reputation. Positive clinical outcomes not only enhance patient trust but also strengthen referral networks and contribute to our growth. Conversely, suboptimal outcomes or dissatisfaction can lead to a decline in patient retention, negative reviews, and reputational damage, potentially impacting our revenue and market position. With increasing emphasis on value-based care, patients are more informed and discerning, often comparing healthcare providers based on quality metrics and patient feedback. To address these challenges, we focus on continuous improvement through evidence-based practices, patient-centered care, and regular feedback mechanisms.

Cybersecurity Risk

As a healthcare provider, our operations involve handling sensitive patient data, including personal health information (“PHI”), making us a potential target for cyberattacks. Unauthorized access, data breaches, or ransomware attacks could compromise patient confidentiality, disrupt operations, and result in significant financial and reputational damage. Additionally, compliance with stringent data protection regulations, such as the Personal Data Protection Act (“PDPA”) in Singapore, places further emphasis on the need for robust cybersecurity measures. To mitigate these risks, we have implemented comprehensive data security measures, including encryption, multi-factor authentication, and role-based access controls for clinic staff. We also provide ad hoc cybersecurity training to staff and engage in proactive monitoring to detect and address vulnerabilities. Maintaining a secure IT infrastructure is essential to safeguarding patient trust and ensuring the continuity of our services.

Inflation

The healthcare industry is labor intensive. Wages and other expenses increase during periods of inflation and when labor shortages occur in the marketplace. In addition, our suppliers pass along rising costs to us in the form of higher prices. We have implemented cost control measures to curb increases in operating costs and expenses. They include renegotiating supplier contracts, consolidating procurement for bulk purchasing discounts, and ensuring efficient manpower allocation and scheduling. These measures have contributed to improved productivity and cost containment across our clinics. However, we cannot predict our ability to cover or offset future cost increases.

Critical Accounting Policies

The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results are described below. Refer to “Note 2 — Summary of significant accounting policies” to the combined financial statements included elsewhere in this prospectus for more detailed information regarding our critical accounting policies.

Revenue recognition

The Company accounts for its revenue under FASB ASC Topic 606, Revenue from Contracts with Customers. The five-step model defined by FASB ASC Topic 606 requires the Company to:

(1)	identify its contracts with customers;
(2)	identify its performance obligations under those contracts;
(3)	determine the transaction prices of those contracts;
(4)	allocate the transaction prices to its performance obligations in those contracts; and
(5)	recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised services are transferred to the patient in an amount that reflects the consideration expected in exchange for those services.

Consultations, imaging, and surgical procedures are satisfied at a point in time upon completion; multi-session therapy plans are satisfied over time with revenue recognized using an output method based on sessions delivered. When contracts include multiple services, each service is distinct and the transaction price is allocated to each performance obligation based on stand-alone selling prices (observable list rates); variable consideration, when present, is estimated and constrained to avoid significant revenue reversal.

Nature of Goods and Services; Performance Obligations and Timing of Revenue Recognition

Each contract typically contains a single performance obligation for a distinct service rendered to the patient. The Company recognizes revenue at a point in time when control of the promised service transfers to the patient, which occurs upon completion of the service:

●	Clinical consultations — revenue is recognized upon completion of the consultation.
●	Medical imaging — revenue is recognized upon completion of the imaging procedure and release of the physician-approved report to the patient or ordering physician.
●	Physiotherapy — revenue is recognized upon completion of each individual treatment session (the Company does not offer packages or multi-session bundles).
●	Orthopaedic surgical services — revenue is recognized upon surgeon completion of the procedure. Implants and consumables used in surgery are integrated into the surgical service and are not distinct from the surgical performance obligation.

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Transfer of Control

The Company applies observable completion events and the right-to-payment indicator to determine the point at which control transfers. For each service line, revenue is recognized when: (i) the service is completed and documented in the Company’s records (e.g., electronic medical record entry, surgeon sign-off), (ii) the final deliverable (e.g., imaging report) is released where applicable, and (iii) the Company has an unconditional right to consideration. The Company does not require deposits, does not offer refunds, and has no post-service obligations.

Principal versus Agent

The Company acts as the principal and presents revenue on a gross basis for all service lines, including when hospitals administer billing to insurers and when medical imaging or physiotherapy is delivered by contracted third-party providers. In these arrangements, the Company controls the specified service before transfer to the patient, has primary responsibility for fulfillment, and exercises pricing discretion. Amounts retained by hospitals or contracted providers (e.g., administrative charges or service fees) are recognized as expenses and are not netted against revenue.

Distinct Performance Obligations and Allocation

Each service described above represents a distinct performance obligation because it is capable of being distinct to the patient and is separately identifiable in the context of the contract. When a patient receives multiple services (e.g., consultation followed by imaging or surgery), each service is separately priced and billed. The transaction price for each service equals its standalone selling price (SSP). The Company does not offer bundled discounts, material rights, or other price concessions; accordingly, the allocation of consideration equals the stated price for each distinct performance obligation.

Transaction Price, Variable Consideration, and Credit Risk

The transaction price generally equals the stated fee for the service provided. The Company does not grant explicit or implicit price concessions, promotional discounts, or waivers and does not have rights of return or other forms of variable consideration. In Singapore, hospitals frequently act as the billing agent and handle insurer claims; the patient (or the hospital as billing agent) remains obligated to pay. Accounts receivable are recognized when the right to consideration becomes unconditional (i.e., upon completion of the service). Historically, the Company has not experienced significant revenue reversals or credit losses.

Payment Terms and Significant Financing Component

Amounts are typically due at the time of service or upon invoicing/settlement through the hospital billing process within a short period. The Company applies the practical expedient in ASC 606 not to adjust the transaction price for a significant financing component because the period between service and payment is one year or less.

Returns, Refunds, and Warranties

The Company does not offer refunds and does not provide warranties or post-service obligations.

Remaining Performance Obligations

Contracts are for individual services with an original expected duration of one year or less. The Company therefore applies the ASC 606 practical expedient not to disclose the transaction price allocated to remaining performance obligations. As of each reporting date presented, the Company had no material remaining performance obligations.

Costs to Obtain or Fulfill a Contract

The Company does not incur material incremental costs to obtain contracts. Any such costs are expensed as incurred.

Revenue Disaggregation

The Company disaggregates revenue by nature of service, which reflects how revenue and cash flows are affected by economic factors and is presented below:

	For the years ended March 31,
	2024		2025
	S$	%	S$	US$	%

Clinical consultation services (health screenings, screening and treatment of osteoporosis, orthopaedic-related specialist screening)	6,171,436	42.7	7,649,943	5,690,028	44.1
Medical imaging & physiotherapy	789,623	5.5	937,417	697,251	5.4
Orthopaedic surgical services (joint replacement surgeries, minimally invasive spine procedures, and trauma management)	7,481,958	51.8	8,745,060	6,504,575	50.5
	14,443,017	100.0	17,332,420	12,891,854	100.0

Contract Assets

The contract assets primarily relate to the Company’s rights to bill for treatment or surgery completed but not billed at the reporting date. The contract assets are transferred to receivables until subsequent billing phase.

Government grants

Government grants are recognized when there is reasonable assurance that the grant will be received, and all attaching conditions will be complied with. Government grant is recognized as “Other income” in profit or loss.

Critical accounting estimates

The discussion and analysis of our financial condition and results of operations are based on our combined financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. These principles require us to make certain estimates and judgments that affect the amounts reported in our combined financial statements.

Accounts receivable and allowance for expected credit losses

Accounts receivable primarily consist of balances due from patients, corporate clients, and third-party payers such as private insurers. Management estimates an allowance for expected credit losses to account for the risk of non-collection, particularly for self-pay patient receivables and corporate health screening clients.

As of March 31, 2025, our accounts receivable balance was S$2,740,164. The allowance for expected credit losses was S$61,198, representing approximately 2.0% of accounts receivable. The estimate is based on historical loss experience, aging of receivables, payer-specific credit risk, and forward-looking macroeconomic information. A 10% increase in the estimated loss rate would have increased the allowance by approximately S$6,100, directly reducing net income for the year. The estimation of credit losses involves judgment, and actual losses may differ if payer financial conditions deteriorate or economic conditions worsen.

Impairment of long-lived assets

We review long-lived assets, including property, plant, equipment, and right-of-use assets under leases, for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Indicators of impairment may include significant underperformance of a clinic location, adverse changes in the business or regulatory environment, or sustained declines in patient volume.

When impairment indicators exist, we estimate the recoverable amount of the asset group based on projected undiscounted cash flows. If the carrying value exceeds the expected cash flows, we record an impairment charge based on the asset’s fair value, typically determined using discounted cash flow models. Estimating future cash flows requires significant judgment regarding future revenue growth, cost projections, and appropriate discount rates. As of March 31, 2025, no impairment indicators were identified. However, a 1% increase in the discount rate used in our impairment model would reduce the recoverable amount of certain asset groups by approximately S$90,000, which could potentially result in an impairment loss in future periods if performance deteriorates.

Professional indemnity and medical malpractice risk

Given the nature of our surgical and clinical services, we are exposed to risks of professional liability claims. We maintain professional indemnity insurance coverage, and management assesses the need for provisions for potential claims based on historical trends, legal developments, and consultations with legal counsel. While no material claims or provisions have been recorded to date, any future increase in claim frequency or severity could have a material impact on our financial results.

Evaluation of goodwill impairment

We perform an annual impairment test of goodwill at the reporting unit level, or more frequently if events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Our reporting units are generally consistent with our operating segments. Goodwill is allocated to each reporting unit based on the business combination in which it arose.

Our impairment assessment is performed in accordance with ASC 350, Intangibles—Goodwill and Other. We have elected to perform a quantitative impairment test. The fair value of each reporting unit is estimated using a combination of the income approach, based on discounted cash flows, and the market approach, based on comparable company multiples. The key assumptions used in the income approach include projected revenue growth rates, operating margins, terminal growth rates, and discount rates. These assumptions reflect management’s best estimates based on historical performance, current economic conditions, and expectations for the reporting unit’s future performance.

Recent Accounting Pronouncements

A discussion of recent accounting pronouncements is included in “Note 2—Summary of Significant Accounting Policies to our audited combined financial statements” included elsewhere in this prospectus.

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Results of Operations

Comparison of Years Ended March 31, 2024, and 2025

The following table summarizes the combined results of our operations for the year ended March 31, 2024, and 2025, respectively.

	For the years ended March 31
	2024	2025		Variance
	SGD	SGD	USD	SGD	% Change
Revenues	14,443,017	17,332,420	12,891,854	2,889,403	20.01%
Cost of sales	(8,322,956)	(9,961,430)	(7,409,312)	(1,638,474)	19.69%
Gross Profit	6,120,061	7,370,990	5,482,542	1,250,929	20.44%

Operating expenses:
General and administrative expenses	2,957,714	3,835,054	2,852,513	877,340	29.66%
Operating lease expenses	1,139,665	1,422,734	1,058,230	283,069	24.84%
Depreciation expenses	131,847	117,612	87,480	(14,235)	(10.80)%
Total operating expenses	4,229,226	5,375,400	3,998,223	1,146,174	27.10%

Profit from operations	1,890,835	1,995,590	1,484,319	104,755	5.54%

Other income (Expenses):
Other Income	174,439	1,020,491	759,041	846,052	485.01%
Interest expense	(91,732)	(70,249)	(52,251)	21,483	(23.42)%
Total other income, net	82,707	950,242	706,790	867,535	1,048.93%

Income before tax expense	1,973,542	2,945,832	2,191,109	972,290	49.27%
Income tax expense	294,056	467,268	347,554	173,212	58.90%
Net Income	1,679,486	2,478,564	1,843,555	799,078	47.58%

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Revenues

Our primary sources of revenues are derived in Singapore and include the provision of clinical consultation services, orthopaedic-related specialist surgical services and medical imaging services and physiotherapy services as shown in the table set out below:

	For the years ended March 31
	2024	2025		Variance
	SGD	SGD	USD	SGD	% Change
Revenue:
Clinical consultation revenue	6,171,436	7,649,943	5,690,028	1,478,507	23.96%
Medical imaging & physiotherapy revenue	789,623	937,417	697,251	147,794	18.72%
Orthopaedic surgical revenue	7,481,958	8,745,060	6,504,576	1,263,102	16.88%
Total	14,443,017	17,332,420	12,891,854	2,889,403	20.01%

Revenue as a percentage of total:
Clinical consultation services	43.5%	44.8%	44.8%
Orthopaedic surgical services	51.8%	50.5%	50.5%
Medical imaging & physiotherapy	4.7%	4.7%	4.7%
Total	100%	100%	100%

Revenues increased from S$14,443,017 for the year ended March 31, 2024, to S$17,332,420 for the year ended March 31, 2025, reflecting a growth of S$2,889,403 or 20.01%. Approximately S$1.792 million (62.02% of total revenue growth) was attributable to the opening of two additional clinics in during the financial years ended March 31, 2024 and 2025, as part of the Company’s expansion plans, which increased total patient volumes by approximately 12%. The remaining S$1.097 million (37.98% of total revenue growth) was attributable to growth in existing clinics and higher utilization of imaging and physiotherapy services.

Clinical consultation revenue

Our clinical consultation revenue increased from S$6,171,436 for the year ended March 31, 2024, to S$7,649,943 for the year ended March 31, 2025, reflecting a growth of S$1,478,507 or 23.96%. This growth was primarily driven by the two additional clinics and increased marketing spending, which contributed $1,054,521 or 71.32% of the increase. Pricing levels for consultation services remained stable, with growth primarily driven by an increase of approximately 49% more patients year-on-year.

Medical imaging and physiotherapy revenue

Our medical imaging and physiotherapy services are provided through third-party providers on our premises. The company acts as the principal and revenue is recognized gross. Revenue increased from S$789,623 for the year ended March 31, 2024, to S$937,417 for the year ended March 31, 2025, reflecting growth of S$147,794 or 18.72%. As patient volumes were broadly stable year over year; growth was driven by a richer service mix as more patients required higher-priced specialized imaging and physiotherapy sessions.

Orthopaedic surgical revenue

Our orthopaedic surgical revenue increased from S$7,481,958 for the year ended March 31, 2024, to S$8,745,060 for the year ended March 31, 2025, reflecting a growth of S$1,263,102 or 16.88%. The increase was driven by a richer case mix of more complex surgeries, raising revenue per case despite stable volumes and unchanged pricing.

Cost of sales

Our cost of sales primarily comprises of staff salaries and related costs, purchases of drugs and medical supplies, consumables, medical and diagnostic expenses such as imaging, laboratory, surgical assistant, and x-ray costs, operating leases and outsourcing fees for our medical imaging and physiotherapy services. For the year ended March 31, 2025, cost of sales increased to S$9,961,430 from S$8,322,956 in the prior year, reflecting an increase of S$1,638,474 or 19.69%. This increase was mainly due to higher operational costs associated with the opening of two additional clinics during 2024. The increase in cost of sales directly attributable to the two new clinics can be broken down into S$384,057 for personnel costs, S$349,794 for purchases of medical supplies and S$32,421 for x-ray expenses. This represents an increase of $766,272 or 61.26% of the overall increase in the cost of sales for the period. Cost of sales attributed to medical imaging provided by third party for the year ended March 31, 2024 and 2025 were S$431,988 and S$387,659 respectively. Cost of sales attributed to physiotherapy services for the year ended March 31, 2024, and 2025, were S$170,934 and S$180,157 respectively. Overall, the growth in cost of sales was consistent with the Company’s ongoing business expansion and enhanced service offerings.

Gross profit & Gross profit margin

	For the years ended March 31
	2024	2025		Variance
	SGD	SGD	USD	SGD	% Change
Gross Profit	6,120,061	7,370,990	5,482,542	1,250,929	20.44%

Gross profit margin	42.37%	42.53%	42.53%	-	0.16%

Gross profit increased from S$6,120,061 for the year ended March 31, 2024, to S$7,370,990 for the year ended March 31, 2025, reflecting a growth of S$1,250,929 or 20.44%. This growth in gross profit was driven by an increase in revenue due to the opening of two additional clinics in addition to normal growth from our existing clinics.

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The gross profit margin increased slightly from 42.37% for the year ended March 31, 2024, to 42.53% for the year ended March 31, 2025, representing an increase of 0.16%. This shows stable profit margins within one year of the opening of the new clinics.

Operating Expenses

Operating expenses increased from S$4,229,226 for the year ended March 31, 2024, to S$5,375,400 for the year ended March 31, 2025, representing an increase of S$1,146,174 or 27.10%. The breakdown of the changes is as follows:

General and Administrative Expenses

Our general and administrative expenses consist of major expenses such as marketing fees, personnel salaries, insurance and professional fees as well as other miscellaneous fees and charges. General and administrative expenses increased from S$2,957,714 for the year ended March 31, 2024 to S$3,835,054 for the year ended March 31, 2025, reflecting an increase of S$877,340 or 29.66%. This increase can be primarily attributed to increases in marketing and advertising fees of approximately S$380,000, office expenses of approximately S$290,000 and staff costs of approximately S$120,000.

Operating Lease Expenses

Operating lease expenses rose from S$1,139,665 for the year ended March 31, 2024, to S$1,422,734 for the year ended March 31, 2025, an increase of S$283,069 or 24.84%. This was largely due to an increase in leased clinic space reflecting the company’s investment in expanding its service capacity.

Depreciation Expenses

Depreciation expenses decreased from S$131,847 for the year ended March 31, 2024, to S$117,612 for the year ended March 31, 2025, a decrease of S$14,235 or 10.80%. This reduction in depreciation expenses was mainly due to some renovation assets becoming fully depreciated.

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Other Income

Other income increased from S$174,439 for the year ended March 31, 2024, to S$1,020,491 for the year ended March 31, 2025, an increase of S$759,041 or 485.01%. Other income for both years consisted of rental income, government grants and other miscellaneous income. For the year ended March 31, 2025, there was an additional one-off gain on lease modification of S$820,332.

Liquidity and Capital Resources

	For the years ended March 31
	2024	2025		Variance
	SGD	SGD	USD	SGD	% Change
Liquidity and capital resources:
Cash and cash equivalents at the beginning of the year	2,124,569	935,246	695,634	(1,189,323)	(55.98)%

Net cash provided by operating activities	2,024,529	2,322,409	1,727,410	(297,880)	(14.71)%
Net cash used in investing activities	(2,652,482)	(2,018,267)	(1,501,187)	634,215	(23.91)%
Net cash used in financing activities	(561,370)	(587,744)	(437,164)	(26,374)	4.70%

Net change in cash and cash equivalents	(1,189,323)	(283,599)	(210,941)	905,724	(76.15)%

Cash and cash equivalents as at the end of the year	935,246	651,647	484,694	(283,599)	(30.32)%

Cash Flows from Operating Activities

Comparison of Years Ended March 31, 2024, and 2025

Net cash provided by operating activities increased from S$2,024,529 for the year ended March 31, 2024, to S$2,322,409 for the year ended March 31, 2025, an increase of S$297,880 or 14.71%.

For the year ended March 31, 2024, the net income after income tax of S$1,679,486 adjusted for non-cash items totaling S$1,658,539, driven mainly by operating lease expenses of S$1,139,665, depreciation of S$126,745, amortization of $294,513, and finance lease interest of S$91,732. These were offset by a net working-capital outflow of S$1,313,496, primarily from operating lease liability payments of S$1,079,776, higher trade receivables of S$196,267, and additional deposits of S$151,436, partly mitigated by higher payables and accruals.

For the year ended March 31, 2025, the net income after income tax of S$2,478,564, adjusted for non-cash items totaling S$1,132,185, with the largest impacts from operating lease expenses of S$1,422,734, depreciation of S$108,804, amortization of S$290,793 and a gain on lease modification of S$820,332 (reducing non-cash add-backs). These adjustments were offset by a larger net working-capital outflow of S$1,288,340, mainly from operating lease liability payments of S$1,490,613, higher trade receivables of S$1,050,849, partly offset by increases in payables and accruals.

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Cash Flows from Investing Activities

Net cash used in investing activities declined from S$2,652,482 for the year ended March 31, 2024, to S$2,018,267 for the year ended March 31, 2025, a decrease of S$634,215 or 23.91%.

Net cash used in investing activities for the year ended March 31, 2024, consisted of purchase of property and equipment of S$102,482 and an increase in loan to related party LYC Medicare Singapore Limited of S$2,550,000.

Net cash used in investing activities for the year ended March 31, 2025, consisted of purchase of property and equipment of S$40,155, proceeds from disposal of property and equipment of S$31,000 and an increase in loan to related party LYC Medicare Singapore Limited of $2,009,112.

Cash Flows from Financing Activities

Net cash used in financing activities increased from S$561,370 for the year ended March 31, 2024, to S$587,744 for the year ended March 31, 2025, reflecting a increase of S$26,374 or 4.70%.

Net cash used in financing activities for the year ended March 31, 2024, consisted of a repayment of an amount due from directors of S$11,642, interest of S$91,732 and principal repayment of finance lease liabilities of S$481,280.

Net cash used in financing activities for the year ended March 31, 2025, consisted of a repayment of an amount due from directors of S$31,206, interest of S$70,249, deferred offering costs of S$813,503, advances from related party LYC Medicare Singapore Limited of S$767,565 and repayment of finance lease liabilities of S$502,763.

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Working Capital

As of March 31, 2025, the Company had cash and cash equivalents of S$651,647. Our primary sources of liquidity are cash generated from operations and, if needed, access to external financing. We believe that our existing cash balances, combined with cash flows from operations, will be sufficient to meet our working capital requirements and operating needs for at least the next 12 months and for the foreseeable future thereafter.

We currently have no material capital expenditure commitments or purchase obligations as of March 31, 2025. Our capital expenditure requirements in the ordinary course of business are discretionary and primarily relate to investments in equipment and technology to support growth, which we expect to fund using our existing cash resources, operating cash flows, and the proceeds from this offering.

Over the long term, we believe that our strong cash generation capability, supplemented by the net proceeds from this offering, will provide sufficient liquidity to support our strategic initiatives and expansion plans. If necessary, we may consider additional debt or equity financing to support large-scale strategic investments or acquisitions, although we have no current plans to do so.

Beyond March 31, 2026, we expect that the Company’s liquidity and working capital will be dependent on its ability to maintain/increase its cash flows from operations, and if necessary to secure equity and/or debt financing, including but not limited to, loans from related parties and issuance of equity.

We continuously monitor our liquidity position and capital resources to ensure that we maintain sufficient flexibility to meet our operating needs and strategic objectives.

Material Cash Requirements

As of March 31, 2025, we did not have any material capital expenditure commitments or purchase obligations. Our material cash requirements primarily consist of payments under our non-cancellable operating and finance lease agreements.

Operating Lease Obligations

As of March 31, 2025, our total future minimum lease payments under non-cancellable operating lease agreements were approximately S$6.8 million (US$5 million) with payments of approximately S$1.8 million (US$1.3 million) due within the next 12 months and the remaining payments due over the subsequent five years. Our operating lease liabilities had a weighted average remaining lease term of 26 months and a weighted average discount rate of 5.25%.

Finance Lease Obligations

As of March 31, 2025, our total future minimum lease payments under non-cancellable finance lease agreements were approximately S$1.3 million (US$1 million), with payments of approximately S$570,000 (US$420,000) due within the next 12 months and the remaining payments due over the subsequent four years. Our finance lease liabilities had a weighted average remaining lease term of 25.5 months and a weighted average discount rate of 2.39%.

We expect to fund these lease payment obligations through our existing cash balances and cash flows from operations. Other than these lease obligations, we did not have any material loan commitments, scheduled debt repayments, or purchase obligations as of March 31, 2025.

Material Trends in Capital Resources

We have not experienced any material adverse trends in our capital resources. Our cash flows from operating activities continue to be positive, and we expect them to remain sufficient to support our working capital needs and lease payment obligations.

During the year ended March 31, 2025, our lease liabilities increased slightly due to lease modifications. We currently have no other significant borrowings, and therefore, our ability to meet existing lease payment obligations is not materially impacted by debt service requirements.

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Looking ahead, we anticipate that our capital resources will improve following the completion of this offering, which is expected to significantly increase our cash reserves and enhance our financial flexibility to support growth initiatives, potential acquisitions, and future capital investments.

Rising interest rates globally have had a limited impact on our lease obligations as the majority of our lease liabilities bear fixed discount rates. However, to the extent we incur additional borrowings in the future, higher interest rates may increase our financing costs.

Overall, we believe our capital resources position remains strong, and we do not foresee any material trends that would adversely impact our ability to meet our lease payment obligations or our operating requirements in the near term.

Restrictions on Transfer of Funds

As of March 31, 2025, there were no significant restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans, or advances. Accordingly, we believe that we have the ability to access the cash resources of our subsidiaries to meet our obligations.

Off-Balance Sheet Arrangements

As of March 31, 2025, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditure or capital resources that is material to investors.

HISTORY AND CORPORATE STRUCTURE

Overview

The Company is presently undertaking a reorganization which is currently in process and has not yet been completed.

LYC (Cayman) was incorporated on October 18, 2024, under the laws of the Cayman Islands, while LYC Medicare was incorporated on August 13, 2024, in the Republic of Singapore. On [●] [●], LYC (Cayman) acquired all the shares in LYC Medicare, following which LYC Medicare became a direct wholly owned subsidiary of LYC (Cayman).

Our Operating Subsidiaries are HC Orthopaedic Surgery Pte Ltd (“HCOS”), which was incorporated on September 8, 2017, under the laws of the Republic of Singapore, and T&T Medical Group Pte Ltd (“T&T”), which was incorporated on April 12, 1989, under the laws of the Republic of Singapore. Through our Operating Subsidiaries, LYC (Cayman) provides an integrated and holistic suite of medical services covering medical and specialist treatment in the field of musculoskeletal-related medical care.

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Reorganization

On [●] [●], 2025, as part of a reorganization prior to the listing (the “Reorganization”), which is in process and has not yet been completed, four persons (namely, LYC Medicare Sdn Bhd, Maybank Nominee (Tempatan) Sdn Bhd for Kenanga Investors Bhd (Clients’) Account, Dr. Chan Ying Ho (Henry), and Ting Choon Meng) (“Acquiring Shareholders”) acquired all of the shares of HCOS and T&T from LYC Medicare Singapore Limited for an aggregate consideration of SGD 10,000. The Acquiring Shareholders subsequently sold all of the shares in HCOS and T&T to LYC (Cayman) for an aggregate consideration of SGD 31,282,001, settled by an issuance of 9,940,000 Class A ordinary shares and 18,060,000 Class B ordinary shares by LYC (Cayman) to the Acquiring Shareholders and LYC (Cayman) nominated its wholly owned subsidiary, LYC Medicare, to acquire these shares. Upon completion of such reorganization, HCOS and T&T became indirect wholly owned subsidiaries of LYC (Cayman) through LYC Medicare.

Key Milestones

Year	Milestone

1989	●	T&T was incorporated and commenced operations of its clinic at Kitchener Road

2017	●	HCOS was incorporated and commenced operations of its clinic at Mount Elizabeth Medical Centre

	●	HCOS commenced operations of its clinic at Parkway East Medical Centre

2025	●	Pursuant to the pending reorganization the Company will acquire 100% of each of T&T, and HCOS as part of the Restructuring Exercise

	●	HCOS commenced operations of its clinic at Mount Elizabeth Novena Specialist Centre 2024

	●	HCOS commenced operations of its clinic at Gleneagles Medical Centre

Entities

A description of our operating subsidiaries is set out below.

T&T Medical Group Pte. Ltd. –

T&T was incorporated in Singapore on April 12, 1989 and is a family clinic, radiology, osteoporosis, and physiotherapy center focusing on degenerative joint diseases, spine, and pain management, and metabolic diseases such as diabetes, hypertension, and high cholesterol. The clinic also provides CT/MRI scans, using the Siemens Magnetron Alotea and Somatom Force machines.

HC Orthopaedic Surgery Pte. Ltd.

HCOS was incorporated in Singapore on September 8, 2017 and is an orthopaedic surgery practice providing computer-assisted joint replacement surgeries (Total Knee Replacement, Total Hip Replacement, Unicompartmental Knee Replacement) such as pinless computer navigation, patient-specific instrumentation, and robotic surgery (MAKOplasty®).

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Organization Chart

The chart below sets out our anticipated corporate structure following the reorganization of the Company’s legal structure, which is in process and has not yet been completed, and upon completion of this offering(1).

LYC Medicare Sdn Bhd
Malaysia
Before
64.50%
After
58.26%
Maybank Nominee (Tempatan) Sdn Bhd for Kenanga Investors Bhd (Clients') Account
Malaysia
Before
21.50%
After
19.42%
Ting Choon Meng
Before
5.38%
After
4.86%
Chan Ying Ho
Before
8.62%
After
7.79%
LYC Healthcare (Cayman) Ltd
Cayman Islands
Public Shareholders (2)
Before
0%
After
9.67%
Before
100%
After
90.33%
100%
LYC Medicare International Pte Ltd
Republic of Singapore
100%
HC Orthopaedic Surgery Pte Ltd
Republic of Singapore
100%
T&T Medical Group Pte Ltd
Republic of Singapore

(1)	LYC HEALTHCARE (CAYMAN) LTD has nominated its wholly owned subsidiary, LYC Medicare International Pte. Ltd. to acquire the shares of HC Orthopaedic Surgery Pte. Ltd and T&T Medical Group Pte. Ltd pursuant to the Reorganization.

(2)	Assuming no exercise of the underwriter’s over-allotment option

INDUSTRY OVERVIEW

Introduction

The following overview is based on an Independent Market Research report prepared for the Company by Converging Knowledge.

THE HEALTHCARE INDUSTRY IN SINGAPORE - Recognized in the Global and Regional Stage

Singapore’s healthcare system has made its mark on the global stage, being amongst the leading in the world, and also serves as the healthcare and medical hub for the Asia-Pacific region. The island state is known for its healthcare infrastructure, reputed for its advanced medical research and achievements thereof, as well as its adoption of state-of-the art technology. Healthcare in Singapore is provided by both the public and private sectors. Essentially, the country’s healthcare system is designed to ensure that everyone has access to different levels of healthcare, with much of the patients’ and healthcare providers’ decisions being shaped or influenced by government subsidies. Those with more extensive medical insurance coverage, either by own volition or workers’ benefits, and/ or deeper pockets can have the added option to consult private healthcare. The country offers a wide range of healthcare choices and options, from the affordable and effective public healthcare system, the stellar private hospitals, the plenitude of primary and specialist medical clinics, to the growing presence of Traditional Chinese Medicine (“TCM”) and other ancillary healthcare services.

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Overview of the general healthcare situation as well as the factors affecting the demand and supply of medical services in relation to orthopaedic and common chronic diseases in Singapore.

Singapore’s Population Declines but Higher Old-Age Dependency Ratio Depicts Increasing Demand for Medical Services Catered for an Ageing Population

Singapore’s total population and resident population recorded at 6.0 million and 4.1 million, respectively, in June 2024. The total population experienced a year-on-year (“YoY”) decline for two (2) consecutive years, in 2020 and 2021, with a respective decrease of 0.3% and 4.1%. This decline was largely a result of a 10.7% decline in its non-resident population, which may be attributed to a fall in foreign employment numbers in Singapore from June 2020 to June 2021 due to travel restrictions and uncertain economic conditions brought on by the COVID-19 pandemic. Fewer citizen marriages and births were also recorded during the said period as restrictions on large gatherings led to marriage postponements, and health concerns resulted in delays in parenthood plans. However, post-pandemic saw a rise in YoY growth in total population in 2022 and 2023, recorded at 3.4% and 5.0%, respectively. The trend continues in 2024, as Singapore’s total population experienced a compound annual growth rate (“CAGR”) of 1.5%, from 2020 to 2024. See Figure 1.

Figure 1: Total Population and Resident Population in Singapore, 2020 –2024

Note:

●	Data are recorded at the of June of each year.

Source: Singapore Department of Statistics

Despite the total population decline, the old-age dependency ratio (residents aged 65 years and over per hundred residents aged 15-64 years) showed a steady growth from 21.6 in 2020 to 26.5 in 2024. Residents aged 65 years and over currently for 2024 constituted 18.0% of Singapore’s total population and recorded to be the highest among the ASEAN (Association of Southeast Asian Nations) countries. Singapore is projected to experience ‘hyper-ageing’ within the next 20 years, where one (1) out of four (4) residents will be 65 years old and above by 2030. Hence, Singapore would need to build more facilities for the elderly, such as nursing homes and rehabilitation centers. The rise of demand for services such as geriatric medicine, home-based patient monitoring, memory care, and rehabilitation medicine are further expected. Compared to younger orthopaedic patients, geriatric patients are more susceptible to osteoporotic-related fractures, which may require different fixation approaches, healing properties, and timeline. Thus, the overall recovery ability of older adults from fractures are different from their younger counterparts and often require more assistance and healthcare attention in the post-fracture time period.

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Singapore’s Public Healthcare Spending on the Rise, as Investments in Facilities and Services Increased to Support an Ageing Population

Singapore’s healthcare spending consists of expenditures from the public and private sectors. The public or government health expenditure recorded an increase from S$15.3 billion in 2020 to S$18.7 billion in 2024. Despite an estimated decline to S$17.2 billion in 2022, Singapore’s public healthcare spending rose by a compound annual growth rate (“CAGR”) of 5.3% during the period, from 2020 to 2024. See Figure 2.

Figure 2: Singapore’s Healthcare Expenditure from 2020 to 2024

20.0
19.0
18.0
17.0
16.0
15.0
14.0
13.0
12.0
11.0
10.0
S$ Billion
15.3
17.3
17.2
17.9
18.7
2020
2021
2022
2023
2024e
Year

Note:

●	Singapore’s Ministry of Finance has only provided estimated figures for 2024’s healthcare expenditures

Source: Ministry of Health and Ministry of Finance

Singapore’s healthcare expenditure has been on the rise, largely due to the development of new facilities, costs of running/maintenance, rising manpower costs, as well as increased utilization of healthcare services in line with a growth in the ageing population. As the country’s population ages, Singapore has stepped up its investments in facilities and services, making care more accessible and affordable to all, providing earlier diagnosis and closer monitoring and follow-ups for medical conditions as well as expanding the range of treatment options. By 2030, government expenditures are expected to rise to more than 20% of GDP, with healthcare spending accounting for the majority of this increment.

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Number of Specialist Doctors Increasing, Indicating a Rising Demand for Medical Specialty Services and Domestic Readiness to Train and Groom Talents

From 2019 to 2023, a steady growth in the total number of doctors in Singapore was observed. The total number of doctors rose from 14,279 in 2019 to 16,753 in 2023, which recorded an overall CAGR of approximately 4.1%. Doctors attached to non-public healthcare facilities and specialists also saw an uptick, at CAGRs of 2.3% and 3.6% respectively. Non-public (private) doctors ranged from 31.1% to 29.1% of Singapore’s total doctors’ population in the period from 2019 to 2023, whereas specialist doctors accounted for over 41% since 2019. The latter may potentially show room for demand for medical specialists. It is further noted that there is a higher concentration of specialists in the public sector, with those in the non-public sector accounting for less than 30% of the total number of specialist doctors in Singapore from 2019 to 2023. Please refer to Figure 3.

Figure 3: Total Number of Doctors, Specialist Doctors, Doctors in Non-Public, and Specialist Doctors in Non-Public, 2019 to 2023

Source: Singapore Department of Statistics

From 2018 to 2023, the top four specialties with the largest increase in numbers were Anesthesiology, Pediatric Medicine, Diagnostic Radiology, and Orthopaedic Surgery. In terms of percentage, Rehabilitation Medicine, Geriatric Medicine, Neurology, and Orthopaedic Surgery saw the biggest percentage growth in the number of specialists registered.

Increase in Number of Primary Care Practitioners, with a Collaborative Role in Facilitating Care for Chronic Disease Patients

In Singapore, it is a common practice for patients to consult primary care practitioners as the first point of contact for ailments. These would include General Practitioners (“GPs”), physiotherapists, TCM physicians and acupuncturists. The Ministry of Health introduced the Primary Care Networks (“PCN”) scheme in 2017 as a collaborative means for GPs to form networks that support more holistic and team-based care to patients through a multidisciplinary team (composed of physicians, nurses, primary care coordinators and ancillary and support services) for more effect management of chronic conditions.

Under the PCN scheme, funding and administrative assistance are provided to help GPs to better track outcomes and monitor their patients’ health conditions more closely. In addition, participating GPs are supported by a team of dedicated nursing, allied health and administrative staff and a chronic disease registry. As of July 2024, a total of 1138 clinics have joined the PCN.

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From 2019 to 2023, the total number of GP doctors increased by 16.7% from 8,398 in 2019 to 9,797 in 2023. The number of physiotherapists also saw a rise (29.7%) in the same period, from 2,020 in 2019 to 2,619 in 2023. TCM physicians and acupuncturists saw a smaller increase in absolute numbers from 2019 to 2023, rising by 5.4% and 1.5% respectively. See Figure 4.

Figure 4: Total Number of GP, Physiotherapists, TCMs and Acupuncturists 2019- 2023

Source: Singapore Department of Statistics, Ministry of Health, and Compilation by Converging Knowledge

Increasing Median Monthly Income May Trigger Higher Spending in Better Healthcare

Between 2019 and 2023, both the average and median monthly household income from work of resident households grew. The median household income from work increased by 15.3%, from S$9,425 in 2019 to S$10,869 in 2023. Taking household size into account, the median monthly household income from work per household member went from S$2,925 in 2019 to S$3,500 in 2023, a 19.7% rise.

Generally, individuals with higher monthly income would prefer to receive medical care that is more catered and exclusive even if it means higher expenses. This may result in higher revenue from the healthcare sector. See Figure 5.

Figure 5: Median and Average Monthly Household Income

Source: Singapore Department of Statistics

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DESCRIPTION OF DIFFERING SEGMENTS IN THE INDUSTRY SUPPORTING BONE-RELATED ISSUES AND COMMON CHRONIC DISEASES

In Singapore, it is common for patients to visit/consult a primary care practitioner for common ailments, such as cold, flu and fever, and even for sprains and fractures or common chronic diseases.

The treatment of problems related to the musculoskeletal system is carried out by orthopaedic specialists, namely a surgeon or GP/Family Physician with special focus on such ailments.

An orthopaedic surgeon is a doctor who specializes in the diagnosis, treatment, prevention, and rehabilitation of musculoskeletal ailments, including sports injuries, joint discomfort, and back problems. He/ She can prescribe braces, splints, casts and even reset bones if deemed fit. Generally, an orthopaedic surgeon can provide pre-surgery consultation, undertake surgical procedures and support with post-surgery follow-up and recovery or provide recommendations to patients requiring occupational or physical therapy.

While musculoskeletal experts will first look at non-surgical options, they can treat and repair any musculoskeletal diseases that require cautious intervention in the hips, knees, foot, lower legs, shoulders, elbows, hands, or spine. They can also aid patients suffering from back pain, broken plates, spinal stenosis, bone tumors, carpal tunnel, joint inflammation, wounds, and more.

ORTHOPAEDIC AND OSTEOPOROSIS SERVICES IN SINGAPORE

HISTORICAL DEVELOPMENT OF THE SECTOR IN SINGAPORE

Orthopaedics has been available in Singapore before the country’s independence, previously taught by the Department of Surgery at the then University of Malaya. It was only in 1952 that the Department of Orthopaedic Surgery at the University of Malaya was established, the early signs of the growing importance and recognition for this specialty. A second department – a government department of orthopaedic surgery was established in 1959 to cater to the increasing workload at the General Hospital. Orthopaedic services were already available at Alexandra Hospital, Tan Tock Seng Hospital and Toa Payoh Hospital in Singapore from as early as 1974. Thereafter, the formal establishment of a Department of Orthopaedic Surgery in these hospitals took place only in 1977. The late 1970s saw the beginning of sub-specialty services in orthopaedic surgery. However, it is noted, from other literature, that orthopaedic sports medicine had its beginnings in the late 1960s. It has since grown to be a major orthopaedic sub-specialty, with knee, shoulder and ankle injuries constituting the majority of cases seen by the orthopaedic sports medicine specialists.

To boost the number of medical specialists, the Committee for Postgraduate Medical education was set up in 1980. In the initial years, few specializations were offered in Singapore. The government began sending its brightest doctors in the public sector to the best medical institutions around the world for training. The Healthcare Manpower Development Programme was launched in the 1980s, giving specialists opportunities to work and train at world-renowned overseas institutes, allowing for a new generation of highly-skilled specialists to be nurtured. This helped set the stage for developing Singapore’s renowned capabilities in highly-specialized, advanced medicine. Singapore has since continued to forge strategic partnerships with healthcare organizations globally and continues to send doctors for training at world-class medical facilities. Today, Singapore is a regional hub for the provision of orthopaedic sports medicine care and training.

HEALTHCARE SECTOR EDGES TOWARDS HOLISTIC AND INTEGRATED CARE APPROACH

The Singapore government acknowledges that the island state is faced with an ageing population, with one (1) out of four (4) Singaporeans expected to be aged 65 and above by 2030. A greying demographic indicates growing needs for healthcare. Thus, the Singapore government is promoting a transformation in the way healthcare is delivered. No longer will the healthcare approach be focused on catering for a younger population, but rather a multidisciplinary, person-centric approach that connects care services seamlessly across settings. New capabilities are being built to achieve better integration (Integrated Care), through training, better technology utilization for diagnostics, and flexible funding arrangements.

With a multidisciplinary, person-centric approach, doctors will work together with other healthcare professionals such as those in allied health (which include diagnostic radiographers, dieticians, physiotherapists, medical laboratory technologists, radiation therapists and medical social workers), administrators and nurses, to identify the common care goals for patients as well as prioritize and streamline interventions. One (1) example mentioned is the consolidation of medical appointments with multiple Specialist Outpatient Clinics that spanned across different specialties, and multidisciplinary specialists and primary care partners also shared in the care for the patient, where appropriate. The intended effect is to provide patients with more holistic care when each patient is assigned to a single coordinating physician. Patients and their family, or caregivers, can also avoid the inconvenience of multiple trips when medical appointments are well-coordinated.

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Integrated Care entails connecting care in a seamless manner across settings – connecting acute, intermediate, and long-term care, between acute and primary care, and between primary and community care. This is a key part of Singapore’s goal to shift care beyond the hospital into the community and closer to home. The Hospital to Home (“H2H”) program consolidates the care transition arrangements of hospitals with the aim of facilitating the discharge of patients back home in a timelier and more seamless manner. Under the H2H program, a multi-disciplinary team works in the community to provide care and services such as rehabilitation and nursing for patients in their own homes. Subsequent referrals will be made to Community Care providers if necessary. Integrated Care is also about connecting social- and health-related services. For example, seniors, who are socially withdrawn, might face poorer health outcomes if they have no one to remind them to take their medications, or to do simple maintenance exercises with them, or to engage them in mind-stimulating activities. To date, over 8,000 patients have benefitted from the program since it was launched in April 2017.

REGULATORY ENVIRONMENT

Medical Licenses & Registrations

The Healthcare Services Act (“HCSA”) was enacted in 2020 to replace the Private Hospitals and Medical Clinics Act (“PHMCA) to ensure that healthcare regulation is kept up to date with new models of care. Under the PHMCA, healthcare providers were licensed based on different types of physical premises such as medical clinics, nursing homes, hospitals, clinical and x-ray laboratories. However, as new care models for patients have emerged, the delivery of healthcare services is no longer confined within the boundary of physical brick-and-mortar premises of clinics and hospitals. The HCSA provides a more flexible approach in the regulation of Singapore’s healthcare system from a premises-based to a services-based framework.

COMPETITIVE LANDSCAPE

There are 417 registered orthopaedic specialists registered with the SMC. Out of these, almost all are registered under the specialization of “orthopaedic surgery”, with the exception of 62 players that are registered under the specialization of “hand surgery” and one (1) in “diagnostic radiology”. Most of these registered orthopaedic specialists are in public practice, with less than 150 in private.

Most orthopaedic practices operate as single clinics, where most of them are located in the medical centers attached to hospitals. In such instances, the orthopaedic surgeons usually utilize the hospital facilities and operating theatres where their practices are located. However, to reach out to a wider pool of patients (including those from overseas), some may rent an office in a medical center of another hospital. Most orthopaedic practices operate standalone, which means that most specialists operate as single-doctor practice. Some practices, however, have more than one specialist or surgeons, each having their own specializations.

Word of mouth is a powerful tool to spread the word on the expertise of a medical specialist. Marketing of medical services is strictly regulated in Singapore. Doctors are not permitted to oversell their expertise. While professional and personal referrals continue to be a modus operandi, doctors have to continually stay “exposed” in the marketplace to build up their brand name and awareness of their expertise to ensure continuity in new patient flow.

BARRIERS TO ENTRY

Heavy Capital Investment

Managing a fully integrated clinic requires a high capital investment. Diagnostic scanning equipment, MRIs and X-Rays are not only expensive, but they also require a sizeable operating space which typical orthopaedic private practices do not normally have.

Ready and Broad Patient Base

With high costs in equipment and rental commitment, such medical practices would need to quickly build up its patient base to justify and generate returns to cover the significant cost of operations and investments.

Scalability Limitations

Most orthopaedic private practices operate individually and are managed by one (1) specialist. While it is possible for the specialist to practice out of two (2) different branches, so as to reach out to different segments of patients, detailed scheduling and time management is required due to the limited resources and manpower. Seeking suitable or compatible co-partners/co-orthopaedic specialists to operate two (2) or more branches can be challenging due to different expertise, patient requirements, and constraints related to time management. Thus, such solo orthopaedic practices are susceptible to external influences of rising operating costs.

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ESTIMATED MARKET SIZE, AND THE CLIENT’S ESTIMATED MARKET SHARE

The Total Orthopaedic Services Market is estimated to be between S$388 million to S$540 million in FY2023. With this, LYC Medicare International’s market share is estimated to be 2.3% to 3.2% in 2023. Meanwhile, in FY2024, the industry is estimated to grow between S$426.8 million and S$621.0 million, with LYC Medicare International’s market share expected to slightly increase to between 2.3% and 3.4%. See Figure 6.

Figure 6: Comparison of LYC Medicare International’s Market Share to the Total Orthopaedics Services Market in 2023 and 2024

2024

2023	2024

Notes:

●	‘mn’: million.

●	This estimated market size is focused on the orthopaedics market for orthopaedic surgeons only.

Market sizing is undertaken from a combination of quantitative and qualitative analysis. Quantitative analysis is based on a review all the existing secondary sources, including, but not limited to, published statistics, media reports, published opinions and projections by industry experts, and the audited financials of participants in the market. Qualitative analysis is based on interviews conducted with as many market participants as possible during the research period including, but not limited to, industry, relevant suppliers, industry experts, and relevant government agencies. This data is then organized from a top-down and bottom-up approach in a model similar to valuation to derive the final figure. Thus, market sizing is derived based on several inputs and assumptions, and not on a single number.

Industry Drivers and Major Trends

Material trends and drivers for the Singapore region that affect the healthcare, orthopaedic and common chronic disease industry sectors.

Incidences of Orthopaedic Diseases to Rise, along with the Ageing Asia Pacific Population, Including Singapore

Asia Pacific is home to over 60% of the world’s population. By 2050, one (1) in every four (4) persons in this region will be 60 or older to an estimated 1.3 billion people. As the population greys, the susceptibility of people to orthopaedic diseases, the most common being osteoarthritis and osteoporosis, rises. Both are prevalent diseases that occur among elderly aged around 65 years and above.

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Obesity Drives Propensity for Chronic Diseases and Orthopaedic Problems

The prevalence of obesity worldwide has nearly tripled since 1975. Chronic diseases and conditions (also known as non-communicable diseases, “NCDs”) are also on the rise. Chronic diseases, including cardiovascular diseases, diabetes, cancer, lung disease, including a myriad of orthopaedic problems like joint issues, are the leading causes of death and disability worldwide. The burden of NCDs in Singapore have grown from 1990 to 2017, based on data from Ministry of Health, where the Disability-Adjusted Life Year (“DALY”) for diabetes increased by over 35% from 1990 to 2017as it is the second most significant cause in overall DALYs. Treatment for certain NCDs such as cardiovascular and joint diseases require the use of medical device implants, for example, the insertion of a stent for clogged blood vessels, or hip and knee implants for common joint diseases such as arthritis.

Osteoarthritis, which is also frequently associated with obesity, often requires joint surgery, especially in the hips and knees. In addition to the increased likelihood of wear and tear on joints, excess weight also affects the prevalence of injuries, as the odds of sustaining musculoskeletal injuries is about 15% higher for overweight persons, and 48% higher for obese people, compared to those of normal weight.

Orthopaedic Services Continue to be In Demand Due to Road Safety Concerns

The road safety crisis in Asia Pacific is reported to have reached “epidemic proportions”. It is estimated that more than 2,000 people lose their lives on the road every day in the region, with many more sustaining serious life-changing injuries. Common injuries, which occur as a result of traffic accidents, include damage to the brain, head, neck, spinal cord, back, as well as facial and internal injuries. High incidents of traffic accidents would lead to high incidences of people needing surgery, thus bringing about a demand for orthopaedic treatment and care.

Sports-Related Injuries

Demand for orthopaedic services is also affected by the number of people who sustain injuries while engaging in sports, exercise, or recreational activities. Due to a shift towards healthier living, as well as an increasing number of professional athletes and the general population engaging in sports, cases of such related injuries have been growing. Trauma or over-usage of muscles and joints are often the cause of most sports injuries, the latter of which include contusions, sprains, strains, fractures, and dislocations.

Implementation of 3D Printing Tools for Osteoporosis Treatments

There have been notable improvements in the technologies utilized in osteoporosis treatments in Singapore. 3D printing tools have been utilized to print 3D models of patient’s bones. These models are used by the orthopaedic surgeons to demonstrate and explain the condition of patients’ bones during consultation. This advancement of technology is said to reduce reliance on Computed Tomography scans, thereby lowering patients’ exposure to radiation. In addition, 3D printing tools are also used to aid surgeries

Push for Digitalization in Healthcare

Singapore has embarked on a Smart Nation initiative, which aims to harness technologies to stay ahead as a global city and improve lives and livelihoods. In the field of healthcare, the island state is also taking steps to steer efforts towards the use of AI. One example is the three-year collaboration between SingHealth and SGInnovate which will offer resources and opportunities that deep tech start-ups need to develop AI applications to enhance healthcare services

Medical Tourism in Singapore

Singapore was rated top in Asia and second globally on the ranking of 2020-2021 Medical Tourism Index (“MTI”), just after Canada, with an index score of 76.43. This ranking is a testament that the island nation is recognized as one of the leading destinations for tourists seeking better medical procedures outside of their own countries. With approximately 500,000 medical tourists each year, they spend about 4% of overall tourism receipts in Singapore. Every year, international patients come to Singapore for a wide range of medical services, ranging from health checks to high-end surgical treatments in various disciplines such as cardiology, neurology, organ transplants, and orthopaedics.

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Prospects of the Industry

There are strong prospects for both the orthopaedic and common chronic diseases industry segments in Singapore, with an estimated CAGR of 10% to 15% for the orthopaedic industry segment, and an estimated CAGR of 10% to 20% for the common chronic disease segment from 2024 to 2028. See Figure 7.

Figure 7: Estimated and Forecasted Yearly Growth for Orthopaedic Industry in Singapore

Note:

●	‘e’: estimated; ‘f’: forecasted

Source: Computation and Compilation by Converging Knowledge

The estimated CAGRs for both the orthopaedic industry and common chronic disease segments for 2024 to 2028 were derived based on a combination of qualitative and quantitative methods similar to those employed in determining market size. Estimates are run through industry participants interviewed in the market research, to provide a range. The common chronic disease segment has a wider range due to increasing obesity cases, which is also a global issue. From 2021 to 2022, 11.6% of Singapore residents aged 18 to 74 years were obese. A rising trend was observed when compared to approximately 8.6% in both 2013 and 2017. Singapore faces an aging population, with residents 65 years of age and older, already constituting 18.0% of Singapore’s total population in 2024. By 2030, approximately 1 in 4 Singaporean citizens will be 65 years of age and older. Singapore plays a critical role in setting benchmarks for surgical outcomes and training future specialists across Southeast Asia. As Singapore is projected to become a “super-aged” nation by 2026 (i.e. 20% or more of the population is over 65 years of age), there will be an increased need for controlling age-related spine disorders. To address these issues, Singapore has established the National University Spine Institute under the National University Health System. This infrastructure, that combines patient care, medical research, and education, is in line with Singapore’s status as the regional medical hub for orthopaedic care.

Factors supporting the industry sector growth are discussed below:

Population Growth will Ensure the Continuous Growth in Consumer Pool

According to the United Nations (“UN”), the population within the Asian region is expected to increase annually, at least until 2050. From approximately 4.7 billion in 2020, the medium-variant projection by the UN indicated that the global population could grow to around 4.9 billion in 2030 and 5.3 billion in 2050. Singapore also is projected to show a similar growth trend in respect of its population to 6.3 million in 2030 and 6.6 million in 2050, from the recorded 5.7 million in 2020. As the captive consumer pool for healthcare grows, demand for medical and healthcare services are also expected to rise.

Asia Pacific’s Ageing Population to Take Up 16.9% of Total Population in 2050

The global ageing population is expected to continue its uptrend. The proportion of older persons in the world is projected to reach nearly 12% in 2030 and 16% in 2050. Specifically in Eastern and South Eastern Asia the percentage of persons aged 65 years and over is projected to reach 16.3% in 2030, and 25.7% in 2050, up from 12.7% in 2022.

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Economic Growth to Push Demand

Asia Pacific GDP is forecast by the International Monetary Fund (“IMF”) to increase at a CAGR of 5.8% from 2020 to 2028 – from US$31.9 trillion in 2020, to US$50.1 trillion in 2028. As positive economic growth is expected for the next five (5) years, the budgets of governments around the world, and spending power of individuals will also be positively influenced. This may result in an increased propensity to spend on healthcare, driving the demand for related products such as orthopaedic implants as well. Increased wealth levels may also result in higher expectations in healthcare standards, for example, the usage of technologically advanced orthopaedic implants. See Figure 8.

Figure 8: Recorded and Projected GDP for Asia Pacific from 2020 to 2029

Source: IMF, Compilation by Converging Knowledge

Increasing Healthcare Expenditure

Singapore’s government healthcare expenditure tripled to S$11.3 billion from 2010 to 2019 and by 2030, an estimated S$27 billion will be spent. This would account for over a-fifth of the government’s operating revenue and government spending could exceed 20% of GDP by 2030, with most of the increase driven by healthcare expenditure. The Singapore Health Ministry has the second-largest budget after the Defense Ministry and health expenditure is expected to rise along with an ageing population.

BUSINESS

Overview

We are a multidisciplinary specialist healthcare group with operations in Singapore providing an integrated and holistic suite of medical services covering medical and specialist care and treatment. Our core medical competencies and focus lie in the fields of orthopaedic surgery, sports injuries, fracture treatment, degenerative spine conditions, chronic degenerative joint diseases, pain management, metabolic diseases, osteoporosis treatment, health screenings and advanced medical imaging services, including X-ray imaging, bone mineral density scans, body composition scans, ultrasound scans, MRI and CT scans, as well as, medical consultations, physiotherapy and the provision of other related paramedical products and services.

We aim to be a one-stop medical services provider in the field of musculoskeletal-related medical care, with the capability of providing services across the entire medical care ecosystem for patients. This includes adopting new and up-to-date advanced techniques and technologies for the treatment of orthopaedic and musculoskeletal-related conditions, as well as expanding our non-medical services to provide a range of rehabilitation services to our patients to provide a more comprehensive treatment package, beginning from diagnosis, treatment to rehabilitation. We provide these services through our two operating subsidiaries:

●	T&T Medical Group Pte. Ltd. (“T&T”) - a family clinic, radiology, osteoporosis, and physiotherapy center focusing on degenerative joint diseases, spine, and pain management, and metabolic diseases such as diabetes, hypertension, and high cholesterol. The clinic also operates a state-of-the-art imaging center equipped with advanced Siemens Magnetron Alotea and Somatom Force machines, enabling high-quality CT and MRI scans to support accurate and timely diagnoses

●	HC Orthopaedic Surgery Pte. Ltd. - an orthopaedic surgery practice providing computer-assisted joint replacement surgeries (Total Knee Replacement, Total Hip Replacement, Unicompartmental Knee Replacement) such as pinless computer navigation, patient-specific instrumentation, and robotic surgery (MAKOplasty®).

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T&T and HCOS collaborate to deliver seamless and comprehensive orthopaedic care to their patients. With real-time access to diagnostic results, scans, and imaging, T&T doctors can swiftly recommend the next course of treatment, such as initiating physiotherapy sessions, which are also readily available in-house. For cases requiring advanced surgical intervention, T&T refers patients to HCOS, where they receive specialized orthopaedic care. This collaborative and integrated approach maximizes efficiency, enhances patient convenience, and ensures the delivery of high-quality, comprehensive care.

Clinical and Specialist Services

Our clinical and specialist services operate through our centrally located medical clinics. T&T provides services from its clinic in Novotel Singapore on Kitchener, while HCOS provides services from its clinics in Mount Elizabeth Medical Centre, Mount Elizabeth Novena Specialist Centre, Parkway East Medical Centre, and Gleneagles Medical Centre.

Through our clinics, we treat patients seeking services ranging from health screenings, medical consultations, physiotherapy, screening and treatment of osteoporosis, provision of orthopaedic surgery, visco-supplementation, and advanced imaging modalities for the diagnosis of various musculoskeletal conditions. We believe in a patient-centric and multidisciplinary approach to specialist healthcare management and treatment. Hence, our goal is to provide trusted, convenient, and integrated healthcare services to our patients. We have a total of four (4) doctors practicing at our five (5) medical clinics, of whom two (2) are specialists. We also engage and partner with other healthcare professionals, such as third-party physiotherapists that are contracted to our clinics. We also engage a team of radiographers to provide imaging services to our patients on-site at our clinics.

Our T&T clinic provides clinical services primarily focusing on chronic disease management including treatment of chronic degenerative joint diseases, spine pain management, screening, and treatment of osteoporosis, as well as treatment of metabolic diseases like diabetes mellitus, hypertension, and high cholesterol. In particular, the T&T clinic is equipped to conduct an array of advanced medical imaging services, including MRI scans, CT scans, X-ray imaging, BMD scans, body composition scans and ultrasound scans. Our T&T clinic also provides general medical care.

T&T also engages third-party service providers to provide patients with on-site and integrated suite of medical services within the premise of T&T’s clinic, including physiotherapy treatment services.

Our HCOS clinics provide orthopaedic-related specialist services and surgical care. Our HCOS clinics primarily serves patients requiring various orthopaedic specialist treatments, including joint replacement surgeries, keyhole surgeries and minimally invasive spine surgery procedures. The range of specialist treatments available at our HCOS clinics is generally catered towards general orthopaedic services, management of osteoarthritis of the hips and knees, sports injuries with torn ligaments and meniscus, and degenerative spine conditions including prolapsed intervertebral discs (slipped discs) and the management of adult and pediatric fractures and trauma.

Our HCOS Premier Health Screen Centre (“HCOS Premier”), is a new health screening center, strategically located adjacent to the T&T offices, whose focus and target group of patients is fundamentally different from that of the T&T. While T&T primarily focuses on chronic disease management with the diagnostic and screening services carried out as part of the disease management process while HCOS Premier, targets healthy individuals or those with health concerns to undergo diagnostic and screening services, therefore addressing an entirely different group of patients. HCOS Premier and T&T complement each other, increase the utilization rate of the MRI & CT scanner, as well as referrals to HCOS and T&T medical center. HCOS Premier adds two additional clinical spaces to accommodate future growth and expansion and enhances patient capacity and improves overall care delivery, enabling HCOS and T&T to serve a larger number of patients with greater efficiency and convenience.

In general, the clinical and specialist services that our Group provides can be categorized as follows:

(a)	Surgical services: Our orthopaedic surgery services team provides surgical services to treat a wide range of common orthopaedic conditions. Our Group adopts techniques such as computer-guided surgery, robotic surgery, keyhole surgery and minimally invasive surgery, which help to reduce complications, allow faster and better functional recovery for patients, and enhance surgical precision and ultimately clinical outcomes. Our doctors are experienced with many years of clinical and surgical experience. Our lead surgeon, Dr. Chan Ying Ho (Henry), specializes in computer-assisted hip and knee replacement surgeries which utilizes state-of-the-art technology such as painless computer navigation, Patient-Specific Instrumentation (“PSI”) and robotic surgery (MAKOplasty®).

(b)	Non-surgical / Conservative services: Our team recognizes that not every patient’s condition would require and/or be suitable for surgical treatment. As such, we also provide a wide range of non-surgical services and conservative management methods for such patients which are carried out at our T&T clinic. These include general consultations and diagnostic investigations, as well as other conservative management techniques such as medication, injections, splinting and physiotherapy.

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Treatment Process

Patients who seek our services are referred to us by a range of sources, including various specialists and general practitioners who have provided the patient with a preliminary diagnosis, by word of mouth, by former patients or via direct contact with us for a health screening and medical consultation.

Upon first visiting one of our clinics, the patient will go through a consultation with our doctors for an accurate diagnosis of their medical condition. Typically, various diagnostic tests such as MRI scans, CT scans or X-rays may be arranged for the patient for the accurate diagnosis of their ailment. Our doctors will then review the results of such tests and discuss with patients to formulate the best customized treatment plan for the patient depending on the severity of that patient’s condition, their age, and their functional requirements.

HCOS’ outpatient clinics mainly focus on outpatient consultations and minor procedures such as injections and joint aspirations under local anesthesia, cast application and removal, etc., as well as post-surgical services to our patients which include follow-up consultations and physiotherapy.

We rely on the day surgery centers and private hospitals to provide us with the facilities and inpatient medical care for patients who require major and complex surgeries. The relationship between HCOS and these various day surgery centers and private hospitals should be considered as “symbiotic” as the vast majority of the specialists practicing in the day surgery centers and private hospitals are self-employed - these private specialists (including HCOS’) provide the software of the patient care (the medical care or surgery, inpatient admission, ordering of various radiological and/or hematological investigations for diagnosis, etc.) while the day surgery centers and private hospitals provide the hardware of patient care (radiology services, surgical suites, nursing care and inpatient wards).

We maintain and renew our accreditations regularly with these day surgery centers and private hospitals, and we have had no issues in renewing our accreditation since the founding of HCOS. We do not have any specific agreements/or arrangements with these day surgery centers and private hospitals, in order to maintain the flexibility in choosing whichever facility is appropriate according to their availability or our patient’s needs or preferences.

Imaging Services and Medical Consultations

Through our primary care clinic at T&T, we provide generic health screenings and medical consultations, for illness, pain, or other chronic conditions that our patients may have such as chronic joints pain, and chronic neck pain and back pain. We also conduct a full suite of health screening services for patients in addition to our comprehensive diagnostic capabilities which include MRI and CT scans, BMD imaging, ultrasound scans, DEXA scans, X-ray imaging, as well as vascular and stroke screening. This set up allows us to provide an integrated, holistic, and patient-centric care model, so that our patients can access such screening and diagnostic services in a single location, without incurring additional time and inconvenience.

(a)	X-ray Imaging

Pursuant to a Radiological Services Agreement entered into on July 3, 2018, the Jireh Group Pte Ltd (“Jireh”) has provided in-house X-ray Imaging services to our patients as a third party service provider. Such imaging services include general x-rays, bone mineral densitometry and ultrasound imaging which allow us to check and identify fractures (broken bones), assess degenerative joint diseases and abnormalities in bone structures and also conduct chest X-rays to confirm suspected diagnoses of pneumonia and to detect other lung diseases. Jireh is responsible for providing both the imagining equipment and radiographers/sonographers and radiologists is responsible for providing the operating premises and medical and administrative personnel. T&T acts as the principal and is responsible for the billing and collection of fees. T&T then remits payment to Jireh pursuant to a set schedule of fees for each specific diagnostic procedure performed.

(b)	MRI Imaging

We offer MRI services in-house to accurately diagnose various orthopaedic conditions such as slipped discs, spinal stenosis, cervical myelopathy, nerve impingement, arthropathy, avascular necrosis, meniscus / ligament / rotator cuff tears, etc.

MRI angiograms can be done as well for the heart and where the patency and the amount of blood flow in the patient’s blood vessels can be accurately assessed. This vascular screening will enable us to assess the risk of stroke or heart ischaemia for the patient, allowing us to provide early intervention to minimize the risk of severe strokes / heart attacks.

We also use MRI to scan the other parts of the patient’s body for the diagnosis of tumors (soft tissues or solid organs), diagnosis of stroke and/or other various brain conditions.

(c)	Other Imaging Services

Our T&T clinic also offers CT scan and ultrasound scan services in-house or through third party service providers who operate on-site at our clinics. This comprehensive diagnostic capability allows us to choose the best modalities to diagnosis the patient’s ailment without the physical constrain of other standalone diagnostic centers.

BMD / DEXA scans can also be done at our T&T clinic for the accurate diagnosis of osteoporosis as well as the monitoring of the treatment response from anti-osteoporosis treatments applied.

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Key Medical Treatments Offered by Our Group

Key medical procedures and treatments offered by our Group to treat common orthopaedic and musculoskeletal conditions include, but are not limited to, the following treatments, or any combination thereof, and are administered following a consultation between our doctors and the individual patient to determine the most appropriate treatment in the patient’s individual circumstances:

(a)	Conservative Treatment

Conservative treatment typically involves the prescription of anti-inflammatory medications, traction therapy, core strengthening and lifestyle modification (including physiotherapy), ultrasound treatment or a combination of several of the foregoing treatments.

(b)	Minimally-invasive Surgical Procedures

(i)	Visco-supplementation and Orthobiologics

Orthobiologics refer to the use of biological substances derived from substances naturally found in the body to help musculoskeletal injuries heal quicker.

Visco-supplementation, a form of orthobiologics, is currently used as a treatment in which hyaluronic acid is injected into an individual’s joint. This thick fluid may help reduce pain, friction and swelling in one’s arthritic joint, ultimately improving the function of the joints.

We conduct visco-supplementation to inject hyaluronic acid into affected joints to improve osteoarthritic conditions and aims to restore the favorable synovial fluid composition present in the healthy joints. This allows the patient to remain active and participate in proper physiotherapy and rehabilitation.

(ii)	Injectables: injection of medication in the affected area to relieve symptoms.

(iii)	Nucleoplasty (radiofrequency ablation): used to help to remove some of the pressure on the disc that causes the problem. Such procedure is performed under moderate sedation.

(iv)	Micro-discectomy: removal of part of the damaged disc tissue that exerts pressure on the nerves.

(v)	Arthroscopic Rotator Cuff Repair: our medical specialist will insert a small camera, called an arthroscope, into the shoulder joint. The camera displays pictures on a television screen, and our medical specialist uses these images to guide miniature surgical instruments to make very small incisions.

(vi)	Arthroscopic Capsular Release: a procedure to cut the tight capsular tissues surrounding the shoulder joint, to allow the shoulder joint to move more freely.

(vii)	Endoscopic Carpal Tunnel Release: a thin, flexible tube that contains a camera is put into the wrist through a tiny incision (cut). The camera guides our medical specialist as the surgery is done with thin tools put into the wrist through another small cut.

(c)	Open Surgery

(i)	Total Hip Replacement Surgery

A form of surgery where a hip is replaced with an artificial prosthesis, which helps to reduce pain and/or restore mobility and/or function.

We offer advanced medical technology for our implants comprising acetabular components, femoral stem, and the articulating surfaces. The longevity of the implants can further improve with advanced surface technologies such as Ceramic (Biolox®)/highly cross-linked polyethylene.

The accuracy of our total hip replacement can be further improved with our use of MAKOplasty®, a form of robotic surgery. Patients opting for this technique will undergo a pre-operation CT scan of the lower limb, where all the important parameters in the lower limb will be captured and entered into the computer. This data will be merged with the real-life anatomical landmarks of the patient on the surgical table, and our medical specialist will use the robotic arm to perform the operation.

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(ii)	Total Knee Replacement Surgery

An orthopaedic procedure where a knee is replaced with an artificial prosthesis, which helps to reduce pain and/or restore mobility and/or function.

We rely on state-of-the-art technology to perform a total knee replacement surgery. We offer advanced technology and can perform total knee replacement surgery in Singapore in a more refined and accurate manner. We use computer navigations, 3D printing, and MAKOplasty® to help to improve surgical results without a significant increase in time.

Our Group’s Dr. Chan Ying Ho (Henry) is an expert in the field of computer-assisted joint replacement surgeries. He is also an expert in advance bearing surface technology – OXINIUM™ (ceramic knee implants) and highly crosslinked polyethylene. Surgical procedures carried out by Dr. Chan Ying Ho (Henry) may include various computer navigation techniques, such as:

●	Stryker Enlite navigation system;

●	MAKOplasty®;

●	Brainlab navigation system;

●	Zimmer iAssist® Knee System;

●	Zimmer® Patient Specific Instruments;

●	Zimmer ROSA® Robotics Systems;

●	OrthAlign / KneeAlign® system; and

●	Smith and Nephew VISIONAIRE System.

Computer navigation involves inputting the “coordinates” of the lower limb – the anatomical landmarks of the ipsilateral hip joint center, knee joint, and ankle joint – into the computer system. This brings about a real-time reflection of where the cutting instruments should be placed. To further enhance the accuracy, the cuts can be verified as well. In addition, the soft tissue balance is fine-tuned by studying the kinematics of the knee joint. This helps to achieve a well-functioning knee prosthesis.

3D printing technology is also leveraged upon in knee replacement surgery. Patients opting for this technique will undergo a preoperative MRI scan of the lower limb, which captures important data as well as pre-determines the size and alignment of the implants. Thereafter, a 3D printer will be used to produce PSI based on such information. After proper sterilization, the PSI will fit onto the patient’s knee joint anatomy and allow our specialist to perform the replacement in a quick and accurate fashion.

MAKOplasty® involves the use of a semi-automated robotic arm that will assist the surgeon in executing total knee replacement. Patients will generally undergo a preoperative CT scan to gather data on the lower limb, following which the substantial parameters are entered into the computer and such data is eventually merged with the real-life anatomical landmarks of the patient while in the operating theatre. Our specialist can then use the robotic arm to precisely perform the procedure, which provides visual, auditory, and tactile control to help assure that our medical specialist cuts away only the bone planned to be resected prior to surgery. In addition, there is a safety mechanism built into the device to minimize the risk of nerve or blood vessels injuries.

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(iii)	Other Surgical Treatments

●	Discectomy: which involves an incision into the trouble area of the spine and is used to remove the disc material that is causing pain;

●	Arthroscopic Subacromial Decompression: a procedure designed to allow more room for the rotator cuff tendons to move;

●	Open Debridement with Radiofrequency Ablation: the thorough cleaning of the wound and removing all hyperkeratotic (thickened skin or callus), infected, and nonviable (necrotic or dead) tissue, foreign debris, and residual material from dressings;

●	Carpal Tunnel Release: our medical specialist will cut through the ligament that is pressing down on the carpal tunnel, making room for the median nerve and tendons pressing through the tunnel;

●	Femoral Head Salvage Procedure: a surgical operation to remove the head and neck from the femur, is performed to alleviate pain; and

●	Forefoot Reconstruction: involves shifting of bone structure (osteotomy) and severe fixation.

Physiotherapy services

We offer on-site rehabilitation treatments for musculoskeletal pain conditions pursuant to a three-year Collaboration Agreement – Physiotherapy with Egeiro Physiotheraphy Pte Ltd (“Egeiro”), an independent third-party provider, which was effective as of June 1, 2024. Pursuant to this Collaboration Agreement Egeiro provides qualified and licensed physiotherapists to deliver physiotherapy services (“services”) to our patients at our clinics. We act as the principal in the provision of these services and manage the patient relationship, including billing. We subsequently remit 60% of the total fees collected to Egeiro as service compensation.

The conditions which our patients suffer from include acute pain from injury, chronic back and neck pain and post-surgical pain as well as degenerative pain conditions (e.g. slipped discs, bone spurs, and knee arthritis), and acute post traumatic injury (e.g. muscle and tendon sprains, ligamental and tendon tears, and spinal fractures). Each patient is given a specific treatment modality, customized to his/her condition. Our list of physiotherapy services is set out below:

(a)	Manual Therapy and Soft/ Tissue Massage

We use manual or massage therapy, applying hands-on techniques to body tissues with the intention to therapeutically treat pain and injuries.

(b)	Pulse Electromagnetic Treatment

Pulse Electromagnetic Field Therapy sends magnetic energy into the body. The magnetic energy waves work with the body’s natural magnetic field to improve healing and help to increase electrolytes and ions in the body. This naturally influences electrical changes on a cellular level and influences cellular metabolism.

(c)	Ultrasound

Ultrasound therapy uses sound waves to penetrate soft tissues and is used by therapists to increase blood circulation, treat pain conditions, and promote tissue healing.

(d)	Cervical / Lumbar Traction

Cervical / Lumbar traction can be done manually (by hand) or with a cervical traction device where a steady or intermittent force is applied to the neck to stretch the muscles and soft tissue and open up the spaces between the upper vertebrae and is designed to relieve muscle spasms and nerve root compression.

(e)	Radial Shockwave Therapy

Radial Shockwave Therapy is a non-invasive, and multi-disciplinary technology used to treat localized musculoskeletal pain and to promote healing in bone defects and fractures and reduce pain.

(f)	Interferential Current

Interferential current therapy works by sending small amounts of electrical stimulation to damaged tissues in the body. The therapy is meant to boost the body’s natural process for responding to pain, increase blood flow and the production of hormones that promote healing.

(g)	Radio Frequency Therapy

Radio Frequency Therapy helps with muscle spasms, improving vascularization to the area and promote healing to the desired tissue.

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(h)	Microcurrent Treatment

Microcurrent treatment is the application of frequency-specific electrical currents to the injured part of the body to treat musculoskeletal pain.

(i)	Neuromuscular Electric Stimulation

Neuromuscular Electrical Stimulation uses a device that sends electrical impulses to nerves. This input causes muscles to contract. The electrical stimulation can increase strength and range of motion and offset the effects of disuse.

COMPETITION

In the Clinical and Specialist Services segment, our Group generally faces competition from both medical practitioners and non-medical practitioners in the field of orthopaedics, Medical practitioners comprise other orthopaedic specialists, who may operate as standalone clinics or as part of a larger medical group. Non-medical practitioners comprise, among others, TCM physicians, physiotherapists, and chiropractors, who provide similar rehabilitation services to that offered by our Group. However, management is unaware of any direct competition from practitioners, non-medical practitioners or a medical group that is focused primarily on orthopaedic surgery/ musculoskeletal health and ordinary disease management and provides these comprehensive services that our Group offers.

Any party seeking to operate a fully integrated clinic would face high barriers to entry, such as the requirement of high capital investment, a ready and broad patient base, and limitations in terms of the scalability of the business model.

COMPETITIVE STRENGTHS

We believe we have the following competitive strengths:

We are a medical services group providing accessible pain care treatment in Singapore and we are modelled on a self-sustaining ecosystem, capable of providing holistic care to our patients, from providing diagnostics and surgical and non-surgical treatment, to finally post-operative care and physiotherapy

We are a multidisciplinary specialist healthcare group with operations in Singapore, with the capability to provide one-stop integrated musculoskeletal healthcare, from diagnostics to surgery to post-operative rehab, which differentiates us from both hospital systems (which are less specialized) and standalone clinics (which lack full-service continuity). Our Group is currently equipped to provide holistic end-to-end care for patients, with services that include preliminary health screenings, medical consultations, general treatment, provision of surgery, pain management, post-surgery rehabilitation services such as physiotherapy.

Our core medical competencies lie in the fields of orthopaedic surgery and care, chronic disease management, and chronic degenerative joint and orthopaedic diseases, where we provide primary medical care and specialized medical services focused on, amongst others, orthopaedic surgery, and the treatment of osteoporosis.

As our business segments are complementary in nature, we believe that our Group can attract and capture a larger portion of patients in the market given that patients can enjoy end-to-end medical care in a closed eco-system at the same location, which we believe maximizes convenience and minimizes patient concerns regarding service quality and reliability. Our Group’s integrated network allows for a more patient-centric and multidisciplinary approach to healthcare management and treatment, as our patients have the benefit of having different healthcare professionals working together and viewing his or her healthcare needs in their entirety.

Further, having a multidisciplinary approach facilitates the vertical and horizontal scalability of our Group’s business. Depending on the progression of the healthcare industry, our Group can leverage on our integrated capabilities to expand into other new specialist healthcare services and/or build on our value chain of medical and auxiliary services that will further enhance our Group’s industry relevance and value proposition as a one-stop integrated medical services center.

We have a team of highly qualified, experienced, and committed medical practitioners

Dr. Chan Ying Ho (Henry) is primarily focused on orthopaedic surgery and care and is well regarded as an expert in the field of computer-assisted joint replacement surgeries. Having completed his advanced surgical training in the specialty of Orthopaedic Surgery in 2013, Dr. Chan Ying Ho (Henry) has since performed more than 1,000 joint replacements and has been invited as an instructor for advanced joint replacement courses in the Asia-Pacific region.

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Dr. Ting Choon Meng is primarily focused on providing primary medical care and chronic disease management, particularly for musculoskeletal-related conditions.

Our focus on musculoskeletal-related conditions means that patients receive orthopaedic care from medical specialists who have in-depth knowledge and experience of their medical condition, as well as enabling our medical and non-medical specialists to conveniently tap on the knowledge and experience of one another when required. Together, our specialists can work closely together to ensure that every patient receives specialized medical treatment which best suits their needs. We believe that under the leadership and technical expertise of our medical and non-medical specialists, we are well-positioned to capitalize on the trends and developments in the healthcare industry and offer high quality and comprehensive healthcare solutions to our patients and customers.

We employ advanced techniques and technologies in our medical treatment and are able to perform complex orthopaedic surgery

Our Group is capable of performing computer-assisted joint replacement surgeries, using advanced bearing surface technologies, such as the use of OXINIUM™ (ceramic knee implants), and highly crosslinked polyethylene. Our Group also relies on advanced medical technologies, for example the use of the Stryker Enlite navigation system, MAKOplasty® and Smith and Nephew VISIONAIRE system, which enables our Group to perform surgeries with a higher level of precision.

GROWTH STRATEGIES

Our growth strategies and future plans for the expansion of our business are as follows:

Expand the range of services of our clinics to become a one-stop integrated center for musculoskeletal-related medical care

Apart from our current range of medical services where we prescribe medication, undertake minimally invasive and full surgical procedures, provide specialized injections and rehabilitation services such as physiotherapy services, we intend to continue to develop and expand our range of available treatments and products across our business segments in order to become a one-stop integrated center for the treatment of orthopaedic and musculoskeletal-related conditions.

We intend to expand our range of services by hiring experienced and established medical specialists, adopting new and up-to-date advanced techniques and technologies for the treatment of orthopaedic and musculoskeletal-related conditions, in order to expand our non-medical services to provide a range of rehabilitation services. patient base from such alternative services for our clinical and specialist services.

HCOS has hired two additional Orthopaedic Specialists - Dr. Nicholas Yeoh Ching Sing and Dr. Toon Dong Hao to extend our ability to expand our services and serve more patients. Dr. Yeoh’s subspecialty is total hip replacement via direct anterior approach and partial knee replacement surgeries, while Dr. Toon’s subspecialty is shoulder and knee arthroscopic surgeries. Dr. Henry Chan and Dr. Yeoh also complement Dr. Henry Chan’s expertise in computer assisted and robotic joint replacement surgeries. HCOS plans to add one additional specialist in the subspecialty of foot and ankle surgery/ spine surgery in the beginning of 2026 and is in active discussion with several potential candidates.

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In the Clinical and Specialist Services segment, we intend to progressively expand our range of service offerings in relation to the diagnosis and treatment of orthopaedic and musculoskeletal-related conditions and rehabilitation of the musculoskeletal system, to ensure that we build on our capabilities as a one-stop integrated medical services center for the treatment of orthopaedic and musculoskeletal-related conditions. In particular, given that orthopaedic specialists may have different sub-specialties, such as across the shoulders, knees, hands, back and spine, we intend to recruit more orthopaedic specialists with differing sub-specialties to expand the breadth and depth of sub-specialty services which our Group is able to provide to our patients.

New Screening Center

On May 5, 2025, HCOS established the HCOS Premier Health Screen Centre (“HCOS Premier”), a new health screening center, strategically located adjacent to the T&T offices, whose focus and target group of patients are fundamentally different from that of the T&T. While T&T primarily focuses on chronic disease management with the diagnostic and screening services carried out as part of the disease management process while HCOS Premier, targets healthy individuals or those with health concerns to undergo diagnostic and screening services, therefore addressing an entirely different group of patients. HCOS Premier and T&T complement each other, increase the utilization rate of the MRI & CT scanner, as well as referrals to HCOS and T&T medical center. HCOS Premier adds two additional clinical spaces to accommodate future growth and expansion and enhances patient capacity and improves overall care delivery, enabling HCOS and T&T to serve a larger number of patients with greater efficiency and convenience.

Expand our Group’s business operations through organic growth and via acquisitions, joint ventures and/or strategic partnerships

We intend to expand our existing business operations locally in Singapore, and if the opportunity arises, regionally, via a combination of organic growth and acquisitions, joint ventures and/or strategic partnerships that we believe will complement our current and future businesses and be aligned with our longer-term interests. We believe that suitable acquisitions, joint ventures and/or strategic partnerships will strengthen our competitive advantage by enhancing our services offerings and giving us access to new markets, customers, and businesses.

In the Clinical and Specialist Services segment, we intend to progressively expand our existing service capacity, to ensure that our medical clinics are prepared to capture any growth in demand for the whole spectrum of orthopaedic care without compromising on the quality of our services. This may include the establishment of new clinics and acquisitions of or strategic partnerships with synergistic businesses such as physiotherapy clinics.

We will also explore other acquisitions, joint ventures and/or strategic partnerships with prudence and will consider opportunities which will complement our existing operations, and which are also beneficial to our strategic long-term objectives. As of the date of this prospectus we have not identified or had any discussions with any potential acquisition targets or potential joint ventures or strategic partnerships.

To grow the “T&T” and “HC Orthopaedic” brand name and our patient base

We intend to build our “T&T” and “HC Orthopaedic” brand name as a recognized, one-stop integrated center for musculoskeletal-related medical care, with our medical specialists experienced in the fields of orthopaedic surgery and care, chronic disease management, and chronic degenerative joint and orthopaedic diseases. In addition, we also intend to enhance our Group’s brand homogeneity and corporate identity across all existing and future medical clinics in our Clinical and Specialist Services segment, by introducing common branding and communication collaterals, which will also reflect the integrated nature of our operations and medical solutions. Through our Group’s efforts in expanding our business operations and range of services offered, we intend to leverage on our ability to provide holistic, end-to-end musculoskeletal-related medical care to grow our patient base.

QUALITY CONTROL AND QUALITY ASSURANCE

Our Group is committed to ensuring that customer-focused quality healthcare services are delivered across our clinics to our patients.

Our Group continually seeks feedback from patients through direct dialogue. Feedback received is relayed to our doctors and management and is taken seriously and incorporated into our processes and operations as far as practicable to contribute positively to the overall experience of the patient. We have also implemented policies and procedures, as well as dedicated email hyperlinks on the websites of T&T, HCOS and our Company, to allow patients and members of the public to report any concerns over consultation or surgical fees, process of surgeries or medical procedures, our doctors’ level of care and professionalism, general quality of medical care as well as improvement requests. Such feedback will be sent to a committee comprising our doctors, our Group CFO, and the Non-Executive Directors of our Company (as the case may be) (“Review Committee”), who will review and appoint relevant officers to investigate the feedback, the findings of which and the proposed rectification steps will be presented to the said committee. All investigations will be carried out objectively, confidentially, and independently of the affected medical specialists or professionals, and upon conclusion, the Review Committee will independently decide on any further action, including rectification measures and/or disciplinary procedures, to ensure that the respective clinics maintain a high level of service and care.

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The Review Committee has full discretion and powers to appoint independent third-party medical specialists and/or professionals to provide expert opinion and specialized medical advice, in its review of feedback received and the conduct of follow-up investigations. The responsibilities of the Review Committee are as follows:

(a)	reviewing and investigating feedback lodged by patients and members of the public, in relation to consultation or surgical fees, process of surgeries or medical procedures, our doctors’ level of care and professionalism, general quality of medical care as well as areas for improvement. Members of the Review Committee will have unfettered access to documents, information, Group employees, and independent third-party expert medical advice;

(b)	reviewing and investigating complaints lodged by patients which are likely to or have resulted in litigation claim(s) against our doctors and/or the Group, including complaints that are likely to or have resulted in investigation against our doctors and/or the Group by a regulatory authority;

(c)	reporting material/significant feedback received and/or breaches discovered in the conduct of investigations to the Audit Committee; and

(d)	making recommendations on improvements in the policies and procedures of our Clinical and Specialist Services segment.

Our Board is of the view that the Review Committee has the appropriate level of expertise and representation, and is able to carry out its duties objectively and with purpose, after considering the following:

(a)	the composition of the Review Committee is adequate given the nature and scale of the Group’s business and operations. As of the date of this Prospectus, our Group has a total of four (4) doctors practicing at our five (5) medical clinics in Singapore;

(b)	the responsibilities of the Review Committee allow it to carry out independent review and follow-up investigations with an appropriate level of authority, and with unfettered access to documents, information, Group employees, and independent third-party expert medical advice.

Our doctors make a continuous effort to update themselves on medical developments and scientific and technological advancements. In particular, all doctors in Singapore are required to continually upgrade their knowledge and skills so that their level of medical competence is maintained, under the Continuing Medical Education Programme administered by the SMC.

Informal training sessions are held from time to time during which our staff are given updates on the latest advances and innovations in medical treatments and technology, in an effort to ensure that they remain well-versed in their respective fields. New hires must undergo a probationary period during which they are assessed to confirm that they have the requisite skills and experience. They are also given on-the-job training during which they shadow another employee to familiarize themselves with the operations of our clinics.

SALES AND MARKETING

The marketing of medical services by our Group is regulated by applicable guidelines issued by the MOH and the relevant laws and regulations in Singapore. Please refer to the section titled “General Information on our Group – Government Regulations” of this Prospectus for more details.

Personal referrals and referrals from medical specialists and other clinics

Our medical specialists are able to attract new customers through referrals from past or existing patients. “Word of mouth” is an effective and low-cost marketing strategy, especially in the digital age with the rise of social media, to grow our sales and build our brand. Through this marketing approach, we intend to continue to cultivate brand loyalty and goodwill amongst our existing patients.

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In addition, our clinics also receive referred patients who require specialized orthopaedic or specific health screening services from other doctors (general practitioners and other medical specialists as well as other allied health professionals) and paramedical services. Our corporate sales and marketing team will ensure that we continue to widen this network of referrals and maintain the close relationship with the existing doctors and clinics within our referral network.

Advertising and online social media presence

We also market our specialized medical services available at our HCOS clinics through a variety of traditional and alternative online and social media platforms, including but not limited to, Google and Facebook advertisements, press coverage, print media and social media. All marketing activities undertaken in respect of our clinical and specialist services is undertaken bearing in mind the relevant restrictions and guidelines set out in the applicable regulations in Singapore.

Corporate websites

Our Group’s corporate websites showcase the range of services, corporate profile, vision, mission and values, profile of our medical specialists and location of our clinics. This enables us to increase awareness of the clinics within our Group as well as the medical services being offered and reach out to a bigger target patient base.

Securing strategic locations for medical clinics at cost effective rental rates

We also seek to continue securing strategic locations for our medical clinics at cost-effective rental rates in order to expand our Group’s business in Singapore. We will continue to search for new sites and regularly review the locations of our existing clinics.

Branding

Our Group will continue to build the “LYC HEALTHCARE (CAYMAN) LTD” brand. This is in line with our long-term strategy of leveraging and building upon our competitive strengths and cultivating a common branding theme across our clinics. We will therefore highlight the affiliation to “LYC HEALTHCARE (CAYMAN) LTD” at the physical premises, as well as the websites of our existing and future clinics.

Public Health Seminars and Publicity

Some of our medical specialists participate in public health seminars in Singapore and overseas. These events provide opportunities for our specialists as, among others, guest speakers or participants, to raise the awareness of our Group’s services.

IMPACT OF COVID-19 OR ANY OTHER INFECTIOUS AND COMMUNICABLE DISEASE OR SERIOUS HEALTH ISSUE

We face risks from the outbreak of communicable or virulent diseases and pandemics/epidemics such as severe acute respiratory syndrome (“SARS”), H5N1 avian flu, Middle East Respiratory Syndrome (“MERS”), Ebola and most recently, the outbreak of COVID-19 in countries which we operate, which may materially and adversely affect our operations. In March 2020, the World Health Organization declared the outbreak of a new infectious disease known as “COVID-19”, to be a pandemic. which spread rapidly in almost all regions around the globe and resulted in a rapid deterioration of the political, socio-economic, and financial situation globally. Countries around the world started to implement measures such as lockdowns and travel restrictions in order to prevent the spread of COVID-19. In Singapore, the MOH directed healthcare institutions to defer healthcare services which were triaged as non-essential services including aesthetic services, elective joint replacement surgeries, adult vaccination, and screening services. Furthermore, restrictions were placed on the entry of short-term visitors into Singapore and travel advisories were issued to discourage Singapore citizens and permanent residents from travelling overseas.

The reemergence of COVID-19 or outbreaks of other contagious and virulent diseases such as SARS, the MERS, influenza such as H5N1 and H7N9, the avian influenza and the Zika virus in the recent decades could require us to temporarily shut down our clinics, and centers, for an uncertain period of time to contain the spread of such diseases. And such disruptions to our business and operations may have a negative impact on our business, financial position, results of operations and prospects.

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MATERIAL LICENCES, PERMITS, REGISTRATIONS AND APPROVALS

Our Group’s principal business activities are located in Singapore. We are subject to regulation by applicable laws, regulations, and government agencies in Singapore. These regulations require us to possess various licenses, permits, registrations or approvals.

As at the date of this prospectus, our Group has the following material approvals, licenses, and permits:

License Holder	Licensing body / Issuing body	License Name / License Number	Effective Date	Expiry Date

T&T	Ministry of Health,	License under the HCSA to	29 July 2025	28 July 2027
	Singapore	provide Outpatient Medical Services

No. L/21M0287/MDS/005/252

HCOS	Ministry of Health,	License under the HCSA to	6 December 2025	5 December 2027
	Singapore	provide Outpatient Medical Services

No. L/23M1492/MDS/004/252

HCOS	Ministry of Health,	License under the PHMCA to	20 December 2024	19 December 2026
	Singapore	provide Outpatient Medical Service

No. L/17M0401/MDS/002/242

HCOS	Ministry of Health,	License under the PHMCA to	11 December 2022	10 December 2027
	Singapore	operate a Medical Clinic

No. 20M0352/02/225

HCOS	Ministry of Health,	License under the PHMCA to	27 March 2023	26 March 2027
	Singapore	operate a Medical Clinic

No. 23M0109/01/232

HCOS	National Environment	N2 License issued under the Radiation Protection Act	15 February 2024	N.A.
	Agency	License No. N2/2024/00185

HCOS	Ministry of Health,	License under the HCSA to	21 March 2025	20 March 2027
	Singapore	provide Outpatient Medical Service

No. L/25M0081/MDS/001/252

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As at the date of this prospectus, our Group has obtained all requisite material approvals, licenses and permits, and is in compliance with laws and regulations, that would materially affect our business operations.

In respect of the abovementioned licenses, registrations, permits, and approvals expiring in 2024, the application for renewal of such licenses, registrations, permits, or approvals is procedural or administrative in nature and these are renewed on an annual basis. We do not foresee any difficulties in renewing the abovementioned licenses, permits or approvals when they expire.

INTELECTUAL PROPERTY

We recognize the importance of protecting and enforcing our intellectual property rights. We rely on a combination of trademarks, designs, and patents, as well as non-competition, confidentiality and license agreements with our employees, suppliers, and other parties to protect our intellectual property rights.

Save as disclosed below, we do not own or use any other registered trademarks, designs, patents, internet domain names or intellectual property which are material to our business. We do not have any dispute or any other pending legal proceedings concerning intellectual property rights.

Trademarks

As at the Latest Practicable Date, the following trademarks have been registered by our Group:

Trademark	Place of Registered	Registered Owner	Registration Number (1)	Class	Registration Date	Expiry Date
	Singapore	LYC Medicare Singapore Limited	40202264670P	44	30 November 2022	30 November 2032

	Singapore	LYC Medicare Singapore Limited	40202264666Q	44	30 November 2022	30 November 2032

	Singapore	LYC Medicare Singapore Limited	40202264664X	5 & 44	30 November 2022	30 November 2032

Note:

(1)

Pursuant to Rule 19 of the Trade Marks Rules of Singapore, for the purposes of applying for trademarks, goods and services are to be classified according to the Nice Classification (an international system of classifying goods and services prescribed by the World Intellectual Property Organization and established by the Nice Agreement) in force on the date of the application for registration of the trademark. Further, every application requires, for each class of goods or services to which the application relates, the class number as set out in the Nice Classification as in force on the date of that application, and a specification of those goods and services.

In this regard, the description of the relevant classes and specifications for trademarks registered by our Group are as follows:

Class 5: Dietary supplements; Dietary supplements for medical use; Medicines for human use; Nutritional supplements; Pharmaceutical drugs; Pharmaceutical products.

Class 44: Healthcare; Healthcare services; Information services relating to health care; Medical and healthcare services; Providing health information via a website; Provision of health care services; Provision of medical services; Provision of medical treatment

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Web Domains

As at the Latest Practicable Date, the following domain names are owned by our Group but have not yet been activated:

Web Domain	Registered Owner	Registration Date	Expiry Date
https://www.lychealthcarecayman.com/	LYC HEALTHCARE (CAYMAN) LTD	11 October 2024	10 October 2026
https://www.lycmedicareinternational.com	LYC Medicare International Pte Ltd.	11 October 2024	10 October 2026
http://www.hcortho.sg	HC Orthopaedic Surgery Pte Ltd	20 September 2017	4 May 2026
http://tntmedicalgroup.com	T&T Medical Group Pte Ltd	13 April 2018	13 April 2026

The domain names are renewed periodically prior to expiration, and we do not foresee any difficulties in renewing the abovementioned domain names when they expire.

Despite our efforts to protect ourselves from infringement or misappropriation of our intellectual property rights, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual property in violation of our rights. In the event of a successful claim of infringement against us, or our failure or inability to develop non-infringing intellectual property or license the infringed or similar intellectual property on a timely basis, our business could be harmed.

DATA SECURITY AND PROTECTION

Keeping private data and sensitive information safe is integral to maintaining the trust from our customers. The personal data protection policies describe our data collection, use, disclosure, protection and retention practices.

In addition, we use a variety of technologies to protect the data with which we are entrusted and are constantly reviewing and monitoring our internal data security practices. Informal training and awareness programs are held from time to time to educate employees on the importance of information security and their responsibilities in relation to information management. Only authorized individuals who require the information to fulfil their job responsibilities have access to the relevant information and systems. For our external interfaces, we utilize firewalls, encryption, and other security controls to secure our networks from unauthorized access, use, disclosure, disruption, modification, or destruction.

EMPLOYEES

The following table sets forth a breakdown of our full-time employees by functions and geographical locations as of:

Function	Singapore

Clinic Operations	15
Doctors	4
Management	3
Finance, human resources, and administration	1

Total	23

We enter into employment contracts with our full-time employees which contain standard confidentiality and non-compete provisions.

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FACILITIES

We lease the following properties:

Lessee	Location	Tenure	Approximate Gross Floor Area (sq m)	Lessor	Usage by our Group
LYC Medicare International Pte. Ltd.	435 Orchard Road, #21-05, Wisma Atria, Singapore 238877	August 1, 2025 to July 31, 2028	87	HSBC Institutional Trust Services (Singapore) Limited	Registered office of the Group

HCOS	3 Mount Elizabeth, #15-14 Room 1, Mount Elizabeth Medical Centre, Singapore 228510	1 December 2023 to 30 December 2025	Not Available (1)	Susan Quek Heart Care Private Limited (2)	Specialist medical clinic

HCOS	319 Joo Chiat Place, #04-07 Parkway East Medical Centre, Singapore 427989	1 October 2023 to 30 September 2026	55	Parkway Hospitals Singapore Pte. Ltd. (2)	Specialist medical clinic

HCOS	38 Irrawaddy Road, #06-37, Mount Elizabeth Novena Specialist Centre, Singapore 329563	1 March 2023 to 28 February 2025	14.8	The Colorectal Clinic Pte. Ltd.	Specialist medical clinic
		1 March 2025 To 29 February 2028 (Renewal)	54	The Colorectal Clinic Pte. Ltd.	Specialist Medical clinic
HCOS	6 Napier Road, #09-16 Gleneagles Medical Centre, Singapore 258499	1 December 2023 to 30 September 2026	10.4	Eric Khoo Diabetes and Endocrine Clinic Pte. Ltd.	Specialist medical clinic

T&T	#01-14, #01-15, #01-16, #01-17, #01-18, #01-19, #01-20, on the 1st story of the building known as “Novotel Singapore on Kitchener” situated at 181 Kitchener Road, New Park Shopping Arcade, Singapore 208533 (3) (4)	1 January 2024 to 31 August 2024 1 September 2024 to 31 August 2029	814	NSK Hotel Pte. Ltd. Midtown Properties Pte. Ltd.	Primary care medical clinic

T&T	#01-01, #01-02 and #01-03 on the 1st story of the building known as “Novotel Singapore on Kitchener” situated at 181 Kitchener Road, New Park Shopping Arcade, Singapore 208533(3),(4)	1 January 2024 to 31 August 2024 1 September 2024 to 31 August 2029	299	NSK Hotel Pte. Ltd Midtown Properties Pte Ltd.	Primary care medical clinic

Notes:

(1)	The gross floor area for the premises at Mount Elizabeth Medical Centre was not provided in the lease agreement.

(2)	Pursuant to the terms of the lease entered into by (i) HCOS and Susan Quek Heart Care Private Limited; and (ii) HCOS and Parkway Hospitals Singapore Pte. Ltd., the respective lessors are entitled to unilaterally terminate the respective leases without cause. We are dependent on the continuing operations of the medical centers and hotel where we currently conduct our business” for information relating to the potential impact of the unilateral termination of lease agreements on the operations of our Group.

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(3)	“Parkroyal on Kitchener Road” has been renamed to “Novotel Singapore on Kitchener”.

(4)	The landlord of the premises, Midtown Properties Pte. Ltd., has not objected to T&T sub-letting unit #01-01 to an unrelated third-party for the operations of a medical clinic.

INSURANCE AND SOCIAL SECURITY MATTERS

Our insurance and pension policies are in compliance with applicable laws and regulations in Singapore and we are in the process of confirming that the insurance policy for the Parkway East Medical Centre is in full force and effect. We are required under Singapore law to make monthly contributions to the Central Provident Fund (CPF) accounts of our employees. We have obtained work injury compensation insurance and foreign worker medical policies in accordance with applicable requirements in Singapore. Further, all of our medical practitioners take up personal professional medical and specialist indemnity insurance (where applicable). We believe that our coverage is in line with industry norms in Singapore and is adequate and sufficient for our current operations.

LITIGATION

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No current director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No current director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, or banking activities during the past ten years. No current director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

However, we may from time to time after the date of this prospectus become subject to claims and litigation arising in the ordinary course of business. One or more unfavorable outcomes in any claim or litigation against us could have a material adverse effect for the period in which such claim or litigation is resolved. In addition, regardless of their merits or their ultimate outcomes, such matters are costly, divert management’s attention, and may materially adversely affect our reputation, even if resolved in our favor.

REGULATORY ENVIRONMENT

Our business operations are subject to the laws and regulations which are of general application in Singapore, in which our Group Companies carry on business and operations. The laws and regulations set out below are not exhaustive and are only intended to provide some general information to the investors and are neither designed nor intended to be a substitute for professional advice. Prospective investors should consult their own advisers regarding the implication of such laws and regulations on our Group.

Healthcare Services Act 2020 (“HCSA”) and related regulations

Overview

The HCSA provides for the regulation of healthcare services and other connected or incidental matters and has repealed and replaced the PHMCA. The new HCSA was implemented in phases to assist professionals in the new transition from the PHMCA to the HCSA, with Phase 1 being implemented on 3 January 2022, Phase 2 being implemented on 26 June 2023 and Phase 3 being implemented on 18 December 2023. In each phase, specific types of healthcare services (as set out in the 1st Schedule of the HCSA) were brought into the regulatory framework of the HCSA.

As part of Phase 1, healthcare service providers providing the following clinical support services were brought into the regulatory framework of the HCSA: (a) blood banking service; (b) clinical laboratory service; (c) cord blood banking service; (d) emergency ambulance service; (e) medical transport service; (f) nuclear medicine assay service; (g) nuclear medicine imaging service; and (h) radiological service. Notably, (f) and (g) were consolidated into the single service known as “nuclear medicine” in the subsequent phase.

As part of Phase 2, which affected a majority of services regulated under the PHMCA, healthcare service providers providing the following services were brought into the regulatory framework of the HCSA: (a) ambulatory surgical center service; (b) assisted reproduction service; (c) community hospital service; (d) contingency care service; (e) human tissue banking service; (f) nuclear medicine service; (g) outpatient dental service; (h) outpatient medical service; and (i) outpatient renal dialysis service. HCOS and T&T each provide the service described in (h) and thus require a license to provide said service.

As part of Phase 3, healthcare service providers providing nursing home services were brought into the regulatory framework of the HCSA.

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Under the HCSA, the scope of the regulatory regime has been broadened and will now cover allied health services, traditional medicine, and complementary and alternative medicine. These services will now fall within the scope of the HCSA, although MOH will not be licensing these services for the moment. The practice of professionals such as physiotherapists and traditional Chinese medicine practitioners will continue to be regulated through their existing professional acts.

Further, the HCSA now introduces a services-based licensing regime, whereby healthcare providers will be licensed based on framework the type of services they provide. This replaces the premises-based licensing regime under the PHMCA, whereby providers were licensed based on their physical premises. The HCSA was amended in 2023 to introduce specified services and non-premises-based modes of service delivery (e.g. virtual medical consultations, home medical care) for various licensable healthcare services. From June 2023, licensees are required to seek approval for the modes of service delivery and specified services provided.

Licenses Required for the Provision of Licensable Healthcare Services

Section 8 of the HCSA provides that a person must not provide a licensable healthcare service unless the person (a) is authorized to do so by a license under the HCSA or (b) is exempt from this section by or under the HCSA in relation to that licensable healthcare service.

A person that contravenes Section 8 as above shall be guilty of an offence and shall be liable on conviction to a fine not exceeding S$100,000 or to imprisonment for a term not exceeding two (2) years or to both, but if the person has any previous qualifying conviction, to a fine not exceeding S$200,000 or to imprisonment for a term not exceeding two (2) years or to both.

Permanent Premises, Conveyances and Service Delivery Mode to be Approved

Section 9 of the HCSA provides that a licensee must not provide a licensable healthcare service (a) at any permanent premises in Singapore that is not an approved permanent premises for the provision of the licensable healthcare service, (b) using any conveyance that is not an approved conveyance for the provision of the licensable healthcare service or (c) by any other service delivery mode that is not approved under section 11B for the provision of the licensable healthcare service.

A licensee that contravenes Section 9 as above shall be guilty of an offence and shall be liable on conviction in the case of a first offence, to a fine not exceeding S$50,000 or to imprisonment for a term not exceeding 12 months or to both, but if the licensee has a previous qualifying conviction, to a fine not exceeding S$100,000 or to imprisonment for a term not exceeding 12 months or to both.

Service Standards

The HCSA and its related regulations require licensees to comply with certain service standards, which include maintaining standards of care, equipment safety, and staff qualifications. The Healthcare Services (General) Regulations 2021 (“General Regulations”) also prescribe minimum standards of care for the provision of the relevant licensable healthcare service.

With respect to staff qualifications, a licensee must employ or engage such number of suitable personnel as is necessary to ensure the safety of the licensee’s patients and the quality of care that the licensee is reasonably expected to provide to the patients. In doing so, the licensee must have regard to, inter alia, their professional qualifications, skills, and competencies.

Governance Requirements

The HCSA also improves the governance requirements for providers of healthcare services.

Under Section 23 of the HCSA, a licensee must ensure that its key appointment holders are suitable persons to act in that capacity and that the composition of the key appointment holders satisfies the skills and competencies requirements prescribed or as specified in any code of practice issued by the Director-General of Health if not prescribed. Further, licensees must notify the Director-General of Health of changes to its key appointment holders.

Penalties

The HCSA also aims to update the penalties for offences to be aligned with comparable offences under other recently enacted legislations. For instance, in relation to any matter under the HCSA, a person that knowingly makes a false statement in a material particular shall be guilty of an offence and be liable on conviction to a fine not exceeding $20,000 or to imprisonment for a term not exceeding 12 months or to both.

National Electronic Health Record

Additionally, under the HCSA, licensees are required to contribute to the National Electronic Health Record. The National Electronic Health Record enables a patient’s health record to follow them regardless of where they seek treatment. A patient’s records will not be lost should a provider cease operations.

Safeguards have been put in place to ensure that patients’ records in the National Electronic Health Record are kept confidential. National Electronic Health Record can be accessed only for purposes of patient care, and not for other purposes including assessment for employment and insurance. Measures, including the provision of access logs to patients and regular audits on access to the National Electronic Health Record, will be instituted to protect against illegitimate access. The HCSA also aims to update the penalties for offences to be aligned with comparable offences under other recently enacted legislations.

All patients will by default have their specified health data contributed to the National Electronic Health Record. Patients who do not wish for their records to be accessed via the National Electronic Health Record may opt-out. Patients who have opted out will continue to have their information uploaded to the National Electronic Health Record, but with access blocked (that is, no healthcare providers can access their records in the National Electronic Health Record) to allow past information to be unlocked should the patient choose to opt back in at a later point in time. Such an arrangement would allow past information to be unlocked should the patient choose to opt back in at a later point in time.

Under the HCSA, licensees are required to keep and maintain patients’ records while implementing safeguards to protect such records. Further, the General Regulations imposes an obligation on licensees to ensure the confidentiality, integrity and security of every patient’s health record is maintained at all times.

Medical Registration Act 1997 (“Medical Registration Act”)

The Medical Registration Act provides for, inter alia, the establishment of the SMC and the registration of medical practitioners in Singapore.

The functions of the SMC include:

(a) keeping and maintaining registers of registered medical practitioners;

(b) issuing practicing certificates to registered medical practitioners;

(c) approving or rejecting applications for registration under the Medical Registration Act or approving any such application subject to such restrictions as it may think fit;

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(d) making recommendations to the appropriate authorities for the training and education of registered medical practitioners; and

(e) determining and regulating the conduct and ethics of registered medical practitioners.

No person shall practice as a medical practitioner unless he is registered under the Medical Registration Act and has a valid practicing certificate. Any person who is not qualified and, inter alia, (a) practices medicine; (b) willfully and falsely pretends to be a duly qualified medical practitioner; (c) practices medicine or any branch of medicine, under the style or title of physician, surgeon, doctor; or (d) advertises or holds himself out as a medical practitioner, shall be guilty of an offence and shall be liable on conviction to a fine not exceeding S$100,000 or to imprisonment for a term not exceeding 12 months or to both. In the case of a second or subsequent conviction, a fine not exceeding S$200,000 or imprisonment for a term not exceeding two (2) years or both will be imposed.

Radiation Protection Act 2007 (“RPA”)

The RPA regulates, inter alia, the import, export, manufacture, sale, disposal, transport, storage, use and possession of radioactive materials and irradiating apparatus. Sections 6 and 7 of the RPA provide that no person shall, except under and in accordance with a license:

(a)	import into, or export out of, Singapore any radioactive material;

(b)	keep, have in his possession or under his control, or use any radioactive material;

(c)	manufacture, sell or otherwise deal in any radioactive material;

(d)	transport any radioactive material;

(e)	import into, or export out of, Singapore any irradiating apparatus;

(f)	keep, have in his possession or under his control, or use any irradiating apparatus;

(g)	manufacture, or otherwise produce, any irradiating apparatus; and

(h)	sell, deal with, or otherwise deal in any irradiating apparatus.

Any person who contravenes (a) to (h) above shall be guilty of an offence and shall be liable on conviction to a fine not exceeding S$100,000 or to imprisonment for a term not exceeding five (5) years or to both.

The RPA also provides that:

(i)	every person who sells any irradiating apparatus shall immediately give notice of the sale to the Director-General of Environmental Protection (“Director-General”), together with the name, address, and prescribed particulars of the person to whom it was sold, in such form and manner as may be prescribed;

(ii)	every person who purchases any irradiating apparatus shall immediately give notice of the purchase to the Director-General, together with the name, address, and prescribed particulars of the person from whom it was purchased, in such form and manner as may be prescribed; and

(iii)	no person shall dispose of any irradiating apparatus, whether in a working condition or otherwise, without the prior approval in writing of the Director-General.

Any person who contravenes (i) to (iii) above shall be guilty of an offence and shall be liable on conviction to a fine not exceeding S$50,000 or to imprisonment for a term not exceeding 12 months or to both.

The Radiation Protection (Ionizing Radiation) Regulations 2023 provide for, inter alia, the various purposes a license can be granted for, including the control of radiation exposure, medical and radiological supervision, labelling of irradiating apparatus and radioactive materials, storage of radioactive materials and the use of irradiating apparatus for medical, dental, and veterinary diagnostic purposes.

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Ancillary laws and regulations

The operation of healthcare business in Singapore is also subject to other ancillary laws and regulations, including:

(a)	the Medicines Act 1975, which provides provisions relating to, inter alia, general provisions for the manufacturing of and dealing in medicinal products, the considerations of the licensing authority for granting licenses, the regulation of pharmacies, the labelling of medicines, the packaging of medicines and the content of materials advertising and/or promoting the sale of medical products;

(b)	the Poisons Act 1938, which regulates the importation, possession, manufacture, compounding, storage, transport, and sale of poisons;

(c)	the Sale of Drugs Act 1914, which makes provisions for the sale of drugs in a pure state so that consumers are supplied with the quantity and quality of drugs demanded by them, explicitly or implicitly; and

(d)	the Infectious Diseases Act 1976, which relates to the quarantine and the prevention of infectious diseases.

Singapore Medical Council Ethical Code and Ethical Guidelines 2016 (“SMC Ethical Code” and “SMC Ethical Guidelines 2016” respectively), SMC Handbook on Medical Ethics (2016 Edition) (“SMC Handbook”)

ECEG

The SMC Ethical Code sets out the fundamental tenets of conduct and behavior expected of doctors practicing in Singapore. Under the SMC Ethical Code, a doctor is generally expected, inter alia, to:

(a)	be dedicated to providing medical care that is competent, compassionate and of a quality that is accepted by the profession;

(b)	provide access to good medical care and treat patients without unfair discrimination, prejudice, or personal bias against any characteristic of patients, for example gender, race, religion, creed, social or economic standing, disability, or sexual orientation;

(c)	maintain the highest standards of moral integrity and intellectual honesty;

(d)	keep confidential (apart from legitimate disclosures) all medical information about patients; and

(e)	maintain competence by keeping abreast of medical knowledge relevant to practice and ensure that your clinical and technical skills are current.

The SMC Ethical Guidelines 2016 elaborate on the application of the SMC Ethical Code and contains guidance for medical practitioners that generally ought to be met in the majority of situations.

Some of the relevant guidelines provided include:

(a)	doctors who are associated, whether professionally or in business, with healthcare organizations must ensure that the information put out about themselves, and their practice or the organization’s services abide by the standards required of medical advertising; and

(b)	doctors may provide information about their qualifications, areas of practice, practice arrangements and contact details. Such information, where permitted, shall be factual, accurate, verifiable and shall not be an extravagant claim, misleading, sensational, persuasive, laudatory, comparative, or disparaging.

PDPA

The PDPA generally requires organizations to give notice and obtain consents prior to collection, use or disclosure of personal data (being data, whether true or not, about an individual who can be identified from that data or other accessible information), and to provide individuals with the right to access and correct their own personal data. Organizations have mandatory obligations to assess data breaches they suffer, and to notify the PDPC and the relevant individuals where the data breach is of a certain severity. The PDPA also imposes various baseline obligations on organizations in connection with permitted uses of, accountability for, the protection of, the retention of, and overseas transfers of, personal data.

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The PDPA creates various offences in connection with the improper use of personal data, certain methods of collecting personal data and certain failures to comply with the requirements under the PDPA. These offences may be applicable to organizations, their officers and/or their employees. Offenders are liable on conviction to fines and/or imprisonment. The PDPA empowers the PDPC with significant regulatory powers to ensure compliance with the PDPA, including powers to investigate, give directions and impose a financial penalty of up to S$1 million. In addition, the PDPA created a right of private action, pursuant to which the Singapore courts may grant damages, injunctions, and relief by way of declaration, to persons who suffer loss or damages directly as a result of contraventions of certain requirements under the PDPA.

The PDPA was last amended by the Personal Data Protection (Amendment) Act 2020, which is only partially in force. From 1 October 2022, for organizations whose annual turnover in Singapore exceeds S$10 million, the maximum financial penalty that the PDPC may impose is 10% of the annual turnover in Singapore of that organization or S$1 million, whichever is higher. As of the Latest Practicable Date, key portions of such Act not yet in force include a requirement for organizations to transfer personal data of an individual to a different organization where requested by the individual (generally referred to as “data portability”).

WORKPLACE SAFETY AND HEALTH ACT 2006 OF SINGAPORE (“WSHA 2006”)

The WSHA is administered by the MOM. Under the WSHA, every employer has the duty to take, so far as is reasonably practicable, such measures as are necessary to ensure the safety and health of his employees at work. These measures include providing and maintaining for the employees a work environment which is safe, without risk to health, and adequate as regards facilities and arrangements for their welfare at work, ensuring that adequate safety measures are taken in respect of any machinery, equipment, plant, article or process used by the employees, ensuring that the employees are not exposed to hazards arising out of the arrangement, disposal, manipulation, organization, processing, storage, transport, working or use of things in their workplace or near their workplace and under the control of the employer, developing and implementing procedures for dealing with emergencies that may arise while those persons are at work and ensuring that the person at work has adequate instruction, information, training and supervision as is necessary for that person to perform his work.

WORKPLACE COMPENSATION ACT 2019 OF SINGAPORE (“WICA 2019”)

The WICA, which is regulated by the MOM, applies to all employees in all industries engaged under a contract of service or apprenticeship with an employer regardless of their level of earnings in respect of injury suffered by them in the course of their employment and sets out, amongst others, the amount of compensation they are entitled to and the method(s) of calculating such compensation. The WICA 2019 does not cover self-employed persons or independent contractors.

The WICA provides that the employer shall be liable to pay compensation in accordance with the provisions of the WICA, if personal injury by accident arising out of and in the course of the employment is caused to an employee. Employers are required to maintain work injury compensation insurance for all employees doing manual work regardless of salary level and non-manual employees earning S$2,600 or less a month, who are engaged under contracts of service (unless exempted). Under the WICA 2019, every employer is required to insure and maintain insurance under approved policies with an insurer against all liabilities which he may incur under the provisions of the WICA 2019 in respect of all employees employed by him, unless specifically exempted. Failure to provide adequate insurance is an offense carrying a fine of up to S$10,000 or imprisonment for a term of up to 12 months, or both for a first-time offender.

EMPLOYMENT ACT 1968 OF SINGAPORE (“EA 1968”)

The EA is also administered by the MOM and sets out the basic terms and conditions of employment and the rights and responsibilities of employers as well as employees who are covered under the EA (“relevant employees”). The definition of “employee” under the EA 1968 does not extend to, among others, freelance contractors who have entered into a contract for service. The EA 1968 prescribes certain minimum conditions of service that employers are required to provide to their employees, including (i) minimum days of statutory annual and sick leave (Sections 88A and 89 of the EA 1968 respectively); (ii) paid public holidays (Section 88 of the EA 1968); (iii) statutory protection against wrongful dismissal (Section 14 of the EA 1968); (iv) provision of key employment terms in writing (Section 95A of the EA 1968); and (v) statutory maternity leave and childcare leave benefits (Sections 76 and Section 87A of the EA 1968 respectively).

In particular, Part 4 of the EA sets out requirements for rest days, hours of work and other conditions of service for workmen who receive salaries not exceeding S$4,500 a month and employees (other than workmen) who receive salaries not exceeding S$2,600 a month. Section 38(8) of the EA provides that a relevant employee is not allowed to work for more than 12 hours in anyone (1) day except in specified circumstances, such as where the work is essential to the life of the community, defense, or security. In addition, section 38(5) of the EA limits the extent of overtime work that a relevant employee can perform to 72 hours a month.

Employers must seek the prior approval of the Commissioner for Labour (“Commissioner”) for exemption if they require a relevant employee or class of relevant employees to work for more than 12 hours a day or work overtime for more than 72 hours a month. The Commissioner may, after considering the operational needs of the employer and the health and safety of the relevant employee or class of relevant employees, by order in writing exempt such relevant employees from the overtime limits subject to such conditions as the Commissioner thinks fit. Where such exemptions have been granted, the employer shall display the order or a copy thereof conspicuously in the place where such employees are employed.

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Enhanced administrative requirements

From 1 April 2016, the Employment (Amendment) Act 2015 requires employers to implement enhanced administrative requirements for employees covered under the EA. There are key changes in relation to pay slips, employment terms and employment records, as well as the new framework adopted for less severe breaches of the EA. Employers are also required to provide itemized pay slips to all employees, provide employees with written key employment terms and keep detailed employment records for each employee.

ENVIRONMENTAL PROTECTION AND MANAGEMENT ACT 1999 OF SINGAPORE (“EPMA”)

Under Section 24 of the EPMA 1999, every person storing, using, or otherwise dealing with any hazardous substance and every agent, servant or employee of such person shall do so in such a manner as not to threaten the health or safety of any person, or to cause pollution of the environment. Any person who contravenes this section shall be guilty of an offence.

Under Section 27 of the EPMA, any person who is guilty of an offence shall be liable on conviction to a fine not exceeding S$50,000 or to imprisonment for a term not exceeding two (2) years or to both, and in the case of a continuing offence, to a further fine not exceeding S$2,000 for every day or part thereof during which the offence continues after conviction. Under Regulation 17 of the Environmental Protection and Management (Hazardous Substances) Regulations, a person shall not use, keep, or have in his possession or under his control any hazardous substance specified in the Schedule unless he is authorized to store such hazardous substances.

THIRD PARTY PAYOR AND BILLING MATTERS

We do not bill or receive reimbursements directly from Singapore government healthcare programmes. A portion of our revenue is collected from private third-party payors, including commercial insurers, third-party administrators and corporate medical panels, under customary network or panel arrangements. Such arrangements generally affect billing procedures and collection timing but do not impose government reimbursement rate setting on our fees.

MANAGEMENT

The following table sets forth the names, ages and titles of our directors, director nominees, executive officers, and key personnel as of the date of this prospectus.

Name	Age	Position(s)
Executive Officers and Directors
Dr. Chan Ying Ho (Henry)	45	Chairman of the Board of Directors, Chief Executive Officer and Executive Director
Lee Ai Vi	47	Chief Financial Officer
Sui Diong Hoe (David)	69	Executive Director
Tong Wei Min Raymond*	59	Chairman of the Board of Directors and Non-Executive Director - Nominee

Independent Non-executive Directors
Ai Sze Yin (1)(2)(3)*	44	Independent Director - Nominee
Law Yew Foo (Brian) (1)(2)(3)*	47	Independent Director - Nominee
Justin Kong Heen Zee (1)(2)(3)*	36	Independent Director - Nominee

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Nomination and Corporate Governance Committee

Note:

*	The appointments of the non-executive and independent directors will become effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

The business address of all such senior management and directors is 435 Orchard Road, #21-05, Wisma Atria, Singapore 238877.

Executive Officers and Directors

Dr. Chan Ying Ho (Henry) has served as our Chairman of the Board of Directors, and Chief Executive Officer since December 30, 2024, and as our Executive Director since October 18, 2024. He will relinquish the role as Chairman of the Board of Directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, when Tong Wei Min Raymond assumes this position. He has served as the Medical Director of HCOS since September 2017 where he is responsible for overseeing and managing the operations of our HCOS clinics. Dr. Chan Ying Ho (Henry) is a certified Orthopaedic Surgeon in Singapore by the MOH. He became a member of the Royal College of Surgeons of Edinburgh in 2008 and obtained his Master of Medicine (Orthopaedic Surgery) from the National University of Singapore in 2009. Subsequently, he completed his advanced surgical training and became a certified fellow of the Royal College of Surgeons of Edinburgh in the specialty of Orthopaedic Surgery in 2013. Dr. Chan Ying Ho (Henry) was awarded the prestigious scholarship by the Human Manpower Development Program (HMDP) from the MOH and completed his Revision Hip and Knee arthroplasty fellowship at the Helios Endo-Klinik in Hamburg, Germany in 2014, which is the largest hip and knee reconstruction center in Europe. Since then, Dr. Chan Ying Ho (Henry) was a valued member of the Joint Replacement Unit in Department of Orthopaedic Surgery in Tan Tock Seng Hospital during his time there and had performed more than 1,000 joint replacements till date. He is well respected in the region and had been invited as an instructor for basic and advanced joint replacement courses in various countries including Malaysia, Vietnam, Thailand, and India. He was also appointed the Adjunct Assistant Professor in the Department of Orthopaedic Surgery in Yong Loo Lin School of Medicine, National University of Singapore as well as a core faculty member of the orthopaedic residency program in the National Healthcare Group.

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Dr. Chan Ying Ho (Henry) graduated from the National University of Singapore with a Bachelor of Medicine and Bachelor of Surgery in. June 2004

Lee Ai Vi has served as our Chief Financial Officer since July 2025. Since June 2025 she has served as the CFO for LYC Healthcare Berhad and from August 2024 until May 2025 she served as its Group Accountant. From September 2023 until August 2024, Ms. Lee served as the Head of Finance for Planworth Global Factoring Sdn Bhd and from December 2021 until August 2023 she served as the Senior Manager at U Mobile Sdn Bhd. She received a BA (HONS) in International Business Administration from the University of Northumbria, Newcastle, UK in 2001. Ms. Lee obtained an Association of Chartered Accountants in 2012 and is a member of the Fellowship of Certified Chartered Accountants since 2017.

Sui Diong Hoe (David) has served as our Executive Director since December 30, 2024. Since August 2017 Mr. Sui has served as the Group Chief Executive Officer and Executive Director of LYC Medicare Sdn Bhd. Mr. Sui obtained an Association of Chartered Certified Accountants accreditation in December 1982 and is a member of Malaysian Institute of Accountants (MIA) since 1982.

Tong Wei Min Raymond will be appointed as our Chairman of the Board of Directors and Non-Executive Director effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1. Since February 2021 he has been a Partner with the law firm of Rajah & Tann Singapore LLP and from November 2010 until February 2021, he was a Partner with the law firm Clifford Chance in Singapore. Mr. Tong has been in legal practice since 1993. He graduated from the University of Nottingham, U.K. In 1991 where he received his Bachelor of Laws degree. He is an Advocate and Solicitor, Supreme Court of Singapore, and a Solicitor (England and Wales).

Ai Sze Yin will be appointed as our Independent Non-Executive Director effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1. She is a professional accountant with almost two (2) decades of audit experience. She is currently the Managing Partner of ONE Millennium PAC. Ms. Ai Sze Yin graduated from Nanyang Technological University in 2002 with a Bachelor of Accountancy (Honours). She is a Chartered Accountant with the Institute of Singapore Chartered Accountants.

Law Yew Foo (Brian) will be appointed as our Independent Non-Executive Director effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1. Since March 2021 he served as the Managing Partner of the LAW Partnership in Singapore and Malaysia. He attended the University of London, UK from September 1997 until June, 2000 where he received a Bachelor of Laws degree in August 2000. He practices in the areas of corporate and commercial laws, intellectual property (IP), and white-collar crimes and corporate investigations. He advises multinational companies on M&A, regulatory compliance, IP litigation, enforcement, and commercialization across Southeast Asia.

Justin Kong Heen Zee will be appointed as our Independent Non-Executive Director effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1. Since September 2024 he was part of the founding group for NSO Pte. Ltd., Singapore and from September 2020 until June 2024 he served as the CEO of Payd Pte. Ltd., Singapore. Mr. Kong attended the University College London from September 2006 until 2009 when he received his BSc degree in Economics. He also Qualified as a Chartered Accountant with the Institute of Chartered Accountants with PWC in England and Wales from April 2011 until April 2014 and obtained his qualifications by April 2014.

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Key Personnel

Ting Choon Meng has served as our Director of T&T since April 1989. He joined private medical practice in January 1987 and founded T&T in 1989. To date he has more than 33 years of private medical practice. Dr. Ting Choon Meng is currently the Managing Director of T&T and principal doctor at our T&T clinic where he also oversees the operations of the clinic, including the management of all the patients. He attended the National University of Singapore from 1979 until April 1984 and received Bachelor of Medicine and Bachelor of Surgery degree in June 1984.

Toon Dong Hao has served as a consultant to the Orthopaedic Surgery Department of HCOS since November 2024. Dr. Toon previously served as a consultant to the Orthopaedic Surgery Department of Khoo Teck Puat Hospital since August 2020 where he also served from August 2018 until July 2020 as an Associate Consultant in the Orthopaedic Surgery Department. He attended the University of Leeds, United Kingdom from September 2004 until June 2009 when he received his MBChB (Medical) degree; the Royal College of Surgeons of Edinburgh, where he received hi MRCS (Surgery) degree in June 2012; the National University of Singapore where he received his MMed (Orthopaedic Surgery) degree in June 2017 and the Royal College of Surgeons of Edinburgh where he received his FRCSE (Orthopaedic Surgery) degree in 2018.

Yeoh Ching Sing (Nicholas) has served as a consultant in orthopaedic surgery at HCOS since April 2023 and as a consultant in orthopaedic surgery at Khoo Teck Puat Hospital from August 2019 until April 2023. Dr. Yeoh attended the University of Edinburgh from September 2004 until July 2009 where he received his MBChB (Bachelor of Medicine and Bachelor of Surgery) degree; the Royal College of Surgeons of Edinburgh, where he received hi MRCS (Surgery) degree in June 2011; the National University of Singapore where he received his MMed (Orthopaedic Surgery) degree in June 2016 and the Royal College of Surgeons of Edinburgh where he received his FRCSE (Orthopaedic Surgery) degree in 2019.

Tan Winnie has served as a doctor at HCOS Premier Health Screening Centre since March 2025. Dr. Tan previously served as a Medical Officer in Khoo Teck Puat Hospital, Singapore General Hospital, Ang Mo Kio-Thye Hua Kwan Hospital, and Outram Community Hospital between 2020 to 2024. She attended the National University of Singapore from August 2015 until April 2019 where she received her MBBS (Bachelor of Medicine and Bachelor of Surgery) degree.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nomination and corporate governance committee, each of which will operate pursuant to a charter to be adopted by our board of directors and will be effective upon the effectiveness of the registration statement of which this prospectus is a part. The board of directors may also establish other committees from time to time to assist the Company and the board of directors. Upon the effectiveness of the registration statement of which this prospectus is a part, the composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act, the Nasdaq Listing Rules and the SEC rules and regulations, if applicable. Upon our listing on Nasdaq, each committee’s charter will be available on our website at www. lychealthcarecayman.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this prospectus.

Audit Committee

Ai Sze Yin, Law Yew Foo (Brian), and Justin Kong Heen Zee will serve on the audit committee, which will be chaired by Ai Sze Yin. Our board of directors has determined that each is “independent” for audit committee purposes as that term is defined by the rules of the SEC and Nasdaq, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Ai Sze Yin as an “audit committee financial expert”, as defined under the applicable rules of the SEC. The audit committee is responsible for, among other things:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

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●	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our combined financial statements;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly combined financial statements and related disclosures as well as critical accounting policies and practices used by us;

●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns; recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited combined financial statements shall be included in our Annual Report on Form 20-F;

●	monitoring the integrity of our combined financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

●	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;

●	continuously engage in the analysis of and review for potential cybersecurity risks as part of the Company’s overall risk management program; and

●	reviewing earnings releases.

Compensation Committee

Law Yew Foo (Brian), Justin Kong Heen Zee and Ai Sze Yin will serve on the compensation committee, which will be chaired by Law Yew Foo (Brian). We have determined that each of these directors satisfies the “independence” requirements of the Nasdaq Listing Rules. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

●	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation: (i) recommending to the board of directors the cash compensation of our Chief Executive Officer; and (ii) reviewing and approving grants and awards to our Chief Executive Officer under equity-based plans;

●	reviewing and recommending to the board of directors the cash compensation of our other executive officers;

●	reviewing and establishing our overall management compensation, philosophy, and policy;

●	overseeing and administering our compensation, share option scheme, and similar plans;

●	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq Listing Rules;

●	retaining and approving the compensation of any compensation advisors;

●	reviewing and approving our policies and procedures for the grant of equity-based awards;

●	reviewing and recommending to the board of directors the compensation of our directors;

●	reviewing and determining the necessity for recovery of certain incentive compensation previously paid to the Company’s officers and directors in the event of a restatement of the Company’s financial statements for any fiscal year; and

●	preparing the compensation committee report required by SEC rules, if and when required.

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Nomination and Corporate Governance Committee

Law Yew Foo (Brian), Justin Kong Heen Zee and Ai Sze Yin will serve on the nomination and corporate governance committee, which will be chaired by Justin Kong Heen Zee. We have determined that each of these directors satisfies the “independence” requirements of the Nasdaq Listing Rules. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience, expertise, diversity, and availability of service to us;

●	selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

●	developing, reviewing the corporate governance principles adopted by the board and advising the board with respect to significant developments in the law and practice of corporate governance and our compliance with such laws and practices;

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

●	evaluating the performance and effectiveness of the board as a whole.

While we do not have a formal policy regarding board diversity, our nomination committee and board of directors will consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity (not limited to race, gender, or national origin). Our nomination committee’s and board of directors’ priority in selecting board members is identification of persons who will further the interests of our shareholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experience and expertise relevant to our growth strategy.

Code of Conduct and Code of Ethics

Prior to the effectiveness of the registration statement of which this prospectus is a part, we intend to adopt a written code of business conduct and ethics that applies to our directors, officers, and employees, including our Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller or persons performing similar functions. Following the effectiveness of the registration statement of which this prospectus is a part, a current copy of this code will be posted on the Corporate Governance section of our website, which is located at http://www.lychealthcarecayman.com. The information on our website is deemed not to be incorporated in this prospectus or to be a part of this prospectus. We intend to disclose any amendments to the code of ethics, and any waivers of the code of ethics or the code of conduct for our directors, executive officers, and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq Capital Market.

Family Relationships

There are no family relationships or other arrangements or understandings between or among any of the directors, director nominees, executive officers, or other person pursuant to which such person was selected to serve as a director or officer.

Board Diversity

While we do not have a formal policy on diversity, our board of directors considers diversity to include the skill set, background, reputation, type, and length of business experience of our board members as well as a particular nominee’s contributions to that mix. Our board of directors believes that diversity promotes a variety of ideas, judgments, and considerations to the benefit of our Company and shareholders.

On August 6, 2021, the Securities and Exchange Commission approved a proposed rule from Nasdaq on diversity of boards of directors of companies listed on Nasdaq. Under the rule as approved, “foreign private issuers” can meet the diversity requirement with either two female directors or one female director and one director who is an underrepresented individual based on national, racial, ethnic, indigenous, cultural, religious, or linguistic identity in its home country or LGBTQ+. Companies with five or fewer directors can meet the requirement by having at least one director who meets the definition of “diverse” under the new rule. The requirements will become effective from August 7, 2023.

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Employment Agreements

Upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part, we will enter into employment agreements with each of our Executive Officers, pursuant to which such individuals have agreed to serve as our Executive Officer from the effective date of the registration statement. We may terminate the employment for cause at any time for certain acts, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate the employment without cause at any time upon three months’ advance written notice. Each Executive Officer may resign at any time upon three months’ advance written notice.

Each Executive Officer will agree to hold, both during and after the termination or expiry of his employment agreement, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment or pursuant to applicable law, any of our confidential or proprietary information or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. Each Executive Officer will agree to disclose in confidence to us all inventions, designs, and trade secrets which he conceives, develops, or reduces to practice during his employment with us and to assign all right, title, and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs, and trade secrets.

In addition, each Executive Officer will agree to be bound by non-competition and non-solicitation restrictions during the term of employment and for six months following the last date of employment. Specifically, each Executive Officer will agree not to: (i) engage or assist others in engaging in any business or enterprise that is competitive with our business, (ii) solicit, divert, or take away the business of our clients, customers, or business partners, or (iii) solicit, induce, or attempt to induce any employee or independent contractor to terminate his or her employment or engagement with us. The employment agreements will also contain other customary terms and provisions.

Directors’ Agreements

Each of our directors intend to enter into a Director’s Agreement with the Company effective upon the registration statement of which this prospectus forms a part becoming effective. The terms and conditions of such Directors’ Agreements are similar in all material aspects. Each Director’s Agreement is for an initial term of one year and will continue until the director’s successor is duly elected and qualified. Any Director’s Agreement may be terminated for any or no reason by the director or at a meeting called expressly for that purpose by a vote of the shareholders holding more than 50% of the Company’s issued and outstanding Class A Shares entitled to vote

Under the Directors’ Agreements, the initial annual salary that is payable to each of our Non-Employee Directors is USD$25,000, and the Chairman of the Audit Committee will receive an initial annual salary of USD$30,000.

In addition, our directors will be entitled to participate in such share option scheme as may be adopted by the Company, as amended from time to time. The number of options granted, and the terms of those options will be determined from time to time by a vote of the Board of Directors, provided that each director shall abstain from voting on any such resolution or resolutions relating to the grant of options to that director.

Other than as disclosed above, none of our directors has entered into a service agreement with our Company or any of our subsidiaries that provides for benefits upon termination of employment.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Compensation

The following table summarizes all compensation received by our directors, our executive officers and our key employees during the years ended March 31, 2024, and 2025

Summary Compensation Table

	Compensation Paid
Name and Principal Position	Year	Salary (SGD’000)	Bonus (SGD’000)	Other Compensation(1) (SGD’000)
Dr. Chan Ying Ho (Henry), Chairman of the Board, Chief Executive Officer and Executive Director	2024	710	239	-
	2025	720	240	-

Lee Ai Vi, Chief Financial Officer	2024	-	-	-
	2025	-	-	-

Sui Diong Hoe (David), Executive Director	2024	-	-	-
	2025	-	-	-

Tong Wei Min Raymond, Chairman of the Board and Non-Executive Director - Nominee	2024	-	-	-
	2025	-	-	-

Ai Sze Yin, Independent Non-Executive Director - Nominee	2024	-	-	-
	2025	-	-	-

Law Yew Foo (Brian), Independent Non-Executive Director - Nominee	2024	-	-	-
	2025	-	-	-

Justin Kong Heen Zee, Independent Non-Executive Director - Nominee	2024	-	-	-
	2025	-	-	-

Ting Choon Meng	2024	600	200	-
	2025	600	150	-

Yeoh Ching Sing (Nicholas)	2024	599	37	-
	2025	600	163	-

Toon Dong Hao	2024	-	-	-
	2025	247	8	-

Tan Winnie	2024	-	-	-
	2025	13	-	-

Financial Consultant

The Company has engaged Cheung Kam Fai as its Financial Consultant in connection with this offering and the Company’s listing on Nasdaq.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding anticipated beneficial ownership of our Class A Shares and Class B Shares, following the reorganization of the Company’s legal structure which is in process and has not yet been completed, by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares;

●	each of our named executive officers;

●	each of our directors and independent non-executive directors; and

●	all of our current executive officers, directors, and independent non-executive directors as a group.

Our company is authorized to issue 70,000,000 Class A ordinary shares of US$0.0005 par value per share and 30,000,000 Class B ordinary shares of US$0.0005 par value per share. The number and percentage of ordinary shares beneficially owned are based on 22,582,001 Class A ordinary shares of US$0.0005 par value per share and 5,418,000 Class B ordinary shares of US$0.0005 par value per share issued and outstanding as of the date of this prospectus.

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The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option, or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date, plus the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our shares listed below have sole voting and investment power with respect to the shares shown.

Unless otherwise noted below, the address of each person listed on the table is 435 Orchard Road, #21-05, Wisma Atria, Singapore 238877.

Named Executive Officers and Directors	Amount of Beneficial Ownership (Class A)(1)	Percentage Ownership (Class A)(1)	Amount of Beneficial Ownership (Class B)	Percentage Ownership (Class B)	Pre-Offering Combined Voting Power of Class A and Class B Shares(1)	Post Offering Combined Voting Power of Class A and Class B Shares(2)
Directors and Named Executive Officers:
Dr. Chan Ying Ho (Henry), Chief Executive Officer	2,413,601	10.70%	-	-	3.14%	3.03%
Lee Ai Vi, Chief Financial Officer	-	-	-	-	-	-
Sui Diong Hoe (David), Executive Director	-	-	-	-	-	-
Tong We Min Raymond Chairman of the Board and Non-Executive Director Nominee	-	-	-	-	-	-
Ai Sze Yin, Independent Director - Nominee,	-	-	-	-	-	-
Law Yew Foo, Independent Director - Nominee	-	-	-	-	-	-
Justin Kong Heen Zee Independent Director - Nominee	-	-	-	-	-	-
All directors and executive officers as a group (including Director Nominees) (7 persons)	2,413,601	10.70%	-	-%	3.14%	3.03%

5% Beneficial Owners:
LYC Medicare Sdn Bhd(3)	12,642,000	56.00%	5,418,000	100%	87.05%	83.78%
Maybank Nominee (Tempatan) Sdn Bhd for Kenanga Investors Bhd (Clients’) Account(4)	6,020,000	26.70%	-	-	7.84%	7.55%
Ting Choon Meng	1,506,400	6.70%	-	-	1.96%	1.89%

(1)	Based on Class A Shares issued and outstanding as of the date of this prospectus, assuming the successful completion of the reorganization which is now in process.

(2)	Based on 25,582,001 Class A Shares issued and outstanding immediately after the offering assuming no exercise of the underwriters’ over-allotment option.

(3)	A company incorporated under the laws of Malaysia, is the record and beneficial owner of these shares and whose controlling shareholder is LYC Healthcare Bhd by virtue of its 100% ownership of LYC Medicare Sdn Bhd. LYC Healthcare Bhd is a listed company incorporated under the laws of Malaysia with Mr. Sui Diong Hoe (David) as its senior member of management. The address of LYC Medicare Sdn Bhd is E-10-4, Megan Avenue 1, 189, Jalan Tun Razak, 50400 Kuala Lumpur.

(4)	A company incorporated under the laws of Malaysia, is the record and beneficial owner of these shares and whose controlling shareholder is LC Assets Sdn Bhd which is owned 100% by Mr. Louis Chu. The address of Maybank Nominees (Tempatan) Sdn Bhd for Kenanga Investors Bhd (Clients’) Account is Level 14, Kenanga Tower 237, Jalan Tun Razak 50400 Kuala Lumpur, Malaysia.

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RELATED PARTY TRANSACTIONS

We have adopted an audit committee charter, which requires the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee.

Set forth below are related party transactions for the years ended March 31, 2022, 2023, 2024 and 2025 which are identified in accordance with the rules prescribed under Form F-1 and Form 20-F and may not be considered as related party transactions under Singapore law.

Employment Agreements

See “Management – Employment Agreements”

Other Related Party Transactions

The table below sets forth the material transactions with related-parties and their relationships with the Company for the years ended March 31, 2023, and 2024 and 2025:

Name of related parties	Relationship with the Company
LYC Medicare Singapore Limited	Company related by common shareholder (LYC Medicare Sdn Bhd, Maybank Nominee (Tempatan) Sdn Bhd for Kenanga Investors Bhd (Clients’) Account, Dr. Chan Ying Ho (Henry), and Ting Choon Meng)
Tong Wei Min Raymond	Chairman of the Board and Non-Executive Director - Nominee
Dr. Chan Ying Ho (Henry)	Chairman of the Board, Chief Executive Officer and Executive Director

The Company incurred marketing fee to LYC Medicare Singapore Limited amounting to S$273,000, S$1,008,000, S$599,550, and $50,400 (US$39,127), and management fee of S$15,000, S$30,000, S$30,000 and S$10,000 (US$7,763) for the years ended March 31, 2023, 2024, 2025, and as of October 14, 2025, respectively for services in relation to marketing support and corporate and administrative services such as payroll, accounting, and human resource management. The Company provided loans to LYC Medicare Singapore Limited for working capital, amounted to S$5,100,001, S$2,700,000, S$2,160,000, and S$1,055,000 (US$819,036) as of March 31, 2023, 2024, 2025, and as of October 14, 2025, respectively. The loans are unsecure, non-interest bearing and repayable on demand.

The director, Dr. Chan Ying Ho (Henry) provided advances to the Company amounting to S$20,789, S$32,431, S$63,637, and S$46,596 (US$36,174) for the years ended March 31, 2023, 2024, 2025, and as of October 14, 2025, respectively. The advances are unsecure, non-interest bearing and repayable on demand.

The Company made legal advisory payments to Rajah & Tann LLP where Tong Wei Min Raymond is a partner, amounting to S$43,439, S$270,245, S$10,000, and S$58,629 (US$45,516) as of March 31, 2023, 2024, 2025, and as of October 14, 2025, respectively.

The amount due from shareholder amounted to S$2 (US$1) as of March 31, 2025 and October 14, 2025. No amounts were due to shareholders in 2023, and 2024.

The amount due to shareholders Dr. Chan Ying Ho (Henry) and Ting Choon Meng amounted to S$3,237,100, S$888,250, S$213,250, and S$0 (US$0) as of March 31, 2023, 2024, 2025, and as of October 14, 2025. This amount due to shareholders is in relation to the acquisition of HCOS from Dr. Chan Ying Ho (Henry) and the acquisition of T&T from Ting Choon Meng.

DESCRIPTION OF SHARE CAPITAL

We are an exempted company incorporated with limited liability in the Cayman Islands, and, upon completion of this offering, our affairs will be governed by our Memorandum and Articles of Association, as amended from time to time, the Companies Act, and the common law of the Cayman Islands. A copy of our Memorandum and Articles of Association is filed as an exhibit to the registration statement of which this prospectus is a part.

As of the date of this prospectus, our authorized share capital is US$50,000.00 divided into 100,000,000 ordinary shares of nominal or par value US$0.0005 each, comprising (a) 70,000,000 Class A ordinary shares of nominal or par value US$0.0005 each and (b) 30,000,000 Class B ordinary shares, of nominal or par value US$0.0005 each. As of the date of this prospectus, 22,582,001 Class A Shares and 5,418,000 Class B Shares are issued and outstanding. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our Class A Shares to be issued in the offering will be issued as fully paid.

Our Amended and Restated Memorandum and Articles of Association

Our shareholders have adopted an amended and restated memorandum and articles of association on December 30, 2024. The following are summaries of certain material provisions of our amended and restated memorandum and articles of association adopted on December 30, 2024 (referred to below as our amended and restated memorandum and articles of association) and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

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Objects of Our Company. Under our amended and restated memorandum and articles of association, the objects of our company are unrestricted, and we shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.

Ordinary Shares. Our ordinary shares are divided into Class A Shares and Class B Shares. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our Class A Shares and Class B Shares are entitled to such dividends as may be declared by our board of directors. Our amended and restated memorandum and articles of association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Holders of Class A Shares and Class B Shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company. Voting at any meeting of shareholders is by way of show of hands unless a poll (before or on the declaration of the result of the show of hands) is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of the votes attaching to the total shares that are present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative, and unless a poll is so demanded, a declaration by the chairperson that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

Each Class A Share shall be entitled to one (1) vote on all matters subject to the vote at general meetings of our company, and each Class B Share shall be entitled to ten (10) votes on all matters subject to the vote at general meetings of our company.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our amended and restated memorandum and articles of association, a reduction of our share capital and the winding up of our company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provide that we shall, if required by the Companies Act, in each year hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. All general meetings (including an annual general meeting, any adjourned general meeting or postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations, as a hybrid meeting or as an electronic meeting, as may be determined by our board of directors in its absolute discretion.

Shareholders’ general meetings may be convened by a majority of our board of directors. Advance notice of not less than seven (7) days in writing is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, one or more shareholder(s) holding not less than an aggregate of one-third (1/3) of all votes attaching to all Shares in issue and entitled to vote in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative.

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The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association provide that upon the requisition of any one or more of our shareholders holding as at the date of deposit of request in aggregate not less than one-third (1/3) of the voting rights (on a one vote per share basis) in the share capital of our company, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. Shareholders seeking to bring business before an annual general meeting or to nominate candidates for election as directors at the annual general meeting must deliver notice to the registered office not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting. Other than the rights mentioned above, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by the relevant stock exchange or any other form approved by our board of directors. Notwithstanding the foregoing, ordinary shares may also be transferred in accordance with the applicable rules and regulations of the relevant stock exchange.

Upon any sale, transfer, assignment, or disposition of Class B Shares by a holder thereof to any person which is not an affiliate of such holder, or upon a change of beneficial ownership of any Class B Shares as a result of which any person who is not an affiliate of the holders of such Ordinary Shares becomes a beneficial owner of such Ordinary Shares, such Class B Shares shall be automatically and immediately converted into an equal number of Class A Shares. In the event that a beneficial owner of Class B Shares is a director, an executive officer of the Company and/or an employee of the Company or a subsidiary or combined affiliated entity of the Company, where such person ceases to be a director, an executive officer of the Company or an employee of the Company or a subsidiary or combined affiliated entity of the Company, all such Class B Shares as beneficially owned by such person shall be automatically and immediately converted into an equal number of Class A Shares.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

●	the ordinary shares transferred are free of any lien in favor of our company; and

●	a fee of such maximum sum as the relevant stock exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

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If our directors refuse to register a transfer they shall, within three (3) months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of the relevant stock exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended, nor the register closed for more than 30 calendar days in any year.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of at least two-thirds (2/3) of the issued shares of that class or with the sanction of a resolution passed by a at least two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our amended and restated memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our amended and restated memorandum and articles of association also authorize our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms, and rights of that series, including, among other things:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights and voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Subject to the provisions of the amended and restated memorandum and articles of association and to compliance with the Companies Act and all other laws and regulations applicable thereto, a holder of Class B Shares shall have the right to convert all or any of his/its Class B Shares into Class A Shares. Each Class B Share may be converted at the option of the holder, at any time after issue and without the payment of any additional sum, into one fully paid Class A Share. A holder of Class A Shares shall have no right to convert their Class A Shares into Class B Shares.

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Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our amended and restated memorandum and articles of association have provisions that provide our shareholders the right to inspect our register of shareholders without charge, and to receive our annual audited financial statements. See “Where You Can Find Additional Information”.

Anti-Takeover Provisions. Some provisions of our amended and restated memorandum and articles of association may discourage, delay, or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges, and restrictions of such preference shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

CERTAIN CAYMAN ISLANDS COMPANY CONSIDERATIONS

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies in the Cayman Islands;

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●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue no par value, negotiable or bearer shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. At the closing of the Initial Public Offering, we became subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. As of the date of this prospectus, we intend to comply with the Nasdaq Rules in lieu of following home country practice. The Nasdaq Rules require that every company listed on the Nasdaq hold an annual general meeting of shareholders. In addition, our Articles of Association allow directors to call special meetings of shareholders pursuant to the procedures set forth in our Articles of Association.

Comparison of Cayman Islands Corporate Law and U.S. Corporate Law

The Companies Act is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

This discussion does not purport to be a complete statement of the rights of holders of our Class A Shares under applicable law in the Cayman Islands or the rights of holders of the common stock of a typical corporation under applicable Delaware law.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property, and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property, and liabilities of such companies to the combined company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the combined or surviving company, a statement setting out the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

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Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by (i) 75% in value of the members or class of members or (ii) a majority in number representing 75% in value of the creditors or class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question, and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of ninety percent (90%) of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires (and is therefore incapable of ratification by the shareholder);

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	an act purports to abridge or abolish the individual rights of a shareholder; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent that any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

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This standard of conduct is generally the same as permitted under the Delaware General Corporation Act for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Act, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our Articles of Association provide that any action required or permitted to be taken at general meetings of our Company may only be taken upon the vote of shareholders at general meeting, and shareholders may approve corporate matters by way of a unanimous written resolution without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Act, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors, or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles of Association allow any one or more of our shareholders holding shares which carry in aggregate not less than one-third (1/3) of the voting rights (on a one vote per share basis) in the share capital of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Shareholders seeking to bring business before an annual general meeting or to nominate candidates for election as directors at the annual general meeting must deliver notice to the registered office not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting. Other than the rights mentioned above, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposal before a general meeting or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Act, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Although permitted under Cayman Islands law, our Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

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Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Articles of Association, directors may be removed with or without cause by an ordinary resolution of our shareholders. A director will also cease to be a director if he (i) resigns; (ii) dies; (iii) is declared to be of unsound mind and the board of directors resolves that his office be vacated; (iv) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors generally; (v) makes any arrangement or composition with his creditors; (vi) without special leave, is absent from meetings for three consecutive meetings, and the board of directors resolves that his office is vacated; (vii) has been required by the Designated Stock Exchange (as defined in the amended and restated memorandum and articles of association); or (vii) is removed from office by the requisite majority of the directors or otherwise pursuant to our amended and restated memorandum and articles of association then in effect.

Transactions with Interested Shareholders

The Delaware General Corporation Act contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Act, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our Articles of Association, our company may be dissolved, liquidated, or wound up by a special resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Act, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Articles of Association, if our share capital is divided into more than one class of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of at least two-thirds (2/3) of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Amendment of Governing Documents

Under the Delaware General Corporation Act, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Memorandum and Articles of Association may only be amended by a special resolution of our shareholders.

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Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Data Protection – Cayman Islands

We have certain duties under the Data Protection Act (Revised) of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.

In this subsection, “we”, “us”, “our” and the “Company” refers to LYC HEALTHCARE (CAYMAN) LTD and our affiliates and/or delegates, except where the context requires otherwise.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company, you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain, and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer, or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals, and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The Company, as the data controller, may collect, store, and use personal data for lawful purposes, including, in particular:

(a)	where this is necessary for the performance of our rights and obligations under any purchase agreements;
(b)	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering requirements); and/or
(c)	where this is necessary for the purpose of our legitimate interests, and such interests are not overridden by your interests, fundamental rights, or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

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Why We May Transfer Your Personal Data

In certain circumstances, we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities, such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands, or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 25,582,001 Class A Shares issued and outstanding, assuming the underwriters do not exercise their over-allotment option to purchase additional Class A Shares and 26,032,001 Class A Shares outstanding if the over-allotment option is exercised in full.

All of the Class A Shares sold in this offering by the Company will be freely transferable in the United States, without restriction or further registration under the Securities Act, by persons other than our “affiliates.” Rule 144 of the Securities Act defines an “affiliate” of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our Company. All of our Class A Shares outstanding immediately prior to the completion of this offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 promulgated under the Securities Act, which rule is summarized below. Restricted shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of our Class A Shares acquired in this offering by our affiliates.

Sales of substantial amounts of our Class A Shares in the public market could adversely affect prevailing market prices of our Class A Shares. Prior to this offering, there has been no public market for our Class A Shares, and while we intend to apply for the listing of our Class A Shares on Nasdaq, we cannot assure you that a regular trading market will develop in the Class A Shares.

Lock-Up Agreements

We have agreed with the underwriters, for a period of 180 days after completion of this offering, subject to certain exceptions, not to (1) offer, sell, issue, pledge, contract to sell, contract to purchase, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Class A Shares or any other securities so owned convertible into or exercisable or exchangeable for Class A Shares; (2) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of the Class A Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Class A Shares or such other securities, in cash or otherwise; or (3) file any registration statement with the SEC relating to the offering of any Class A Shares or any securities convertible into or exercisable or exchangeable for Class A Shares, or publicly disclose the intention to take any such action.

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Furthermore, each of our directors and executive officers has also entered into a similar lock-up agreement for a period of 180 days after completion of this offering, subject to certain exceptions, with respect to our Class A Shares, and securities that are substantially similar to our Class A Shares.

We cannot predict what effect, if any, future sales of our Class A Shares, or the availability of Class A Shares for future sale, will have on the trading price of our Class A Shares from time to time. Sales of substantial amounts of our Class A Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A Shares.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, persons who are not our affiliates and have beneficially owned our Class A Shares for more than six months but not more than one year may sell such Class A Shares without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our Class A Shares for more than one year may freely sell our Class A Shares without registration under the Securities Act. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares), and have beneficially owned our Class A Shares for at least six months, may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	1.0% of the then outstanding Class A Shares; or

●	the average weekly trading volume of our Class A Shares during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC by such person.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In addition, in each case, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S under the Securities Act provides that securities owned by any person may be sold without registration in the United States, provided that the sale is effected in an “offshore transaction” and no “directed selling efforts” are made in the United States (as these terms are defined in Regulation S) and subject to certain other conditions. In general, this means that our shares may be sold in some manner outside the United States without requiring registration in the United States.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding ninety (90) days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

MATERIAL TAX CONSIDERATIONS

The following summary of certain Cayman Islands and U.S. federal income tax consequences of an investment in our Class A Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Class A Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands and the United States. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our Class A Shares. To the extent that this discussion relates to matters of Cayman Islands tax law, it is the opinion of Harney Westwood & Riegels Singapore LLP, our counsel as to Cayman Islands law.

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Cayman Islands Tax Considerations

[Pursuant to section 6 of the Tax Concessions Act (Revised) of the Cayman Islands, our Company has obtained an undertaking from the Financial Secretary that:

(i)	no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to our Company or our operations; and
(ii)	no tax be levied on profits, income gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable by our Company:

(aa)	on or in respect of the shares, debentures, or other obligations of our Company; or
(bb)	by way of withholding in whole or in part of any relevant payment as defined in section 6(3) of the Tax Concessions Act (2018 Revision).

The undertaking for our Company is for a period of 30 years from [  ].

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands.

No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies save for those which hold interests in land in the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Class A Shares will not be subject to taxation in the Cayman Islands, and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Shares, nor will gains derived from the disposal of our Class A Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in the Cayman Islands in respect of the issue of our Class A Shares or on an instrument of transfer in respect of our Class A Shares so long as the instrument of transfer is not executed in, brought to, or produced before a court of the Cayman Islands.

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Shares by U.S. Holders (as defined below) that acquire our Class A Shares in this offering and hold our Class A Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service, or the IRS, or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be relevant to particular investors in light of their specific circumstances, including investors subject to special tax rules (for example, certain financial institutions (including banks), cooperatives, pension plans, insurance companies, broker-dealers, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors who own (directly, indirectly, or constructively) 10% or more of our stock (by vote or value), investors that will hold their Class A Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or U.S. Holders that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States tax, state or local tax, or non-income tax (such as the U.S. federal gift or estate tax) considerations, or any consequences under the alternative minimum tax or Medicare tax on net investment income under Section 1411 of the Code. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our Class A Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Class A Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner as a U.S. Holder, described above, and the activities of the partnership. Partnerships holding our Class A Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our Class A Shares.

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Dividends

The entire amount of any cash distribution paid with respect to our Class A Shares (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will constitute dividends to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, and generally will be taxed as ordinary income in the year received by such U.S. Holder. To the extent amounts paid as distributions on the Class A Shares exceed our current or accumulated earnings and profits, such distributions will not be dividends but instead will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis, determined for federal income tax purposes in the Class A Shares with respect to which the distribution is made, and thereafter as capital gain. However, we do not intend to compute (or to provide U.S. Holders with the information necessary to compute) our earnings and profits under United States federal income tax principles. Accordingly, a U.S. Holder will be unable to establish that a distribution is not out of earnings and profits and should expect to treat the full amount of each distribution as a “dividend” for United States federal income tax purposes.

Any dividends that we pay will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s particular facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed (at a rate not exceeding any applicable treaty rate) on dividends received on our Class A Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Dividends paid in non-U.S. currency will be included in the gross income of a U.S. Holder in a U.S. dollar amount calculated by reference to a spot market exchange rate in effect on the date that the dividends are received by the U.S. Holder, regardless of whether such foreign currency is in fact converted into U.S. dollars on such date. Such U.S. Holder will have a tax basis for United States federal income tax purposes in the foreign currency received equal to that U.S. dollar value. If such dividends are converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect thereof. If the foreign currency so received is not converted into U.S. dollars on the date of receipt, such U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency generally will be treated as ordinary income or loss to such U.S. Holder and generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any foreign currency received by a U.S. Holder that are converted into U.S. dollars on a date subsequent to receipt.

Sale or Other Disposition of Class A Shares

A U.S. Holder will generally recognize capital gain or loss upon a sale or other disposition of Class A Shares, in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such Class A Shares determined for federal income tax purposes, in such Class A Shares, each amount determined in U.S. dollars. Any capital gain or loss will be long-term capital gain or loss if the Class A Shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations, particularly with regard to shareholders who are individuals. Each U.S. Holder is advised to consult its tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Class A Shares, including the availability of the foreign tax credit under its particular circumstances.

A U.S. Holder that receives Singapore dollars or another currency other than U.S. dollars on the disposition of our Class A Shares will realize an amount equal to the U.S. dollar value of the non-U.S. currency received at the spot rate on the date of sale (or, if the Class A Shares are traded on a recognized exchange and in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). An accrual basis U.S. Holder that does not elect to determine the amount realized using the spot rate on the settlement date will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot market exchange rates in effect on the date of sale or other disposition and the settlement date. A U.S. Holder will have a tax basis in the currency received equal to the U.S. dollar value of the currency received on the settlement date. Any gain or loss on a subsequent disposition or conversion of the currency will be United States source ordinary income or loss.

Passive Foreign Investment Company Considerations

For United States federal income tax purposes, a non-United States corporation, such as our Company, will be treated as a “passive foreign investment company” or “PFIC” if, in the case of any particular taxable year, either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Based upon our current and expected income and assets (including goodwill and taking into account the expected proceeds from this offering) and the expected market price of our Class A Shares following this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future.

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While we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made annually that depends, in part, upon the composition and classification of our income and assets. Fluctuations in the market price of our Class A Shares may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market price of our Class A Shares (which may be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets, and the cash raised in this offering. It is also possible that the Internal Revenue Service may challenge our classification of certain income or assets for purposes of the analysis set forth in subparagraphs (a) and (b), above or the valuation of our goodwill and other unbooked intangibles, which may result in our Company being or becoming a PFIC for the current or future taxable years.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Class A Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Class A Shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of Class A Shares. Under the PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the Class A Shares;

●	such amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC, each a pre-PFIC year, will be taxable as ordinary income;

●	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and

●	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our Class A Shares and we own any equity in a non-United States entity that is also a PFIC, or a lower-tier PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of the entities in which we may own equity.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that certain requirements are met. The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines is a qualified exchange that has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although we intend to apply for the listing of our Class A Shares on Nasdaq, we cannot guarantee that our listing will be approved. Furthermore, we cannot guarantee that, once listed, our Class A Shares will continue to be listed and regularly traded on such exchange. U.S. Holders are advised to consult their tax advisors as to whether the Class A Shares are considered marketable for these purposes.

If an effective mark-to-market election is made with respect to our Class A Shares, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Class A Shares held at the end of the taxable year over its adjusted tax basis of such Class A Shares and (ii) deduct as an ordinary loss the excess, if any, of its adjusted tax basis of the Class A Shares held at the end of the taxable year over the fair market value of such Class A Shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Class A Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the Class A Shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If a U.S. Holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

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Because a mark-to-market election generally cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to our Class A Shares may continue to be subject to the general PFIC rules with respect to such U.S. Holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

If a U.S. Holder owns our Class A Shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. Holder is advised to consult its tax advisor regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR IN THE OUR CLASS A SHARES IS URGED TO CONSULT ITS OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF OUR CLASS A SHARES IN LIGHT OF SUCH PROSPECTIVE INVESTOR’S OWN CIRCUMSTANCES.

UNDERWRITING

We have entered into an underwriting agreement dated [●] [●], 2025 with AC Sunshine Securities LLC (the “Representative”), acting as the lead or managing underwriter with respect to the Class A Shares subject to this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter named below has severally agreed to purchase from us, on a firm commitment basis, the number of Class A Shares set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus:

Name	Number of shares
AC Sunshine Securities LLC	[●]
Total

The underwriters are offering the Class A Shares subject to their acceptance of the Class A Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Class A Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Class A Shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the Class A Shares covered by the underwriters’ over-allotment option described below.

We have granted to the underwriters an option, exercisable for 45 days from the closing of the offering, to purchase up to an additional 15% of the number of Class A Shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts, and commissions. The option may be exercised in whole or in part, and may be exercised more than once, during the 45-day option period. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares listed next to the names of all underwriters in the preceding table. If any additional Class A Shares are purchased, the underwriters will offer these Class A Shares on the same terms as those on which the other Class A Shares are being offered.

The Representative has advised us that it proposes to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of US$[●] per share. The underwriters may allow, and certain dealers may re-allow a discount from the concession not in excess of US$[●] per share to certain brokers and dealers. After this offering, the public offering price, concession, and reallowance to dealers may be reduced by the Representative. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Underwriting Discounts, and Expenses

The underwriting discounts and commissions are 7% of the initial public offering price.

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The following table shows the price per share (assuming an initial offering price of US$5.00, being the midpoint of the initial public offering price range) and total public offering price, underwriting discounts and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Total
	Per Share		No Exercise		Full Exercise
Public offering price	US$	5.00	US$	15,000,000	US$	16,042,500
Underwriting discounts and commissions to be paid by us:	US$	0.35	US$	1,050,000	US$	1,122,975
Proceeds, before expenses, to us	US$	4.65	US$	13,950,000	US$	14,919,525

In connection with and upon closing of the offering contemplated herein, we will also pay to the Representative a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by us from the sale of the Class A Shares.

We have agreed to pay all expenses relating to the offering, including, but not limited to: (i) the costs of preparing, printing and filing the registration statement with the SEC, including amendments and supplements thereto, and post effective amendments, as well as the filings with FINRA and Nasdaq, and payment of all necessary fees in connection therewith and the printing of a sufficient quantity of preliminary and final prospectuses as the Representative may reasonably request; (ii) the costs of preparing, printing and delivering exhibits thereto, in such quantities as the Representative may reasonably request; (iii) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the Representative; (iv) the fees of counsel and accountants for the Company, including fees associated with any blue sky filings where applicable; (v) fees associated with the Company’s transfer agent; (vi) fees, if necessary, associated with translation services; and (vii) up to US$250,000 of accountable expenses of the Representative (including fees and expenses of its counsel) whether or not the offering is consummated.

In addition to the accountable expenses payable to the Representative as described above, we have paid the Representative a US$50,000 advisory fee (the “Advisory Fee”) upon the execution of the engagement letter by and between the Representative and us (the “Engagement Letter”).

We estimate that the total expenses of the offering payable by us, excluding the underwriters’ discount and commissions and non-accountable expense allowance will be approximately US$885,550.

Underwriter’s Warrants

In addition, we have agreed to issue, for a nominal consideration of $0.01, warrants to the Representative, to purchase a number of ordinary shares in an aggregate amount equal to 7% of the total number of ordinary shares sold in this offering, inclusive of the underwriters’ over-allotment option. The underwriter’s warrants shall have an exercise price equal to 120% of the initial public offering price of the ordinary shares sold in this offering. The underwriter’s warrants may be purchased in cash or via cashless exercise, will be exercisable from the date of issuance and for a period of five years from the date of commencement of sales of the offering. The underwriter’s warrants and the underlying shares will be deemed compensation by FINRA and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the underwriter’s warrants nor any of our shares issued upon exercise of the underwriter’s warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days beginning on the date of commencement of sales of the offering. In addition, although the underwriter’s warrants and the underlying ordinary shares will be registered in the registration statement of which this prospectus forms a part, we have also agreed that the underwriter’s warrants will provide for registration rights in certain cases. These registration rights apply to all of the securities directly and indirectly issuable upon exercise of the underwriter’s warrants. The one demand registration right provided will not be greater than five years from the date of commencement of sales of the offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than five years from the date of commencement of sales of the offering in compliance with FINRA Rule 5110(g)(8)(D).

We will bear all fees and expenses attendant to registering the ordinary shares issuable upon exercise of the underwriter’s warrants, other than underwriting discounts incurred and payable by the holders. The exercise price and number of ordinary shares issuable upon exercise of the underwriter’s warrants may be adjusted in certain circumstances, including in the event of a share dividend, extraordinary cash dividend or our recapitalization, reorganization, merger, or consolidation. The warrant exercise price and/or underlying shares may also be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

Right of First Refusal

We have granted the Representative, for a period of twelve (12) months following the closing of this offering, a right of first refusal to act as the lead underwriter or exclusive placement agent for any future public or private offering of our securities, on terms that are the same as or more favorable to us than those offered to any other underwriter or placement agent. The Representative may exercise this right by providing written notice to us within 15 business days after receiving written notice from us of such proposed financing. If the Representative declines to exercise the right of first refusal, we may engage another underwriter or placement agent on terms no more favorable than those offered to the Representative.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We and our directors, officers and Affiliates will enter into customary “lock-up” agreements in favor of the Representative pursuant to which we, and any of our successors, our directors, officers and Affiliates will agree, for a period of six months from the closing of the offering, not to (a) offer, sell or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, other than post-effective amendments to the Registration Statement of which this prospectus and the Resale Prospectus are parts. Holders of more than 5.0% of our outstanding Class A Shares as of the effective date of the registration statement, will enter into similar lock-up agreements for a period of six months from the closing of the offering.

Nasdaq Capital Market Listing

We have applied to have our Class A Shares approved for listing on the Nasdaq Capital Market under the symbol “[●].” We make no representation that such application will be approved or that our Class A Shares will trade on such market either now or at any time in the future; notwithstanding the foregoing, we will not close this offering unless such Class A Shares will be listed on the Nasdaq Capital Market at the completion of this offering.

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Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by Representative or by its affiliates. Other than the prospectus in electronic format, the information on the Representative’s website and any information contained in any other website maintained by it is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Representative in its capacity as an underwriter, and should not be relied upon by investors.

Any underwriter who is a qualified market maker on the Nasdaq Capital Market may engage in passive market making transactions on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M, during the Business Day prior to the pricing of the offering, before the commencement of offers or sales. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

No Public Market

Prior to this offering, there has not been a public market for our securities in the U.S. and the public offering price for our Class A Shares will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our Class A Shares will trade in the public market subsequent to this offering or that an active trading market for our Class A Shares will develop and continue after this offering.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Class A Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our Class A Shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain, or otherwise affect the price of our Class A Shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

● Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

● Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the overallotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

● Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

● A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the Class A Shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A Shares or preventing or retarding a decline in the market price of our Class A Shares. As a result, the price of our Class A Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our Class A Shares. These transactions may occur on the Nasdaq Capital Market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

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Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions, and expenses. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Class A Shares offered by this prospectus in any jurisdiction where action for that purpose is required. The Class A Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Class A Shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

SELLING RESTRICTIONS

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

Our securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of our securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

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For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the Class A Shares constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the Class A Shares. The securities may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the securities constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the securities. The securities may only be transferred en bloc without subdivision to a single investor.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where our securities are subscribed or purchased under Section 275 by a relevant person which is a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, the securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired our securities under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) pursuant to section 275(1) of the SFA, (b) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA and (in the case of an accredited investor) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018; (c) where no consideration is or will be given for the transfer; (d) where such transfer is by operation of law; or (e) as specified in Section 276(7) of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person or to any person arising from an offer referred to in section 275(1A) or section 276(4)(i)(B) of the SFA, (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, or (5) as specified in Section 276(7) of the SFA.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and expenses, which are expected to be incurred by us in connection with the offer and sale of the Class A Shares by us. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

SEC registration fee	US$	2,858
FINRA filing fee	US$	7,500
Nasdaq listing fee	US$	50,000
Printing and engraving expenses	US$	8,000
Legal fees and expenses	US$	240,858
Accounting fees and expenses	US$	330,000
Advisory Fee – Cheung Kam Fai	US$	50,000
Miscellaneous (1)	US$	196,334
Total	US$	885,550

(1)	Includes financial advisory fees, due diligence expenses, transfer agent fees and other miscellaneous expenses.

112

LEGAL MATTERS

Certain legal matters in connection with this offering with respect to United States federal securities law will be passed upon us by Schlueter & Associates, P.C. The validity of the Class A Shares offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Harney Westwood & Riegels Singapore LLP. Certain legal matters as to Singapore law will be passed upon for us by Rajah & Tann Singapore LLP. iTKG Law LLC is acting as counsel to the underwriters in connection with this offering with respect to U.S. securities law. Certain legal matters as to Singapore law will be passed upon for the underwriters by Wong Tan & Molly LIM. iTKG Law LLC may rely upon Wong Tan & Molly LIM with respect to matters governed by Singapore law.

EXPERTS

The combined financial statements as of and for the year ended March 31, 2024, and 2025, included in this prospectus have been audited by Enrome LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the combined financial statements). Such combined financial statements have been so included in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing. The office of Enrome LLP is located at 143 Cecil Street, GB Building #19-03/04, Singapore 069542.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Class A Shares to be sold in this offering. For the purposes of this section, the term “registration statement” means the original registration statement and any and all amendments thereto including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our Class A Shares.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC, including the registration statement, can be obtained over the Internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. We maintain a website at www. [●], at which, following completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

113

LYC HEALTHCARE (CAYMAN) LTD

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

LYC Healthcare (Cayman) Ltd

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets LYC Healthcare (Cayman) Ltd and its subsidiaries (the “Company”) as of March 31, 2025 and 2024, the related statements of operations and comprehensive income, change in shareholders’ equity, and cash flows for each of the years ended March 31, 2025 and 2024 and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years ended March 31, 2025 and 2024, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Enrome LLP

We have served as the Company’s auditor since 2024.

December 8, 2025

F-2

LYC HEALTHCARE (CAYMAN) LTD

COMBINED BALANCE SHEETS

	As of March 31,
	2024	2025	2025
	S$	S$	US$
ASSETS
Current assets
Cash and cash equivalents	935,246	651,647	484,695
Accounts receivable, net	1,699,595	2,740,164	2,038,134
Amount due from shareholder	-	2	1
Amount due from related party	7,440,001	2,009,111	1,494,377
Contract assets	34,837	17,026	12,664
Prepayment	200,908	92,286	68,642
Deposit	433,249	517,213	384,703
Inventories	295,737	293,218	218,096
Total current assets	11,039,573	6,320,667	4,701,312

Non-current assets
Property and equipment, net	646,451	647,493	481,605
Right-of-use assets-operating lease, net	3,542,363	6,125,839	4,556,399
Right-of-use assets-finance lease, net	2,414,296	2,123,503	1,579,462
Goodwill	11,786,037	11,786,037	8,766,454
Deferred offering costs	-	813,647	605,191
Deferred tax assets	10,703	20,265	15,073
Total non-current assets	18,399,850	21,516,784	16,004,184

TOTAL ASSETS	29,439,423	27,837,451	20,705,496

LIABILITIES
Current liabilities
Accounts payable	1,486,486	1,904,933	1,416,889
Accrued expenses and other current liabilities	535,721	1,176,959	875,423
Deposit received	28,224	38,304	28,491
Amount due to directors	32,431	63,637	47,333
Finance lease liabilities, current	502,763	525,241	390,674
Operating lease liabilities, current	1,071,495	1,490,026	1,108,281
Tax payables	254,449	550,417	409,400
Total current liabilities	3,911,569	5,749,517	4,276,491

Non-current liabilities
Amount due to shareholders	11,786,037	11,786,037	8,766,454
Amount due to related party	-	767,722	571,032
Provision for reinstatement	129,119	136,063	101,204
Finance lease liabilities, non-current	1,263,694	738,453	549,261
Deferred tax liabilities	-	2,311	1,719
Operating lease liabilities, non-current	3,327,471	4,597,261	3,419,443
Total non-current liabilities	16,506,321	18,027,847	13,409,113

TOTAL LIABILITIES	20,417,890	23,777,364	17,685,604

COMMITMENTS AND CONTINGENCIES (Note 13)

SHAREHOLDERS’ EQUITY
Ordinary shares, Class A, US$0.0005 par value, 70,000,000 shares authorized, 22,582,001 shares issued and outstanding as of March 31, 2024 and 2025	15,215	15,215	11,291
Ordinary shares, Class B, US$0.0005 par value, 30,000,000 shares authorized, 5,418,000 shares issued and outstanding as of March 31, 2024 and 2025	3,650	3,650	2,709
Additional paid in capital	81,136	81,137	60,380
Retained earnings	8,921,532	3,960,095	2,945,519
Accumulated other comprehensive loss	-	(10)	(7)
Total shareholders’ equity	9,021,533	4,060,087	3,019,892
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	29,439,423	27,837,451	20,705,496

F-3

LYC HEALTHCARE (CAYMAN) LTD

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the years ended March 31
	2024	2025	2025
	S$	S$	US$
Revenues	14,443,017	17,332,420	12,891,854

Cost of sales	(8,322,956)	(9,961,430)	(7,409,312)

Gross profit	6,120,061	7,370,990	5,482,542

Operating expenses:
General and administrative expenses	2,957,714	3,835,054	2,852,513
Operating lease expenses	1,139,665	1,422,734	1,058,230
Depreciation expenses	131,847	117,612	87,480
Total operating expenses	4,229,226	5,375,400	3,998,223

Profit from operations	1,890,835	1,995,590	1,484,319

Other income (Expenses):
Other income	174,439	1,020,491	759,041
Interest expense	(91,732)	(70,249)	(52,251)
Total Other income, net	82,707	950,242	706,790

Income before tax expense	1,973,542	2,945,832	2,191,109
Income tax expense	294,056	467,268	347,554
Net Income	1,679,486	2,478,564	1,843,555

Other comprehensive income:
Foreign currency translation adjustment	-	(10)	(7)
	1,679,486	2,478,554	1,843,548

Net income per share attributable to ordinary shareholders
Basic and diluted	0.06	0.09	0.07

Weighted average number of ordinary shares used in computing net income per share
Basic and diluted	28,000,001	28,000,001	28,000,001

F-4

LYC HEALTHCARE (CAYMAN) LTD

COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary share, Class A		Ordinary share, Class B		Additional		Accumulated other	Total
	Shares Outstanding	Par value	Shares Outstanding	Par value	paid in capital	Retained earnings	comprehensive loss	shareholders’ equity
		S$		S$	S$	S$	S$	S$
Balance as of April 1, 2023	22,582,001	15,215	5,418,000	3,650	81,136	7,242,046	-	7,342,047

Net income	-	-	-	-	-	1,679,486	-	1,679,486
Balance as of March 31, 2024	22,582,001	15,215	5,418,000	3,650	81,136	8,921,532	-	9,021,533

Issuance of share	-	-	-	-	1	-	-	1
Net income	-	-	-	-	-	2,478,564	(10)	2,478,554
Dividend (Note 9)	-	-	-	-	-	(7,440,001)	-	(7,440,001)
Balance as of March 31, 2025	22,582,001	15,215	5,418,000	3,650	81,137	3,960,095	(10)	4,060,087

		US$		US$	US$	US$	US$	US$
Balance as of March 31, 2025		11,291		2,709	60,380	2,945,519	(7)	3,019,892

F-5

LYC HEALTHCARE (CAYMAN) LTD

COMBINED STATEMENTS OF CASH FLOWS

	For the years ended March 31
	2024	2025	2025
	S$	S$	US$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	1,679,486	2,478,564	1,843,555
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	126,745	108,804	80,928
Amortization of right-of-use assets	294,513	290,793	216,292
(Gain) on disposal of property and equipment	-	(31,000)	(23,058)
Gain on lease modification	-	(820,332)	(610,163)
Property and equipment written off	257	(69,691)	(51,836)
Allowance for credit losses	5,627	10,280	7,646
Finance lease interest expenses	91,732	70,249	52,251
Termination expenses	-	150,348	111,829
Operating lease expenses	1,139,665	1,422,734	1,058,230

Change in operating assets and liabilities:
Accounts receivable, net	(196,267)	(1,050,849)	(781,621)
Contract assets	26,466	17,811	13,248
Prepayment	(66,520)	108,622	80,793
Deposit	(151,436)	(234,312)	(174,281)
Inventories	(68,788)	2,519	1,874
Deferred tax assets	12,732	(9,562)	(7,112)
Accounts payable	139,046	418,447	311,241
Accrued expenses and other current liabilities	208,672	641,238	476,953
Deposit received	3,871	10,080	7,498
Operating lease liabilities	(1,079,776)	(1,490,613)	(1,108,718)
Deferred tax liabilities	-	2,311	1,719
Tax payables	(141,496)	295,968	220,141
Net cash provided by operating activities	2,024,529	2,322,409	1,727,409
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(102,482)	(40,155)	(29,867)
Proceeds from disposal of property and equipment	-	31,000	23,058
Net movements in amount due from holding company	(2,550,000)	(2,009,112)	(1,494,378)
Net cash used in investing activities	(2,652,482)	(2,018,267)	(1,501,187)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net movements in amounts due to directors	11,642	31,206	23,211
Net movements in amounts due to related party	-	767,565	570,915
Payment of deferred offering costs	-	(813,503)	(605,084)
Principal payment on finance lease liabilities	(481,280)	(502,763)	(373,955)
Interest paid	(91,732)	(70,249)	(52,251)
Net cash used in financial activities	(561,370)	(587,744)	(437,164)

Foreign currency translation	-	3	2

Net change in cash and cash equivalents	(1,189,323)	(283,599)	(210,940)

Cash and cash equivalents - beginning of year	2,124,569	935,246	695,634
Cash and cash equivalents - end of year	935,246	651,647	484,694
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income tax	422,820	171,300	127,413
Cash paid for interest	91,732	70,249	52,251
SUPPLEMENTAL OF NON-CASH FLOW INFORMATION:
Dividend declared offset against existing receivable from LYCMS	-	7,440,000	5,533,902
Issuance of share	-	1	1
Operating lease liabilities arising from obtaining right-of-use assets	315,282	6,422,020	4,776,867

F-6

LYC HEALTHCARE (CAYMAN) LTD

NOTES TO COMBINED FINANCIAL STATEMENTS

1	Organization and business overview

LYC Healthcare (Cayman) Ltd is holding company incorporated on October 18, 2024 under the laws of the Cayman Islands. The Company through its subsidiaries involved in medical and surgical advisory services. The Company and its subsidiaries are collectively referred to as the “Company”.

The Company is strategically positioned to address the healthcare needs of Singapore’s aging population, with projections indicating that one in four Singaporeans will be aged 65 or older by 2030. This demographic shift is expected to drive an increase in age-related medical conditions, such as osteoporosis and rheumatoid arthritis, among other ailments commonly affecting the elderly. Leveraging a multidisciplinary, patient-centric approach, the Company enables its doctors to collaborate with other healthcare professionals across its clinics to diagnose conditions, identify shared care goals, and streamline interventions within a one-stop practice. This integrated model ensures holistic patient care, improved treatment outcomes, and enhanced patient satisfaction.

The Company is headquartered in Singapore.

On [●] [●], 2025, as part of a reorganization, prior to the listing, which is in process and has not yet been completed, four persons (LYC Medicare Sdn Bhd, Maybank Nominee (Tempatan) Sdn Bhd for Kenanga Investors Bhd (Clients’) Account, Dr. Chan Ying Ho (Henry), and Ting Choon Meng) (“Acquiring Shareholders”) acquired all of the shares of HCOS and T&T from LYC Medicare Singapore Limited for an aggregate consideration of SGD 10,000. The Acquiring Shareholders subsequently sold all of the shares in HCOS and T&T to LYC (Cayman) for an aggregate consideration of SGD 31,282,001, settled by an issuance of 9,940,000 Class A ordinary shares and 18,060,000 Class B ordinary shares by LYC (Cayman) to the Acquiring Shareholders and LYC (Cayman) nominated its wholly owned subsidiary, LYC Medicare, to acquire these shares. Upon completion of such reorganization, HCOS and T&T became wholly owned subsidiaries of LYC (Cayman) through LYC Medicare International Pte. Ltd.

The combined financial statements are prepared in accordance with Accounting Standards Codification (“ASC”) 805 “Business Combinations” based on the basis that the reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the reorganization. The combined financial statements are prepared by adding together financial statement items of HCOS and T&T, since HCOS and T&T were under common control. The financial statements used for combination purposes have been prepared applying the Company’s accounting policies. Upon combining the financial information for the periods, intra-group income and expenses, intragroup accounts and profits and losses on transactions between the combined entities are eliminated. Comparative figures have been changed accordingly. The accounting principles set out below have been applied consistently to all periods presented in these combined financial statements

As of the date of this financial statement, the reorganization of the Company’s legal structure has not yet occurred.

The combined financial statements of the Company include the following entities:

Name	Date of incorporation	Percentage of direct or indirect interests	Place of incorporation	Principal activities
LYC Healthcare (Cayman) Ltd	18 October 2024	100%	Cayman Island	Holding company
LYC Medicare International Pte Ltd (“LYCMI”)	13 August 2024	100%	Singapore	Singapore holding company
HC Orthopaedic Surgery Pte Ltd	8 September 2017	100%	Singapore	Medical and surgical advisory services
T&T Medical Group Pte Ltd	12 April 1989	100%	Singapore	Medical and surgical advisory services

F-7

LYC HEALTHCARE (CAYMAN) LTD

NOTES TO COMBINED FINANCIAL STATEMENTS

2	Summary of significant accounting policies

Basis of presentation

This summary of significant accounting policies is presented to assist in understanding the Company’s combined financial statements and have been consistently applied in the preparation of the financial statements The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Business combination

The Company accounts for business combinations under common control in accordance with ASC 805, Business Combinations. Transactions between entities under common control are accounted for using the carryover basis of accounting. The net assets of the acquired entity are recorded at their historical carrying values. The financial statements are retrospectively adjusted to reflect the combined entities as though the combination occurred at the beginning of the earliest period presented.

During the years ended March 31, 2024 and 2025, LYC Medicare Sdn Bhd, Maybank Nominee (Tempatan) Sdn Bhd for Kenanga Investors Bhd (Clients’) Account Investors Berhad, Dr.Chan Ying Ho (Henry), and Ting Choon Meng were the shareholders of HCOS and T&T. HCOS and T&T can be considered as under the common control of Acquiring Shareholders during the aforementioned period.

Use of estimates

The preparation of combined financial statements in conformity with US GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Revisions to accounting estimates are recognized prospectively in the period of change and, if applicable, in future periods (ASC 250); prior periods are not retrospectively adjusted.

Significant accounting estimates reflected in the Company’s combined financial statements include, but are not limited to, goodwill, amortization and depreciation policy. Actual results may differ from these estimates.

Cash and cash equivalents

Cash and cash equivalents primarily consist of cash in banks and cash on hand. The Company maintains most of its bank accounts in Singapore.

Accounts receivable, net

Accounts receivable are recorded at the gross billing amount, net of an allowance for any uncollectible accounts due from the customers. They are non-interest bearing.

Since April 1, 2023, the Company early adopted Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), using the modified retrospective transition method. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. Upon adoption, the Company changed the impairment model to utilize a forward-looking current expected credit losses (CECL) model in place of the incurred loss methodology for financial instruments measured at amortized cost and receivables resulting from the application of ASC 606, including contract assets. The adoption of the guidance had no impact on the allowance for credit losses for accounts receivable on March 31, 2024 and 2025, as the Company has assessed the expected credit loss to be immaterial.

The Company maintains an allowance for credit losses and records the allowance for credit losses as an offset to accounts receivable and the estimated credit losses charged to the allowance is classified as “General and administrative expenses” in the consolidated statements of operations and comprehensive income (loss). The Company assesses collectability by reviewing accounts receivable on aging schedules. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the balances, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers.

Delinquent account balances are written-off against the allowance for expected credit loss after management has determined that the likelihood of collection is not probable.

Prepayment

Prepayment primarily consists of prepayments made to vendors or services providers for future services that have not been provided.

F-8

LYC HEALTHCARE (CAYMAN) LTD

NOTES TO COMBINED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Deposit

Deposit primarily consists of refundable security deposits paid to lessor under tenancy agreements.

Inventories

Inventories are measured at the lower of cost or net realizable value. The cost of inventories is based on the first-in, first-out principle, and includes expenditure incurred in acquiring the inventories and other costs incurred in bringing them to their existing location and condition. Adjustments are recorded to write down the cost of inventories to the estimated net realizable value due to damaged and slow-moving goods, which is dependent upon factors such as historical and forecasted consumer demand, and specific customer requirements. The Company takes ownership, risks and rewards of the products. Write downs are recorded in cost of sales in the consolidated statements of operations and comprehensive income. As of March 31, 2025 and 2024, the Company did not provide inventory write downs.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment if applicable. The Company computes depreciation using the straight-line method over the estimated useful lives of the assets as follows:

Categories	lesser of lease term or expected useful life (no of years)
Furniture and fitting	10
Medical equipment	5 to 10
Office equipment	5 to 10
Computer	3
Renovation	2 to 10

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the combined statement of income. Expenditures for maintenance and repairs are charged to expense as incurred, while additions renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Right-of-use assets and lease liabilities

The Company adopted ASC 842 on January 1, 2019. The Company is a lessee of non-cancellable operating leases for its clinics. The Company determines if an arrangement is a lease at inception. Lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate based on the information available at the lease commencement date. The Company generally uses the base, non-cancellable lease term in calculating the right-of-use assets and liabilities.

The Company has elected not to recognize ROU assets and lease liabilities for short-term leases that have a lease term of 12 months or less. The Company recognizes the lease payments associated with its short-term leases as an expense on a straight-line basis over the lease term.

The Company has elected, by class of underlying asset (real estate), the practical expedient in ASC 842-10-15-37 to not separate lease and non-lease components and to account for them as a single lease component. Accordingly, fixed (or in-substance fixed) consideration for non-lease services (e.g., common-area maintenance, taxes, insurance, standard facilities services) is included in lease payments when measuring the lease liability and right-of-use asset. Variable amounts are excluded from lease payments and recognized in expense as incurred. This election is applied consistently to all leases within the real estate asset class.

The Company evaluates the impairment of its right-of-use assets consistent with the approach applied for its other long-lived assets. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of finance and operating lease liabilities in any receivable asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the years ended March 31, 2024 and 2025, the Company did not have any impairment loss against its operating lease right-of-use assets.

The Company’s operating lease liabilities, receivables and right-of-use assets are disclosed in Note 8.

F-9

LYC HEALTHCARE (CAYMAN) LTD

NOTES TO COMBINED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters. Liabilities for the contingencies are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated.

Certain conditions may exist as of the date the combined financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses these contingent liabilities, which inherently involves judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in legal proceedings, the Company, in consultation with its legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the combined financial statements. If the assessment indicates that a potentially material loss contingency is not probable, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of the reasonably possible loss, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Impairment of long-lived assets

The Company evaluates the recoverability of its long-lived assets (asset groups), including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of its asset (asset group) may not be fully recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to the estimated undiscounted future cash flows expected to result from the use of the asset (asset group) and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the asset (asset group), the Company recognizes an impairment loss based on the excess of the carrying amount of the asset (asset group) over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the asset (asset group), when the market prices are not readily available. The adjusted carrying amount of the asset is the new cost basis and is depreciated over the asset’s remaining useful life. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For the years ended March 31, 2024 and 2025, no impairment of long-lived assets was observed and recognized.

Fair value measurements

ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in pricing the asset or liability. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	- observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	- other inputs that are directly or indirectly observable in the marketplace.
Level 3	- unobservable inputs which are supported by little or no market activity.

The carrying amounts of cash and cash equivalents, accounts receivable, amount due from holding company, accounts payable, deposits, amount due to directors, amount due to shareholders, amount due to related parties and accrued expenses and other current liabilities approximate their fair values because of their generally short maturities.

Valuation technique for items estimated using discounted cash flows. For liabilities whose fair value is disclosed (but not measured at fair value on a recurring basis) using an income approach—including, when presented, lease liabilities—the Company estimates fair value by discounting expected future cash flows at market-based interest rates commensurate with the term and the Company’s credit risk as of the measurement date. Such measurements are generally classified within Level 2 of the fair value hierarchy (Level 3 if significant unobservable inputs are used).

F-10

LYC HEALTHCARE (CAYMAN) LTD

NOTES TO COMBINED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Revenue recognition

The Company accounts for its revenue under FASB ASC Topic 606, Revenue from Contracts with Customers. The five-step model defined by FASB ASC Topic 606 requires the Company to:

(1)	identify its contracts with customers;
(2)	identify its performance obligations under those contracts;
(3)	determine the transaction prices of those contracts;
(4)	allocate the transaction prices to its performance obligations in those contracts; and
(5)	recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised services are transferred to the patient in an amount that reflects the consideration expected in exchange for those services.

Consultations, imaging, and surgical procedures are satisfied at a point in time upon completion; multi-session therapy plans are satisfied over time with revenue recognized using an output method based on sessions delivered. When contracts include multiple services, each service is distinct and the transaction price is allocated to each performance obligation based on stand-alone selling prices (observable list rates); variable consideration, when present, is estimated and constrained to avoid significant revenue reversal.

Nature of Goods and Services; Performance Obligations and Timing of Revenue Recognition

Each contract typically contains a single performance obligation for a distinct service rendered to the patient. The Company recognizes revenue at a point in time when control of the promised service transfers to the patient, which occurs upon completion of the service:

●	Clinical consultations — revenue is recognized upon completion of the consultation.
●	Medical imaging — revenue is recognized upon completion of the imaging procedure and release of the physician-approved report to the patient or ordering physician.
●	Physiotherapy — revenue is recognized upon completion of each individual treatment session (the Company does not offer packages or multi-session bundles).
●	Orthopaedic surgical services — revenue is recognized upon surgeon completion of the procedure. Implants and consumables used in surgery are integrated into the surgical service and are not distinct from the surgical performance obligation.

Transfer of Control

The Company applies observable completion events and the right-to-payment indicator to determine the point at which control transfers. For each service line, revenue is recognized when: (i) the service is completed and documented in the Company’s records (e.g., electronic medical record entry, surgeon sign-off), (ii) the final deliverable (e.g., imaging report) is released where applicable, and (iii) the Company has an unconditional right to consideration. The Company does not require deposits, does not offer refunds, and has no post-service obligations.

Principal versus Agent

The Company acts as the principal and presents revenue on a gross basis for all service lines, including when hospitals administer billing to insurers and when medical imaging or physiotherapy is delivered by contracted third-party providers. In these arrangements, the Company controls the specified service before transfer to the patient, has primary responsibility for fulfillment, and exercises pricing discretion. Amounts retained by hospitals or contracted providers (e.g., administrative charges or service fees) are recognized as expenses and are not netted against revenue.

Distinct Performance Obligations and Allocation

Each service described above represents a distinct performance obligation because it is capable of being distinct to the patient and is separately identifiable in the context of the contract. When a patient receives multiple services (e.g., consultation followed by imaging or surgery), each service is separately priced and billed. The transaction price for each service equals its standalone selling price (SSP). The Company does not offer bundled discounts, material rights, or other price concessions; accordingly, the allocation of consideration equals the stated price for each distinct performance obligation.

Transaction Price, Variable Consideration, and Credit Risk

The transaction price generally equals the stated fee for the service provided. The Company does not grant explicit or implicit price concessions, promotional discounts, or waivers and does not have rights of return or other forms of variable consideration. In Singapore, hospitals frequently act as the billing agent and handle insurer claims; the patient (or the hospital as billing agent) remains obligated to pay. Accounts receivable are recognized when the right to consideration becomes unconditional (i.e., upon completion of the service). Historically, the Company has not experienced significant revenue reversals or credit losses.

Payment Terms and Significant Financing Component

Amounts are typically due at the time of service or upon invoicing/settlement through the hospital billing process within a short period. The Company applies the practical expedient in ASC 606 not to adjust the transaction price for a significant financing component because the period between service and payment is one year or less.

Returns, Refunds, and Warranties

The Company does not offer refunds and does not provide warranties or post-service obligations.

Remaining Performance Obligations

Contracts are for individual services with an original expected duration of one year or less. The Company therefore applies the ASC 606 practical expedient not to disclose the transaction price allocated to remaining performance obligations. As of each reporting date presented, the Company had no material remaining performance obligations.

Costs to Obtain or Fulfill a Contract

The Company does not incur material incremental costs to obtain contracts. Any such costs are expensed as incurred.

F-11

LYC HEALTHCARE (CAYMAN) LTD

NOTES TO COMBINED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Revenue recognition (continued)

The Company disaggregates revenue by nature of service, which reflects how revenue and cash flows are affected by economic factors and is presented below:

	For the years ended March 31,
	2024		2025
	S$	%	S$	US$	%

Clinical consultation services (health screenings, screening and treatment of osteoporosis, orthopaedic-related specialist screening)	6,171,436	42.7	7,649,943	5,690,028	44.1
Medical imaging & physiotherapy	789,623	5.5	937,417	697,251	5.4
Orthopaedic surgical services (joint replacement surgeries, minimally invasive spine procedures, and trauma management)	7,481,958	51.8	8,745,060	6,504,575	50.5
	14,443,017	100.0	17,332,420	12,891,854	100.0

Contract Assets

The contract assets primarily relate to the Company’s rights to bill for treatment or surgery completed but not billed at the reporting date. The contract assets are transferred to receivables until subsequent billing phase.

Government grants

Government grants are recognized when there is reasonable assurance that the grant will be received, and all attaching conditions will be complied with. Government grant is recognized as ‘Other income’ in profit or loss.

Employee benefits

Employee benefits are recognized as an expense, unless the cost qualifies to be capitalized as an asset.

i)	Defined contribution plans

Defined contribution plans are post-employment benefit plans under which the Company pays fixed contributions into separate entities such as the Central Provident Fund on a mandatory, contractual or voluntary basis. The Company has no further payment obligations once the contributions have been paid.

ii)	Short-term compensated absences

Employee entitlements to annual leave are recognized when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the balance sheet date.

F-12

LYC HEALTHCARE (CAYMAN) LTD

NOTES TO COMBINED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Related parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the Company’s securities (ii) the Company’s management and or their immediate family, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related parties may be individuals or corporate entities.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Foreign currency

The accompanying combined financial statements are presented in Singapore Dollars (“S$”), which is the reporting currency of the Company. The functional currencies of the Company and its wholly owned subsidiary is Singapore Dollars.

Convenience translation

Translations of the combined balance sheet, combined statements of operations and comprehensive income and combined statements of cash flows from S$ into US$ as of and for the year ended March 31, 2025 are solely for the convenience of the reader and were calculated at the rate of US$0.7438 = S$1, as set forth in the statistical release of the Federal Reserve System on March 31, 2025. No representation is made that the SGD amounts could have been, or could be, converted, realized or settled into US$ at that rate on March 31, 2025, or at any other rate.

Income taxes

The Company accounts for income taxes under FASB ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the combined financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also provided for net operating loss carryforwards that can be utilized to offset future taxable income.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. A valuation allowance is established, when necessary, to reduce net deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of FASB ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for combined financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes for the years ended March 31, 2024 and 2025. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

F-13

LYC HEALTHCARE (CAYMAN) LTD

NOTES TO COMBINED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing net earnings (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if outstanding stock options, warrants and convertible debt were exercised or converted into ordinary shares. When the Company has a loss, diluted shares are not included as their effect would be anti-dilutive. The Company has no dilutive securities or debt for each of the years ended March 31, 2024 and 2025.

Concentrations and credit risk

The Company maintains cash with banks in Singapore. Should any bank holding cash become insolvent, or if the Company is otherwise unable to withdraw funds, the Company would lose the cash with that bank; however, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts. In Singapore, a depositor has up to S$100,000 insured by Singapore Deposit Insurance Corporation (“SDIC”).

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash and cash equivalents, accounts receivable and other current assets. The Company has designed their credit policies with an objective to minimize their exposure to credit risk. The Company’s accounts receivable are short term in nature and the associated risk is minimal. The Company conducts credit evaluations on its clients and generally does not require collateral or other security. The Company periodically evaluates the creditworthiness of the existing clients in determining the allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific clients.

As of March 31, 2024 and 2025, the Company’s assets were located in Singapore and the Company’s revenue was principally derived from the operation in Singapore.

Major customers

For the year ended March 31, 2024, customer A and B accounted for 20.1% and 20.0% of the Company’s total revenue and 24.2% and 54.1% of the Company’s total accounts receivable as of March 31, 2024. For the year ended March 31, 2025, customer A and B accounted for 28.1% and 14.1% of the Company’s total revenue and 36.0% and 26.5% of the Company’s total account receivables as of March 31, 2025.

Major suppliers

For the year ended March 31, 2024, vendor A, B and C accounted for 18.1%, 16.2% and 13.1% of the Company’s total purchases, and 15.6%, 8.1% and 5.6% of the accounts payable as of March 31, 2024, respectively. For the year ended March 31, 2025, vendor A accounted for 10.7% of the Company’s total purchases, and 20% of the account payable as of March 31, 2025.

Recent Accounting Pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company made the election to delay the adoption of new or revised accounting standards.

In March 2021, the FASB issued Intangibles — Goodwill and Other (Topic 350): Accounting Alternative for Evaluating Triggering Events. An entity is required to monitor and evaluate goodwill impairment triggering events throughout the reporting period. An entity is required to consider whether an event has occurred or circumstances have changed that would more likely than not reduce the fair value of a reporting unit (or entity, if the entity has elected the accounting alternative for amortizing goodwill1 and chosen that option) below its carrying amount, that is, whether a triggering event has occurred. If the entity concludes that it is more likely than not that the fair value of the reporting unit is less than its carrying value, then the entity must test goodwill for impairment. The triggering event analysis and resulting goodwill impairment test, if any, are required to be performed when a triggering event occurs without the use of hindsight or known changes to facts and circumstances after the triggering event date.

F-14

LYC HEALTHCARE (CAYMAN) LTD

NOTES TO COMBINED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (continued)

Recent Accounting Pronouncements

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on its combined financial statements and related disclosures.

In February 2024, the FASB issued ASU 2023-10, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which aims to reduce complexity in income tax accounting by eliminating certain exceptions and clarifying existing guidance. The amendments remove exceptions related to intra-period tax allocation, interim period tax accounting, and the recognition of deferred tax liabilities for investments in foreign subsidiaries. Additionally, the update simplifies the recognition and measurement of deferred tax assets and liabilities and provides clarification on the tax treatment of transactions with single-member LLCs and the allocation of tax effects among entities within a consolidated tax return. The update is effective for public business entities for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years, and for all other entities for fiscal years beginning after December 15, 2025. Early adoption is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on its combine financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses. The new standard requires entities to disclose additional information about certain expenses, such as purchases of inventory, employee compensation, depreciation, intangible asset amortization, as well as selling expenses included in commonly presented expense captions on the income statement. The FASB further clarified the effective date in January 2025 with the issuance of ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. The ASU is effective for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027. Companies have the option to apply this guidance either on a retrospective or prospective basis, and early adoption is permitted. The Company is currently evaluating this guidance to determine the impact it may have on its combined financial statements and related disclosures.

In July 2025, the FASB issued ASU 2025-05, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets” (“ASU 2025-05”), which introduces a practical expedient allowing entities, when estimating expected credit losses for current trade receivables and current contract assets under Topic 606, to assume that conditions at the balance sheet date do not change over the assets’ remaining life, and—for entities other than public business entities—an accounting policy election to consider subsequent cash collections after the balance sheet date through the date the financial statements are available to be issued (or another selected date). The guidance is effective for annual periods beginning after December 15, 2025, including interim periods within those years, and is applied prospectively; early adoption is permitted. The Company has not early adopted ASU 2025-05 and is currently evaluating the potential impact of this guidance on its consolidated financial statements and related disclosures.

In September 2025, the FASB issued ASU 2025-06, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software” (“ASU 2025-06”), which modernizes the internal-use software guidance by removing prescriptive development stages, requiring capitalization to begin only after management authorizes funding and it is probable the project will be completed (with an explicit assessment of significant development uncertainty), and clarifying that PP&E-style disclosures apply to capitalized internal-use software; it also incorporates website development guidance into Subtopic 350-40. The standard is effective for annual periods beginning after December 15, 2027, including interim periods within those years, with early adoption permitted and prospective, modified, or retrospective transition options available. The Company has not adopted ASU 2025-06 and, as it does not develop or capitalize internal-use software, does not expect the guidance to have a material impact on its intangible assets or goodwill.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s combined balance sheets, statements of operations and cash flows.

3	Accounts receivable, net

	As of March 31,
	2024	2025	2025
	S$	S$	US$

Accounts receivable	1,760,591	2,801,362	2,083,653
Less: allowance for credit losses	(60,996)	(61,198)	(45,519)
Total accounts receivable, net	1,699,595	2,740,164	2,038,134

F-15

LYC HEALTHCARE (CAYMAN) LTD

NOTES TO COMBINED FINANCIAL STATEMENTS

3	Accounts receivable, net (continued)

Movement of allowance for credit losses are as follows:

	As of March 31,
	2024	2025	2025
	S$	S$	US$

Allowance for credit losses, beginning balance	55,369	60,996	45,369
Addition	5,627	10,280	7,646
Written off	-	(10,078)	(7,496)
Allowance for credit losses, ending balance	60,996	61,198	45,519

4	Contract assets

Contract assets:

	As of March 31,
	2024	2025	2025
	S$	S$	US$

Balance - beginning of the year	61,304	34,837	25,912
Revenue recognized during the year	34,837	152,653	113,543
Decrease resulting from billing during the year	(61,304)	(170,464)	(126,791)

	34,837	17,026	12,664

5	Property and equipment, net

	As of March 31,
	2024	2025	2025
	S$	S$	US$

Computers	65,871	72,203	53,705
Furniture and fittings	170,430	170,430	126,766
Medical equipment	147,820	195,088	145,106
Office equipment	160,445	167,493	124,581
Renovation	674,444	723,644	538,246
Sub-total	1,219,010	1,328,858	988,404
Less: accumulated depreciation	(572,559)	(681,365)	(506,799)
Carrying amount	646,451	647,493	481,605

Depreciation expense for the years ended March 31, 2024 and 2025 was S$126,745 and S$108,804 (US$80,928).

F-16

LYC HEALTHCARE (CAYMAN) LTD

NOTES TO COMBINED FINANCIAL STATEMENTS

6	Goodwill

	As of March 31,
	2024	2025	2025
	S$	S$	US$

Balance – beginning and end of the year	11,786,037	11,786,037	8,766,454

Goodwill arose from the acquisition of T&T and HCOS, which operate in the clinic and specialist services. The goodwill of S$11,786,037 (US$ 8,766,454) is attributable to business synergies expected to arise for the Company.

The carrying amount of goodwill had been allocated as follows:

	As of March 31,
	2024	2025	2025
	S$	S$	US$

Clinical and specialist services:
- T&T	5,413,074	5,413,074	4,026,244
- HCOS	6,372,963	6,372,963	4,740,210
	11,786,037	11,786,037	8,766,454

Goodwill is assessed at each reporting date regardless of any indication of impairment by comparing the carrying amount with the recoverable amount of subsidiaries.

The recoverable amount has been determined based on value-in-use calculations using cash flows projection from financial budgets and forecasts approved by management covering a five-year period. Cash flows beyond five-year period are extrapolated.

Based on the annual impairment testing undertaken by the Company, no impairment losses were required for the carrying amount of the goodwill assessed as their recoverable amounts were in excess of their carrying amounts.

7	Accrued expenses and other current liabilities

	As of March 31,
	2024	2025	2025
	S$	S$	US$

Accruals for staff related costs	178,078	598,424	445,108
Accrued operating expenses	255,839	358,831	266,898
Provision for unutilized leave	73,795	169,443	126,032
Other payables	28,009	50,261	37,385
Total	535,721	1,176,959	875,423

F-17

LYC HEALTHCARE (CAYMAN) LTD

NOTES TO COMBINED FINANCIAL STATEMENTS

8	Right-of-use assets and lease liabilities

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which results in an economic penalty.

The Company has six clinic lease agreements with lease terms ranging from two to ten years, respectively, which are operating leases and leases of MRI machine and vehicle from third party which are finance leases. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Upon adoption of ASU 2016-02, no right-of-use (“ROU”) assets nor lease liability was recorded for the lease with a lease term of one year or less.

As of March 31, 2025, the Company had the following non-cancellable operating lease contracts.

Description of lease	Lease term
6 Napier Road #09-16, Gleneagles Medical Centre, Singapore 258499.	3.8 years
3 Mount Elizabeth #15-14, Room 1, Mount Elizabeth Medical Centre, Singapore 228510.	2 years
38 Irrawaddy Rd #06-37, Singapore 329563	3 years
319 Joo Chiat Place #04-07 Parkway East Medical Centre Singapore 427989	3 years
181 Kitchener Rd #01-01, #01-02, #01-03 Singapore 208533	5 years
181 Kitchener Rd #01-14, #01-15, #01-16, #01-17, #01-18, #01-19 #01-20 Singapore 208533	5 years

As of March 31, 2025, the Company had the following non-cancellable finance lease contracts.

Description of lease	Lease term
MRI and CT machine	5 years
Mercedes-Benz GLC 200.	7 years

(a)	Amount recognized in the combined balance sheet:

	As of March 31,
	2024	2025	2025
	S$	S$	US$
Finance lease

Right-of-use assets, net	2,414,296	2,123,503	1,579,462

Lease liabilities
Current	502,763	525,241	390,674
Non-current	1,263,694	738,453	549,261
	1,766,457	1,263,694	939,935

F-18

LYC HEALTHCARE (CAYMAN) LTD

NOTES TO COMBINED FINANCIAL STATEMENTS

8	Right-of-use assets and lease liabilities (continued)

	As of March 31,
	2024	2025	2025
	S$	S$	US$
Operating lease

Right-of-use assets, net	3,542,363	6,125,839	4,556,399

Lease liabilities
Current	1,071,495	1,490,026	1,108,281
Non-current	3,327,471	4,597,261	3,419,443
	4,398,966	6,087,287	4,527,724

(b)	A summary of lease expenses recognized in the Company’s combined statements of operations and comprehensive income is as follows:

	Years ended March 31,
	2024	2025	2025
	S$	S$	US$
Finance lease expenses
Amortization of right-of-use assets	294,513	290,793	216,292
Interest of lease liabilities	91,732	70,249	52,251

Total finance lease expenses	386,245	361,042	268,543

Operating lease expenses
Amortization of right-of-use assets	887,753	1,189,850	885,011
Interest of lease liabilities	251,912	232,884	158,290

Total operating lease expenses	1,139,665	1,422,734	1,043,301

Future minimum lease payments under non-cancellable finance lease agreements as of March 31, 2025 were as follows:

	Minimum lease payment
Twelve months ending March 31,	S$	US$
2026	573,012	426,206
2027	573,012	426,206
2028	192,630	143,278

Total future minimum lease payments	1,338,654	995,690
Less imputed interest	(74,960)	(55,755)

Present value of finance lease liabilities	1,263,694	939,935
Less: current portion	(525,241)	(390,674)

Long-term portion	738,453	549,261

F-19

LYC HEALTHCARE (CAYMAN) LTD

NOTES TO COMBINED FINANCIAL STATEMENTS

8	Right-of-use assets and lease liabilities (continued)

The following summarizes other supplemental information about the Company’s finance lease as of March 31, 2024 and 2025:

	As of March 31,
	2024	2025
Weighted average discount rate	2.39%	2.39%
Weighted average remaining lease term	40.5 months	25.5 months

Future minimum lease payments under non-cancellable operating lease agreements as of March 31, 2025 were as follows:

	Minimum lease payment
Twelve months ending March 31,	S$	US$
2026	1,778,769	1,323,047
2027	1,631,711	1,213,667
2028	1,539,653	1,145,194
2029	1,308,653	973,376
2030	545,270	405,573

Total future minimum lease payments	6,804,056	5,060,857
Less imputed interest	(716,769)	(533,133)

Present value of operating lease liabilities	6,087,287	4,527,724
Less: current portion	(1,490,026)	(1,108,281)

Long-term portion	4,597,261	3,419,443

The following summarizes other supplemental information about the Company’s operating lease as of March 31, 2024 and 2025:

	As of March 31,
	2024	2025
Weighted average discount rate	5.25%	5.25%
Weighted average remaining lease term	34 months	26 months

9	Equity

Ordinary shares

The Company was incorporated under the laws of the Cayman Islands on October 18, 2024. Our authorized share capital is US$50,000 divided into 100,000,000 shares consisting of 70,000,000 Class A Shares and 30,000,000 Class B Shares, par value US$0.0005 per share. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting rights. Each holder of our Class A Ordinary Share is entitled to 1 vote per share. Each holder of our Class B Ordinary Share is entitled to 10 votes per share.

Prior to completion of the reorganization described in Note 1, two subsidiaries declared and paid a final exempt (one tier) cash dividend amounting to S$7,440,001 on 10 December, 2024, to its then-existing shareholder, LYC Medicare Singapore Limited (“LYCMS”). In these financial statements, the distribution is presented as a distribution to owners within equity (i.e., a reduction of retained earnings/additional paid-in capital), consistent with common-control accounting.

The cash dividend amounting to S$7,440,001 has been offset against the outstanding advances to the existing shareholders.

F-20

LYC HEALTHCARE (CAYMAN) LTD

NOTES TO COMBINED FINANCIAL STATEMENTS

10	Related party transactions and balances

The table below sets forth the material transactions with related-parties and their relationships with the Company for the financial years ended March 31, 2024, and 2025:

Name of related parties	Relationship with the Company
LYC Medicare Singapore Limited	Company related by common shareholder
Chan Ying Ho	Director

The Company incurred marketing fee to LYC Medicare Singapore Limited amounting to S$1,008,000 and S$ 599,550 (US$445,945), and management fee of S$30,000 and S$30,000 (US$22,314) for the year ended March 31, 2024 and 2025, respectively. The Company provided loans to LYC Medicare Singapore Limited amounted to S$7,440,001 and S$2,009,111 (US$1,494,377) as of March 31, 2024 and 2025, respectively. The loans are unsecure, non-interest bearing and repayable on demand. The Company received advances from LYC Medicare Singapore Limited amounted to S$767,722 (US$571,032) as of March 31, 2025. The amount payable is unsecure, non-interest bearing and repayable on demand.

The director, Dr. Chan Ying Ho provided advances to the Company amounting to S$32,431 and S$63,637 (US$47,333) for the years ended March 31, 2024, and 2025, respectively. The advances are unsecure, non-interest bearing and repayable on demand.

The amount due from shareholder amounted to S$2 (US$1) as of March 31, 2025.

The amount due to shareholders amounted to S$11,786,037 for the years ended March 31, 2024 and 2025, respectively.

11	Income taxes

Caymans Island

The Company, LYC Healthcare (Cayman) Ltd, is domiciled in the Cayman Island. The locality currently enjoys permanent income tax holidays; accordingly, the Company do not accrue for income taxes.

Singapore

The subsidiaries, LYC Medicare International Pte Ltd, HC Orthopaedic Surgery Pte Ltd and T & T Medical Group Pte Ltd are incorporated in Singapore and are subject to Singapore Corporate Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first S$10,000 taxable income and 50% of the next S$190,000 taxable income exempted from income tax.

Significant components of the provision for income taxes are as follows:

	Year Ended March 31,
	2024	2025	2025
	S$	S$	US$
Income tax expense is comprised of the following:
Current	281,324	474,519	352,947
Deferred	12,732	(7,251)	(5,393)

Total income tax expense	294,056	467,268	347,554

F-21

LYC HEALTHCARE (CAYMAN) LTD

NOTES TO COMBINED FINANCIAL STATEMENTS

11	Income taxes (continued)

A reconciliation between of the statutory tax rate to the effective tax rate are as follows:

	Year Ended March 31,
	2024	2025	2025
	S$	S$	US$
Income before tax	1,973,542	2,945,832	2,191,109

Singapore income tax rate	17.0%	17.0%	17.0%
Reconciling items:
- Tax effect on expense not deductible for tax purposes	0.6%	1.3%	1.3%
- Tax effect on income not taxable for tax purposes	-%	(0.1%)	(0.1%)
- Corporate tax rebate	(1.8%)	(3.8%)	(3.8%)
- Overprovision of current taxation in respect of prior year	(0.7%)	(0.3%)	(0.3%)
- Others	(0.2%)	1.8%	1.8%

Effective tax rate	14.9%	15.9%	15.9%

Deferred tax

Significant components of deferred tax were as follows:

	As of March 31,
	2024	2025	2025
	S$	S$	US$

Plant and equipment	(458,953)	(537,940)	(400,120)
Leases	95,163	276,851	205,922
Provision	128,902	366,704	272,754

Deferred tax assets, gross	(234,888)	105,615	78,556
Valuation allowance	297,846	-	-

Deferred tax assets, net of valuation allowance	62,958	105,615	78,556

At Singapore tax rate of 17%	10,703	17,954	13,354

Deferred tax assets are recognized in the combined financial statements only to the extent that it is probable that future taxable profits will be available against which the Company can utilize the benefits.

F-22

LYC HEALTHCARE (CAYMAN) LTD

NOTES TO COMBINED FINANCIAL STATEMENTS

12	Other income

	Year Ended March 31,
	2024	2025	2025
	S$	S$	US$
Government grants	19,037	15,064	11,205
Gain on disposal	-	31,000	23,058
Gain on lease modification	-	820,331	610,162
Rental income[1]	99,368	136,416	101,466
Miscellaneous income	56,034	17,680	13,150

	174,439	1,020,491	759,041

1 The Company is the lessor in a non-cancellable operating lease agreement for a commercial premise. Please refer to Note 13 (Commitments and Contingencies).

13	Commitments and Contingencies

As of March 31, 2024 and 2025, the Company had operating lease commitments for clinic premises that include a fixed management service charge. The undiscounted maturities of these lease payments are presented in Note 8 (Right-of-use assets and lease liabilities).

The Company sub-leases a unit of commercial space to a lessee under a non-cancellable operating lease. The lease commenced on September 1, 2024 and expires on August 31, 2029. As of the balance sheet date, lease commitments under non-cancellable operating leases where the Company is the lessor is as follows:

	Year Ended March 31,
	2024	2025	2025
	S$	S$	US$
Lease income receivable
Within 1 year	89,376	153,216	113,962
After 1 year but not later than 5 years	612,864	395,808	294,412
	702,240	549,024	408,378

The above operating lease does not provide for contingent rent.

Other than these lease commitments, the Company had no material capital commitments or contingencies as of March 31, 2024 and 2025.

14	Subsequent events

On [●] [●], 2025, the Company completed the reorganization as disclosed in Note 1 and issued [●] shares to the Acquiring Shareholders.

The Company has assessed all subsequent events through December [●], 2025 which is the date that these combined financial statements are available to be issued and other than the above, there are no further material subsequent events that require disclosure in these combined financial statements.

F-23

Class A Shares

LYC HEALTHCARE (CAYMAN) LTD

PROSPECTUS

AC SUNSHINE SECURITIES LLC

[●] [●], 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands’ laws do not prohibit or restrict a company from indemnifying its directors and officers against personal liability for any loss they may incur arising out of the Company’s business, except to the extent such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The indemnity extends only to liability for their own negligence and breach of duty other than breaches of fiduciary duty and not where there is evidence of dishonesty, willful default, or fraud.

Our Memorandum and Articles of Association permits, to the fullest extent permissible under Cayman Islands law, indemnification of our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by them, other than by reason of their own dishonesty, willful default or fraud, in connection with the execution or discharge of their duties, powers, authorities or discretion as directors or officers of our Company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by them in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

We intend to enter into indemnification agreements with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Cayman Islands law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, subject to our Company reserving its rights to recover the full amount of such advances in the event that he or she is subsequently found to have been negligent or otherwise have breached his or her trust or fiduciary duties to our Company or to be in default thereof, or where the Cayman Islands courts have declined to grant relief.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued and sold the following securities without registering such securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of securities.

●	Upon incorporation of the Company on October 18, 2024, the Company issued one ordinary share of par value of US$0.0005 in the Company to Harneys Fiduciary (Cayman) Limited and Harneys Fiduciary (Cayman) Limited transferred one ordinary share of par value of US$0.0005 to Dr. Chan Ying Ho (Henry) on the same day.

●	On December 30, 2024, the Company redesignated (a) the 1 issued ordinary share of a par value of US$0.0005 held by Dr. Chan Ying Ho (Henry) to 1 Class A Share, and (b) the 99,999,999 authorized but unissued ordinary shares of par value of US$0.0005 each to 69,999,999 Class A Shares and 30,000,000 Class B Shares.

●	On [●] [●], 2025, in connection with the Company’s reorganization, the Company issued 22,582,000 Class A Shares and 5,418,000 Class B Shares to the shareholders of HC Orthopaedic Surgery Pte. Ltd. and T&T Medical Group Pte. Ltd. in consideration of them agreeing to sell and the Company agreeing to purchase all of the outstanding shares of HC Orthopaedic Surgery Pte. Ltd. and T&T Medical Group Pte. Ltd.

II-1

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

EXHIBIT INDEX

Exhibit No.	Description of document
1.1**	Form of Underwriting Agreement
2.1*	Form of Share Swap Agreement between the Registrant and the Shareholders of HC Orthopaedic Surgery Pte. Ltd. and T&T Medical Group Pte. Ltd.
3.1*	Amended and Restated Memorandum and Articles of Association dated December 30, 2024
5.1**	Opinion of Harney Westwood & Riegels Singapore LLP regarding the validity of securities being registered
10.1*	Form of Directors’ Agreement
10.2*	Form of Indemnification Agreement
10.3*	Lease Agreement – Registrant – Singapore
10.4*	Lease Agreement – HCOS – Mount Elizabeth Medical Centre, Singapore
10.5*	Lease Agreement – HCOS – Parkway East Medical Centre, Singapore
10.6*	Lease Agreement - HCOS - Mount Elizabeth Novena Specialist Centre, Singapore (1st TA)
10.7*	Lease Agreement - HCOS - Mount Elizabeth Novena Specialist Centre, Singapore (2nd TA)
10.8*	Lease Agreement – HCOS – Gleneagles Medical Centre, Singapore
10.9*	Lease Agreement - T&T - Letter from NSK Hotel Pte Ltd to T&T on Landlord Change
10.10*	Lease Agreement - T&T - Novatel Singapore (1st TA)
10.11*	Lease Agreement - T&T - Novatel Singapore (2nd TA)
10.12*+	Executive Service Agreement with Dr. Chan Ying Ho (Henry)
10.13*+	Executive Service Agreement with Sui Diong Hoe (David)
10.14*	Employment Agreement with Ting Choon Meng
10.15*	Employment Agreement with Toon Dong Hao
10.16*	Employment Agreement with Yeoh Ching Sing (Nicholas)
10.17*	Letter of Employment with Tan Winnie.
10.18*	Egeiro Physio
10.19*	Radiological Services Agreement
10.20*	Letter of Appointment with Lee Ai Vi – Interim CFO
10.21*	Share Swap Agreement
10.22*	Engagement Letter with Cheung Kam Fai
14.1*	Code of Ethics of the Registrant
21.1*	List of Subsidiaries of the Registrant
23.1*	Consent of Enrome LLP
23.2**	Consent of Harney Westwood & Riegels Singapore LLP (included in Exhibit 5.1)
23.3*	Consent of Converging Knowledge
24.1**	Power of Attorney (included on signature pages)
99.1*	Audit Committee Charter
99.2*	Compensation Committee Charter
99.3*	Nomination and Corporate Governance Committee Charter
99.4*	Insider Trading Policy
99.5*	Consent of Ai Sze Yin
99.6*	Consent of Law Yew Foo (Brian)
99.7*	Consent of Justin Kong Heen Zee
107*	Filing Fee Table

+ Denotes management compensatory agreement.

* Submitted herewith

** To be submitted by amendment

*** Previously submitted

(b)	Financial Statement Schedules – None.

ITEM 9. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (17 CFR § 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

7)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on December 8, 2025

LYC HEALTHCARE (CAYMAN) LTD

By:	/s/ Chan Ying Ho
Name:	Chan Ying Ho (Henry)
Title:	Principal Executive Officer/Chief Executive Officer and Executive Director

By:	/s/ Sui Diong Hoe
Name:	Sui Diong Hoe (David)
Title:	Executive Director

We, the undersigned directors and executive officers of LYC HEALTHCARE (CAYMAN) LTD and its subsidiaries hereby severally constitute and appoint Dr. Chan Ying Ho (Henry), singly (with full power to act alone), our true and lawful attorney-in-fact and agent with full power of substitution and resubstitution in him for him and in his name, place and stead, and in any and all capacities, to sign this Registration Statement on Form F-1 and any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and him, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: December 8, 2025	/s/ Chan Ying Ho
Chan Ying Ho (Henry),
Principal Executive Officer/Chief Executive Officer, Executive Director

Date: December 8, 2025	/s/ Lee Ai Vi
Lee Ai Vi
Principal Accounting Officer/Chief Financial Officer

Date: December 8, 2025	/s/ Sui Diong Hoe
Sui Diong Hoe (David),
Executive Director

II-3

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT IN THE UNITED STATES

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of America has signed this Registration Statement or amendment thereto in New York, United States on December 8, 2025.

SCHLUETER & ASSOCIATES,P.C.

By:	/s/ Henry F. Schlueter
Name:	Henry F. Schlueter
Title:	Managing Director

II-4